UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §14a-12

HUNTINGTON INGALLS INDUSTRIES, INC.

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Letter to Our Stockholders

March 21, 2022

Dear Fellow Stockholders:

On behalf of the Board of Directors and management team of Huntington Ingalls Industries, I would like to invite you to attend the 2022 Annual Meeting of Stockholders. We will hold our annual meeting virtually, exclusively by live webcast, on Tuesday, May 3, 2022, at 11:00 a.m., Eastern Daylight Time. You will be able to attend and participate in the annual meeting online, vote your shares electronically and submit your questions prior to and during the meeting.

The accompanying Notice of 2022 Annual Meeting and Proxy Statement describe the matters on which you, as a stockholder, may vote at the annual meeting, and include details of the business to be conducted at the meeting.

As a way to conserve natural resources and reduce annual meeting costs, we are electronically distributing proxy materials as permitted under rules of the Securities and Exchange Commission. Many of you will receive a Notice of Internet Availability of Proxy Materials containing instructions on how to access the proxy materials via the Internet. You can also request mailed paper copies if you prefer. You can expedite delivery and reduce our mailing expenses by confirming in advance your preference for electronic delivery of future proxy materials. For more information on how to take advantage of this cost-saving service, please see page 14 of the proxy statement.

If you plan to attend the annual meeting virtually via live webcast, you must follow the instructions contained in the Notice and on pages 11 (for record stockholders), 12 (for beneficial stockholders) and 105 of the proxy statement.

Your vote is very important. Whether or not you plan to attend the annual meeting, I encourage you to vote your shares in advance. Stockholders can submit their votes over the Internet at the web address included in the Notice of Internet Availability of Proxy Materials. If you received a proxy card, you can submit your votes over the Internet at the web address included in the proxy card, by telephone through the number included in the proxy card, or by signing and dating your proxy card and mailing it in the prepaid and addressed envelope.

Thank you for your support of Huntington Ingalls Industries.

Sincerely,

Admiral Kirkland H. Donald

U.S. Navy (Ret.)

Chairman of the Board

Notice of 2022 Annual Meeting of Stockholders

Huntington Ingalls Industries, Inc.

4101 Washington Avenue

Newport News, Virginia 23607

DATE AND TIME	Tuesday, May 3, 2022, at 11:00 a.m. Eastern Daylight Time

PLACE	Virtually at https://meetnow.global/MW6JXNH. There is no physical location for the annual meeting.

ITEMS OF BUSINESS	• Elect 13 directors

• Approve the company’s executive compensation on an advisory basis

• Ratify the appointment of Deloitte & Touche LLP as our independent auditors for 2022

• Approve the Huntington Ingalls Industries, Inc. 2022 Long-Term Incentive Stock Plan

• Consider a stockholder proposal to reduce the threshold at which stockholders can require a special meeting of stockholders, if properly presented at the annual meeting

• Transact any other business that properly comes before the annual meeting

RECORD DATE	Stockholders of record at the close of business on March 9, 2022, are entitled to vote at the annual meeting and at any adjournment or postponement thereof.

PROXY VOTING	It is important you vote your shares so they are counted at the annual meeting. You can vote your shares over the Internet at the web address included in the Notice of Internet Availability of Proxy Materials and included in the proxy card (if you received a proxy card), by telephone through the number included in the proxy card (if you received a proxy card), or by signing and dating your proxy card (if you received a proxy card) and mailing it in the prepaid and addressed envelope.

Charles R. Monroe, Jr.

Corporate Vice President,

Associate General Counsel and Secretary

March 21, 2022

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 3, 2022: The Notice of 2022 Annual Meeting and Proxy Statement, the 2021 Annual Report and the form of proxy card are available as of today’s date, March 21, 2022, at www.envisionreports.com/HII.

Virtual Meeting Format: The 2022 annual meeting will be conducted virtually by live webcast. You will be able to attend the annual meeting, as well as vote and submit questions during the meeting, by visiting https://meetnow.global/MW6JXNH and entering your control number. Please refer to the additional logistical details beginning on page 105 of the accompanying proxy statement for additional information on how to participate in the annual meeting.

The meeting will begin promptly at 11:00 a.m., Eastern Daylight Time. If you encounter difficulties accessing the virtual meeting, please call the technical support number at 1-888-724-2416.

A list of registered stockholders will be available during the annual meeting at the same website.

Proxy Statement—Table of Contents

i

2022 Proxy Statement Summary

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all the information you should consider, and you should read the entire proxy statement carefully before voting.

Annual Meeting Information

Date and Time:	May 3, 2022, at 11:00 a.m. Eastern Daylight Time

Place:	Virtually at https://meetnow.global/MW6JXNH There is no physical location for the annual meeting.

Record Date:	March 9, 2022

Voting:	Holders of our common stock are entitled to one vote per share

Admission:	To attend the meeting, you will need to follow the instructions included on pages 11, 12 and 105

Items to be Voted at the Annual Meeting

		Board Vote Recommendation	Page Reference (for more information)

1.	Elect 13 directors	FOR	93
2.	Approve the company’s executive compensation on an advisory basis	FOR	94
3.	Ratify the appointment of our independent auditors	FOR	95
4.	Approve the Huntington Ingalls Industries, Inc. 2022 Long-Term Incentive Stock Plan	FOR	96
5.	Consider a stockholder proposal to reduce the threshold at which stockholders can require a special meeting of stockholders, if properly presented at the annual meeting	AGAINST	102

2022 Notice and Proxy Statement	1

2022 Proxy Statement Summary

Corporate Governance Highlights

Huntington Ingalls Industries, Inc. (“HII,” the “company,” “we,” “us” or “our”) is committed to corporate governance best practices, which we believe promote the long-term interests of stockholders, strengthen accountability of the Board of Directors (the “Board”) and management and build public trust in the company. Highlights of our corporate governance practices include:

Board Structure and Governance	•	Diverse independent Board with mix of tenures
	•	All standing Board committees comprised of independent directors
	•	Regular executive sessions of independent directors, without management present, at Board and committee meetings
	•	Independent non-executive Chairman of the Board
	•	Robust annual Board and committee self-evaluation process
	•	Director term limits
	•	Mandatory director retirement age
	•	Limits on outside public company board service by directors to prevent overboarding
	•	Active stockholder outreach and engagement

Stockholder Rights	•	Annual election of all directors
	•	Director resignation policy if more votes are withheld than cast for any director
	•	Ability of eligible stockholders to include their own director nominees in our proxy materials (proxy access)
	•	Ability of stockholders to call a special meeting of stockholders
	•	No supermajority voting requirements
	•	Annual advisory vote on named executive officer compensation
	•	No stockholder rights plan (poison pill)

Stock Ownership	•	Robust stock ownership guidelines and holding requirements for non-employee directors and executive officers
	•	Clawback policy for all performance-based compensation
	•	Prohibition on directors and executive officers hedging or pledging our common stock

Stockholder Engagement

We believe stockholder outreach and engagement is a corporate governance best practice. Accordingly, we actively engage with our investors so management and the Board can better understand stockholder perspectives on matters that are important to stockholders and assess emerging issues that may shape our governance practices and enhance our corporate disclosures. We strive for a collaborative approach to stockholder engagement and value the variety of stockholder perspectives we receive. Management and, in some cases, members of the Board actively engage with our investors through telephonic meetings, in-person meetings and email to understand investor perspectives on our company, including our strategy, performance, corporate governance practices and executive compensation. During 2021 and early 2022, management contacted the corporate governance teams of our largest stockholders, collectively representing approximately 48% of our outstanding shares, and met with those stockholders that accepted our meeting invitations. We are committed to understanding the perspectives of our stockholders and responding as appropriate.

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2022 Proxy Statement Summary

The following sections of this proxy statement summary describe the matters on which our stockholders will vote at the 2022 annual meeting of stockholders.

ELECT 13 DIRECTOR NOMINEES

Director Nominees

The Board is asking you to elect, for one-year terms ending in 2023, the 13 nominees for director named below, each of whom is currently serving as a member of the Board.

The following table provides summary information about the nominees for director, including their names, ages and occupations, whether they are independent directors under the regulations of the Securities and Exchange Commission, the corporate governance listing standards of the New York Stock Exchange (“NYSE”) and the Board committees on which they currently serve. The directors will be elected by a plurality vote, but any director who receives a greater number of votes “withheld” from his or her election than votes “for” such election must tender to the Board his or her offer of resignation.

					Board Committees
Name	Age	Director Since	Principal Occupation	Independent Director	A	C	CS	F	GP

Philip M. Bilden	57	2017	Founder, Chairman and Managing Partner of Shield Capital, LLC	✓		✓	CH	✓

Augustus L. Collins	64	2016	Chief Executive Officer of MINACT Incorporated	✓	✓		✓

Kirkland H. Donald	68	2017	Chairman of the Board	✓			✓	✓

Victoria D. Harker	57	2012	Executive Officer and Chief Financial Officer of Tegna, Inc.	✓		CH		✓

Frank R. Jimenez	57	2022	Vice President and General Counsel, GE Healthcare	✓		✓			✓

Christopher D. Kastner	58	2022	President and Chief Executive Officer of Huntington Ingalls Industries, Inc.

Anastasia D. Kelly	72	2011	Executive Director of Client Relations and US Managing Partner Emeritus of DLA Piper	✓		✓			✓

Tracy B. McKibben	52	2018	Founder and Chief Executive Officer of MAC Energy Advisors LLC	✓				✓	✓

Stephanie L. O’Sullivan	62	2021	Independent Business Consultant	✓			✓	✓

C. Michael Petters	62	2011	Executive Vice Chairman of the Board

Thomas C. Schievelbein	68	2011	Retired Chairman and Chief Executive Officer of The Brink’s Company	✓	✓			CH

John K. Welch	72	2015	Retired President and Chief Executive Officer of Centrus Energy Corp.	✓	✓				CH

Stephen R. Wilson	75	2015	Independent Business Consultant and Retired Executive Vice President and Chief Financial Officer of RJR Nabisco, Inc.	✓	CH		✓

CH = Chairperson

A  = Audit Committee

C  = Compensation Committee

CS = Cybersecurity Committee

F =  Finance Committee

GP = Governance and Policy Committee

2022 Notice and Proxy Statement	3

2022 Proxy Statement Summary

Board Composition

Our Board continues to reflect a diverse and highly engaged group of directors with a wide range of skills, experiences and perspectives, which continue to evolve. Six of our 13 directors have joined the Board in the last five years. The following charts and graphs highlight the current composition of our Board:

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2022 Proxy Statement Summary

                         Director Experience and Skills

EXPERIENCE/SKILL	TOTAL OF 13
SENIOR LEADERSHIP EXPERIENCE Chief executive officer, president, chairman or executive management (*i.e.*, C-suite) position in a large company or organization (whether for profit, not for profit, public or private)	12
CORPORATE DEVELOPMENT AND STRATEGY Experience with developing and implementing corporate growth strategies	13
CORPORATE GOVERNANCE Experience with principles and processes relating to the governance of corporations and other large organizations	13
GLOBAL EXPERIENCE Broad exposure to companies or organizations that have a significant global presence	11
FINANCE, ACCOUNTING AND CAPITAL MARKETS Experience in accounting or financial reporting, financing transactions or capital markets	12
GOVERNMENT RELATIONS Experience providing products or services to the U.S. government and compliance with applicable laws and regulations	13
HUMAN RESOURCES Broad experience in workforce development, performance and compensation, or management of a large, unionized workforce	10
LEGAL AND REGULATORY Experience with legal and regulatory matters, and compliance with corporate compliance and ethics policies	12
MANUFACTURING OPERATIONS Experience with complex, heavy manufacturing, engineering or logistics	11
MERGERS AND ACQUISITIONS Experience with merger, acquisition and joint venture transactions from a strategic or execution prospective	11
MILITARY AND GOVERNMENT Experience in senior military positions or the government, including homeland security or intelligence	11
RISK MANAGEMENT Experience with risk management as an executive or risk oversight as a member of a board or board committee charged with this function	13
TECHNOLOGY Experience with technology, science and innovation	12
INDUSTRY EXPERIENCE Experience in shipbuilding, other defense contracting, government services, nuclear, construction, advanced technology or engineering	11

2022 Notice and Proxy Statement	5

2022 Proxy Statement Summary

The Board, through the Governance and Policy Committee, manages Board succession on a continuous basis. The committee’s process includes evaluation of Board strengths, including professional experience, skills, diversity, independence, tenure and age, relative to the skills, experience and diversity the Committee believes the Board needs to effectively oversee the company’s business and execution of its business strategy.

APPROVE EXECUTIVE COMPENSATION ON AN ADVISORY BASIS

The Board is asking you to approve, on an advisory basis, the compensation of our named executive officers for 2021.

Our stockholders have voted on our executive compensation, on an advisory basis, since 2012, and we have consistently received exceptionally strong stockholder support. The following table sets forth the voting results for our “say-on-pay” proposal for the last five years:

Annual Meeting	2021	2020	2019	2018	2017
Votes Cast “FOR” Say-On-Pay Proposal*	97%	98%	98%	99%	98%

* Excludes broker non-votes

Executive Compensation

We have designed our executive compensation program to attract, motivate and retain highly qualified executives, incentivize our executives to achieve business objectives, reward performance and align the interests of our executives with the interests of our stockholders and customers. The fundamental philosophy of our executive compensation program, set by the Compensation Committee of the Board, is pay-for-performance. We have included below our financial performance and stockholder returns in 2021.

2021 Financial Performance

In the face of a challenging operational environment on multiple fronts, we continued to achieve significant operating milestones and delivered a solid financial performance in 2021. We have included in the following table our 2021 financial highlights:

2021 Financial Highlights	($ in millions, except per share data)

Contract Awards	8,073
Revenues	9,524
Operating Income	513
Operating Margin	5.4%
Segment Operating Income*	683
Segment Operating Margin*	7.2%
Net Earnings	544
Diluted Earnings Per Share	13.50
Cash from Operations	760
Free Cash Flow*	449

*	Non-GAAP financial measures. See Annex A for definitions of these non-GAAP financial measures and reconciliations to comparable GAAP financial measures.

Our full year revenues of $9.5 billion in 2021 increased 1.7% over 2020. Operating income was $513 million and operating margin was 5.4%, compared to $799 million and 8.5%, respectively, in 2020. New contract awards in 2021 totaled $8.1 billion, resulting in a backlog of $48.5 billion at the end of the year.

6	Huntington Ingalls Industries, Inc.

2022 Proxy Statement Summary

2021 Stockholder Returns

HII’s total stockholder return in 2021 was 12.2%. We increased dividends approximately 9%, from $4.23 per share in 2020 to $4.60 per share in 2021, and repurchased 544,440 shares during 2021, returning $287 million to our stockholders in 2021.

The following graph and chart show total stockholder return for HII in 2021 compared to benchmark total stockholder returns and total cash returned to stockholders in 2021, respectively.

1-YEAR TOTAL STOCKHOLDER RETURN	RETURNED $287 MILLION TO STOCKHOLDERS IN 2021

Elements of Our Executive Compensation Program

Our compensation program for our Chief Executive Officer, each of the individuals who served as our Chief Financial Officer and our three other most highly compensated executive officers in 2021 (collectively, our “NEOs”) consisted primarily of the following direct compensation elements:

•	Base salary, to provide a minimum fixed level of compensation.

•

Annual incentive awards, generally paid in cash, under our Annual Incentive Plan (“AIP”), to motivate our executives to achieve pre-determined annual financial and operational targets that are aligned with our strategic goals.

•

Long-term equity-based incentive awards, paid under our Long-Term Incentive Plan (“LTIP”), to promote achievement of pre-determined three-year performance goals aligned with long-term stockholder interests.

Our executive compensation program is rounded out with certain perquisites and other executive benefits.

A significant portion of the potential compensation of our executives is at risk, and that risk increases with corresponding increases in an executive’s level of responsibility. We have designed our compensation program to balance performance-based compensation over the short- and long-term to incentivize decisions and actions that promote stockholder value and focus our executives on performance that benefits our stockholders and customers, while discouraging inappropriate risk-taking behaviors.

2022 Notice and Proxy Statement	7

2022 Proxy Statement Summary

2021 Total Direct Compensation Mix

The pay-for-performance philosophy of our executive compensation program is demonstrated by the compensation mix of our NEOs. Of the three primary elements of total direct compensation, our executive compensation is heavily weighted toward the variable, performance-based elements and toward the long-term and equity-based elements, as reflected in the following charts, which set forth the percentage of total compensation corresponding to each compensation element received by our CEO and by our other NEOs collectively in 2021.

CEO Compensation Mix[1]	Other NEOs Compensation Mix[2]

(1)

Our CEO elected to receive a base salary of $1; his fixed (cash) compensation therefore represented 0% of his total direct compensation. Total direct compensation does not include perquisites and other benefits.

(2)	Reflects average allocation for the NEOs other than the CEO. Total direct compensation does not include perquisites and other benefits.

Compensation Best Practices

We believe our compensation practices are aligned with and reinforce our pay-for-performance philosophy and our related executive compensation principles.

What We Do

✓	Consideration of annual stockholder “say-on-pay” advisory vote on executive compensation.
✓	Pay for performance compensation program heavily weighted toward variable, performance-based elements and toward long-term and equity-based elements.
✓	Annual assessment of potential risk posed by our compensation programs.
✓	Executive compensation “clawback” policy.
✓	Targeted external compensation benchmarking.
✓	Independent compensation consultant engaged by Compensation Committee.
✓	Executive stock ownership guidelines based upon multiple of executive’s base salary.
✓	Executive stock holding requirements, which require executives to hold one-half of their equity awards for three additional years after they vest.

What We Don’t Do

✗	No employment agreements for executives.
✗	No change-in-control agreements for executives or related executive tax gross-up benefits.
✗	Prohibitions against speculative transactions in our securities, pledging our securities as collateral and hedging transactions involving our securities.
✗	No dividends or dividend equivalents paid on restricted performance stock rights during performance period.

8	Huntington Ingalls Industries, Inc.

2022 Proxy Statement Summary

RATIFY THE APPOINTMENT OF INDEPENDENT AUDITORS

The Board is asking you to ratify the selection of Deloitte & Touche LLP as our independent auditors for 2022. The following table contains summary information with respect to fees billed to us in 2021 by Deloitte & Touche for professional services.

($ in thousands)	2021
Fees Billed:
Audit Fees	8,016
Audit-Related Fees	470
Tax Fees	203
All Other Fees	2
Total	8,691

APPROVE THE HUNTINGTON INGALLS INDUSTRIES, INC. 2022 LONG-TERM INCENTIVE STOCK PLAN

You are being asked to consider a proposal to approve the Huntington Ingalls Industries, Inc. 2022 Long-Term Incentive Stock Plan, in accordance with NYSE corporate governance listing standards. The Board is recommending a vote for this proposal.

CONSIDER A STOCKHOLDER PROPOSAL TO REDUCE THE THRESHOLD AT WHICH STOCKHOLDERS CAN REQUIRE A SPECIAL MEETING OF STOCKHOLDERS, IF PROPERLY PRESENTED AT THE ANNUAL MEETING.

You are being asked to consider a proposal requesting that the Board take the steps necessary to amend HII’s appropriate governing documents to reduce the threshold at which stockholders can require a special meeting of stockholders, from holders of at least 20% of the voting power of our capital stock to holders of at least 10% of the voting power of our capital stock. The Board is recommending a vote against this proposal.

2022 Notice and Proxy Statement	9

General Information About the Annual Meeting and Voting

The Board is providing you with these proxy materials in connection with its solicitation of proxies to be voted at our 2022 Annual Meeting of Stockholders and at any postponement or adjournment of the annual meeting. In this proxy statement, Huntington Ingalls Industries, Inc. may also be referred to as “we,” “our,” “us,” “HII” or “the company.”

You will be able to attend the annual meeting, as well as vote and submit questions during the meeting, by following the instructions set forth under the headings “Record Date and Voting,” on pages 11 and 12, and “Attending the Annual Meeting,” beginning on page 105, of this proxy statement.

The virtual annual meeting is supported across browsers (MS Edge, Firefox, Chrome and Safari) and devices (desktops, laptops, tablets and cell phones) running the most up-to-date version of applicable software and plugins. Please note that Internet Explorer is not a supported browser. Participants should ensure that they have a strong internet connection wherever they intend to participate in the meeting. The meeting will begin promptly at 11:00 a.m., Eastern Daylight Time. If you encounter difficulties accessing the virtual meeting, please call the technical support number at 1-888-724-2416.

ITEMS OF BUSINESS TO BE CONSIDERED AT THE ANNUAL MEETING

The Board is asking you to vote on the following items at the annual meeting:

•	elect 13 directors;

•	approve the company’s executive compensation on an advisory basis;

•	ratify the appointment of our independent auditors;

•	approve the Huntington Ingalls Industries, Inc. 2022 Long-Term Incentive Stock Plan; and

•	consider a stockholder proposal to reduce the threshold at which stockholders can require a special meeting of stockholders, if properly presented at the annual meeting.

APPOINTMENT OF PROXY HOLDERS

The Board asks you to appoint Chad N. Boudreaux and Charles R. Monroe, Jr. as your proxy holders to vote your shares at the annual meeting. You make this appointment by submitting your proxy using one of the voting methods described below.

If appointed by you, the proxy holders will vote your shares as you direct on the matters described in this proxy statement. If you received a proxy card and you complete and return the proxy card but do not provide voting directions, they will vote your shares as recommended by the Board on all of the matters described in this proxy statement that are presented at the annual meeting.

The Board is not aware of any business that may properly be presented at the annual meeting other than those matters described in this proxy statement. If any other matters are properly presented at the annual meeting, your proxy gives discretionary authority to the proxy holders to vote the shares in their best judgment.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS

Pursuant to rules adopted by the Securities and Exchange Commission (“SEC”), we are permitted to furnish our proxy materials to our stockholders over the Internet by delivering a Notice of Internet Availability of Proxy Materials. The Notice of Internet Availability of Proxy Materials instructs you on how to access and review the proxy statement and 2021 Annual Report over the Internet. The Notice of Internet Availability of Proxy Materials also instructs you on how you may submit your proxy over the

10	Huntington Ingalls Industries, Inc.

General Information About the Annual Meeting and Voting

Internet. We believe this e-proxy process expedites receipt of proxy materials by stockholders, while also lowering our costs and reducing the environmental impact of our annual meeting. We have used this e-proxy process to furnish proxy materials to certain of our stockholders over the Internet.

If you received a Notice of Internet Availability of Proxy Materials in the mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting these materials provided in the Notice of Internet Availability of Proxy Materials.

RECORD DATE AND VOTING

Stockholders owning our common stock at the close of business on March 9, 2022, the record date, or their legal proxy holders, are entitled to vote at the annual meeting. The Board strongly encourages you to vote. Your vote is important. Voting early helps ensure we receive a quorum of shares necessary to hold the annual meeting. When stockholders do not vote, the stockholders who do vote influence the outcome of the matters on which they vote in greater proportion than their percentage ownership of HII shares.

We have two types of stockholders: stockholders of record and “street name” stockholders. Stockholders of record are stockholders who own their shares in their own names on the company’s books. Street name stockholders are stockholders who own their shares through a bank, broker or other holder of record.

Voting by Stockholders of Record. If you are a stockholder of record, you have four voting options. You may vote:

•	over the Internet at www.envisionreports.com/HII, the web address included in the Notice of Internet Availability of Proxy Materials and in the proxy card (if you received a proxy card);

•	by telephone through the number included in the proxy card (if you received a proxy card);

•	by signing and dating your proxy card (if you received a proxy card) and mailing it in the prepaid and addressed envelope; or

•	by virtually attending the annual meeting and voting (there is no physical location for the annual meeting).

If you have Internet access, we encourage you to vote over the Internet. It is convenient, and it saves us significant postage and processing costs. In addition, when you vote by proxy over the Internet or by telephone prior to the meeting date, your proxy vote is recorded immediately, and there is no risk that postal delays will cause your proxy vote to arrive late and therefore not be counted.

Internet and telephone voting facilities for stockholders of record are available 24 hours a day. The Internet and telephone voting procedures verify you are a stockholder of record by use of a control number and enable you to confirm your voting instructions have been properly recorded. If you vote by Internet or telephone, you do not need to return your proxy card (if you received a proxy card).

You will also be able to attend, participate and vote your shares electronically at the annual meeting online by visiting: https://meetnow.global/MW6JXNH. If you are a stockholder of record (i.e., you hold your shares through our transfer agent, Computershare), you do not need to register to participate in the annual meeting virtually on the Internet. Please follow the instructions on the notice or proxy card that you received.

Whether or not you plan to attend the virtual annual meeting, we urge you to have your proxy vote recorded in advance of the meeting. If you attend the annual meeting and vote at the annual meeting, any prior proxy votes you submitted, whether by Internet, telephone or mail, will be superseded by the vote you cast at the annual meeting. In any event, the method by which you vote your proxy will not limit your right to vote at the annual meeting if you decide to virtually attend.

2022 Notice and Proxy Statement	11

General Information About the Annual Meeting and Voting

Revoking Your Proxy for Stockholders of Record. If you are a stockholder of record and you vote by proxy using any method, you may revoke your proxy later and change your vote at any time before the polls close at the annual meeting. You may do this by:

•

sending a written statement to that effect to Huntington Ingalls Industries, Inc., Attn: Corporate Secretary, 4101 Washington Avenue, Newport News, Virginia 23607, provided we receive your written statement before the annual meeting date; or

•	voting again over the Internet or by telephone; or

•	signing and returning another proxy card with a later date, provided we receive the later proxy card before the annual meeting date; or

•	virtually attending the annual meeting and voting.

Only the most recent proxy vote will be counted, and all others will be discarded regardless of the method of voting.

Voting by Street Name Stockholders. If your shares are held in “street name” through a broker, bank or other nominee, please refer to the instructions they provide regarding how to vote your shares or to revoke your voting instructions. The availability of telephone and Internet voting depends upon the voting processes of the broker, bank or other nominee.

If you are a street name stockholder, you must register with Computershare no later than 5:00 p.m., Eastern Daylight Time, on April 28, 2022, to participate in the annual meeting. To do so you must submit proof of your proxy power (legal proxy) reflecting your HII share holdings, along with your name and email address, to Computershare. Requests for registration must be labeled as “Legal Proxy.” You will receive a confirmation of your registration by email after we receive your registration materials. Requests for registration should be directed to us as follows:

By email: Forward the email from your broker, or attach an image of your legal proxy, to legalproxy@computershare.com

By mail:

Computershare

Huntington Ingalls Industries, Inc. Legal Proxy

P.O. Box 43001

Providence, RI 02940-3001

Whether or not you plan to attend the virtual annual meeting, we urge you to have your proxy vote recorded in advance of the meeting. If you attend the annual meeting and vote at the annual meeting, any prior proxy votes you submitted, whether by Internet, telephone or mail, will be superseded by the vote you cast at the annual meeting. In any event, the method by which you vote your proxy will not limit your right to vote at the annual meeting if you decide to virtually attend.

Confidential Voting. We treat your vote as confidential to protect the privacy of our stockholder votes. Proxies and voting instructions provided to banks, brokers and other holders of record are kept confidential. Only the proxy solicitor, the proxy tabulator and the inspector of elections have access to the proxies and voting instructions.

QUORUM, VOTE REQUIRED AND METHOD OF COUNTING

At the close of business on the record date, 40,067,000 shares of our common stock were outstanding and entitled to vote at the annual meeting. Each outstanding share is entitled to one vote.

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General Information About the Annual Meeting and Voting

A quorum must be present to transact business at the annual meeting. A quorum will be present if a majority of the outstanding shares entitled to vote as of the record date are present, in person or by proxy. If you indicate an abstention as your voting preference on all matters, your shares will be counted toward a quorum but will not be voted on any matter. If you are a street name stockholder and do not vote your shares, your bank, broker or other holder of record may vote your shares on the proposal to ratify the appointment of our independent auditors, which is known as a routine matter. Votes by a bank, broker or other holder of record on any routine matter will count for purposes of determining a quorum. In the absence of a quorum, the chairperson of the meeting may adjourn the meeting, and, at any reconvened meeting following such an adjournment at which a quorum is present, any business that might have been transacted at the original meeting may be transacted.

If you are a street name stockholder and do not vote your shares, your bank, broker or other holder of record can vote your shares in its discretion only on Item 3 described in this proxy statement. If you do not give your bank, broker or other holder of record instructions on how to vote your shares on Items 1, 2, 4 and 5 described in this proxy statement, your shares will not be voted on those matters. Such “broker non-votes” will have no impact on the results of the vote on Items 1, 2, 4 and 5.

If you hold shares through an HII employee benefit plan, you cannot vote your shares directly. Instead, you can provide voting instructions to the plan trustee, who will vote the shares on your behalf. HII employee benefit plans that hold HII shares provide for pass-through voting to plan participants and designate that plan participants are “named fiduciaries” under the Employee Retirement Income Security Act of 1974 (“ERISA”) for purposes of voting their shares and shares for which plan participants do not provide voting directions. If you are a plan participant and do not vote your shares, your trustee will vote your shares in accordance with the terms of the relevant plan. As such, your trustee may vote your shares in the same proportion as shares held by the plan for which voting instructions have been received from other participants, which are “named fiduciaries,” unless contrary to ERISA.

The required vote and method of calculation for the matters to be presented at the annual meeting are as follows:

Item 1—Proposal to Elect Directors

Directors will be elected by a plurality of the shares present in person or by proxy at the annual meeting or any adjournment thereof and entitled to vote on the election of directors. Plurality voting means the 13 director nominees receiving the most votes will be elected to the Board. If you do not want your shares to be voted with respect to a particular director nominee, you may “withhold” your vote with respect to that nominee. If a director nominee receives a greater number of votes “withheld” for his or her election than votes cast “for” his or her election, such nominee will be required under the majority vote director resignation policy included in our Corporate Governance Guidelines to submit an offer of resignation to the Board for its consideration. If you are a street name stockholder and do not vote your shares, your bank, broker or other holder of record cannot vote your shares on this item, and broker non-votes will have no effect on the outcome of the vote.

Item 2—Proposal to Approve Executive Compensation on an Advisory Basis

The executive compensation of our NEOs will be approved as an advisory recommendation to the Board if the number of shares voted in favor exceeds the number of shares voted against. Abstentions will have no effect on the results of the vote. If you are a street name stockholder and do not vote your shares, your bank, broker or other holder of record cannot vote your shares on this item, and broker non-votes will have no effect on the outcome of the vote. Although the vote on this item is non-binding, the Compensation Committee will review the results of the vote and consider it in making future decisions concerning executive compensation.

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General Information About the Annual Meeting and Voting

Item 3—Proposal to Ratify Appointment of Our Independent Auditors

Ratification of appointment of our independent auditors will be approved if the number of shares voted in favor exceeds the number of shares voted against. Abstentions will have no effect on the results of the vote. If you are a street name stockholder and do not vote your shares, your bank, broker or other holder of record can vote your shares at its discretion on this item.

Item 4—Proposal to Approve the Huntington Ingalls Industries, Inc. 2022 Long-Term Incentive Stock Plan

The proposal to approve the Huntington Ingalls Industries, Inc. 2022 Long-Term Incentive Stock Plan will be approved if the number of shares voted in favor exceeds the number of shares voted against. Abstentions will have no effect on the results of the vote. If you are a street name stockholder and do not vote your shares, your bank, broker or other holder of record cannot vote your shares on this item, and broker non-votes will have no effect on the outcome of the vote.

Item 5—Stockholder Proposal to Reduce the Threshold At Which Stockholders Can Require a Special Meeting of Stockholders

The stockholder proposal to reduce the threshold at which stockholders can require a special meeting of stockholders be called will be approved if the number of shares voted in favor exceeds the number of shares voted against the proposal. Abstentions will have no effect on the results of the vote. If you are a street name stockholder and do not vote your shares, your bank, broker or other holder of record cannot vote your shares on this item, and broker non-votes will have no effect on the outcome of the vote.

IMPORTANT REMINDER OF EFFECT OF NOT CASTING YOUR VOTE IF YOU ARE A STREET NAME STOCKHOLDER

If you are a street name stockholder, it is critical you vote your shares if you want your vote to count on Items 1, 2, 4 and 5. Your bank, broker or other holder of record is not permitted to vote your shares on Items 1, 2, 4 or 5, unless you instruct them how you wish to vote. Such “broker non-votes” will have no impact on the results of the vote on Items 1, 2, 4 and 5.

SOLICITING AND TABULATING VOTES

The Board has made these materials available to you in connection with its solicitation of proxies for use at our annual meeting. We will bear the costs of soliciting and tabulating your votes. In addition to solicitation by mail, our directors, officers and employees may solicit proxies personally, by telephone, by email or otherwise. These directors, officers and employees will not receive additional compensation for the solicitation, but may be reimbursed for out-of-pocket expenses incurred in connection with the solicitation. In addition, we have retained MacKenzie Partners, Inc. to assist in the solicitation of proxies for the 2022 annual meeting for a fee of $15,000, plus associated costs and expenses.

Copies of solicitation materials will be furnished to brokerage firms, fiduciaries and other custodians who hold shares of our common stock of record for beneficial owners for forwarding to such beneficial owners. We may also reimburse banks, brokers and other holders of record for reasonable, out-of-pocket expenses for forwarding these proxy materials to you, according to certain regulatory fee schedules. See “Electronic Access to Proxy Statement and Annual Report” below for information on how you can help reduce printing and mailing costs.

ELECTRONIC ACCESS TO PROXY STATEMENT AND ANNUAL REPORT

You can elect in advance to receive future proxy materials by email. If you choose to receive future proxy materials by email, you will receive an email with instructions containing a link to the website where those materials are available, as well as a link to the proxy voting website.

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General Information About the Annual Meeting and Voting

If you are a stockholder of record, you may enroll in the electronic delivery service by going directly to www.envisionreports.com/HII. You may revoke your electronic delivery election at this site at any time and request a paper copy of the proxy statement and annual report.

If you are a street name stockholder, you may also be able to receive copies of the proxy statement and annual report electronically. Please check the information provided in the proxy materials you received from your bank, broker or other holder of record concerning the availability of this service.

HOUSEHOLDING INFORMATION

We have adopted a procedure called “householding.” Under this procedure, stockholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of the Notice of Internet Availability of Proxy Materials or the printed proxy materials, unless we have received contrary instructions from one or both such stockholders. This procedure reduces our printing costs and postage fees and is environmentally friendly.

If you and another stockholder of record with whom you share an address are receiving multiple copies of the Notice of Internet Availability of Proxy Materials or the printed proxy materials, you can request to receive a single copy of the printed proxy materials in the future by calling our transfer agent, Computershare, at 1-888-665-9610, or writing to us at Investor Relations, 4101 Washington Avenue, Newport News, VA 23607. If you and another stockholder of record with whom you share an address wish to receive a separate Notice of Internet Availability of Proxy Materials or separate printed proxy materials, we will promptly deliver them to you if you request them by contacting Computershare by phone or Investor Relations in writing in the same manner described above.

Stockholders who participate in householding and who receive printed proxy materials will continue to receive separate proxy cards. If you are a street name stockholder, you can request householding by contacting your bank, broker or other holder of record through which you hold your shares.

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OVERVIEW OF CORPORATE GOVERNANCE

Corporate governance addresses the relationships among the Board, company management and the company’s stockholders, with the objectives of promoting the company’s long-term success, improving corporate performance, strengthening Board and management accountability and promoting the long-term interests of our stockholders. The Board and senior management are committed to corporate governance best practices. We believe governance best practices are important not only to our stockholders, but to our customers, employees, suppliers and other stakeholders as well.

The following sections provide an overview of our corporate governance model and practices. Among other topics, we describe the responsibilities of the Board, how directors are selected and certain important aspects of Board operations.

RESPONSIBILITIES OF THE BOARD OF DIRECTORS

We believe the foundation of sound corporate governance is a board of directors whose independence, skills, experience and judgment enable the board to effectively oversee management of the company and to provide constructive advice and counsel to management. In addition to its general oversight of management, the Board and its committees perform a number of important functions for the company and its stockholders, including:

•	evaluating, approving and overseeing the company’s strategic plan developed by management;

•	reviewing and approving operating, financial and other corporate plans;

•	understanding and assessing the significant enterprise risks to which the company is subject and overseeing management of those enterprise risks;

•	selecting our chief executive officer and evaluating the performance of the chief executive officer and other executive officers;

•	overseeing succession plans for our CEO and other senior executives;

•	monitoring and evaluating the performance of the company and management;

•	evaluating and approving significant corporate transactions and commitments not entered into in the ordinary course;

•

overseeing processes that protect the integrity of the company, including the integrity of the company’s financial statements and compliance with legal requirements and the company’s ethics and business conduct standards;

•	providing advice and counsel to management; and

•	evaluating the effectiveness of the Board and its committees.

The Board’s oversight role is also effected through the Board’s five standing committees—the Audit Committee, the Compensation Committee, the Cybersecurity Committee, the Governance and Policy Committee and the Finance Committee. Each of these committees operates under a separate written charter to promote clarity in their responsibilities and to ensure the committees function in coordination with each other and with the full Board. Our committees are discussed in greater detail beginning on page 22 of this proxy statement.

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CRITERIA FOR BOARD MEMBERSHIP

The Board believes all director candidates must possess certain fundamental qualifications and that specialized skills and experience should be contributed to the Board by individual directors. The Board and the Governance and Policy Committee consider the qualifications of directors and director candidates individually and in the broader context of the Board’s collective skills and experience measured against the current and future needs of the Board.

Qualifications for All Directors. The Board believes all its members must possess the following fundamental qualifications:

•	high personal and professional integrity and ethical standards;

•	significant educational, business, military or professional achievements in leading organizations;

•	ability to represent the best interests of all stockholders; and

•	demonstrated leadership ability and sound judgment.

Prospective directors must also be willing to submit to a background check necessary for a security clearance.

Selection of Individual Candidates. In addition to the qualifications applicable to all director candidates, the Board and the Governance and Policy Committee consider, among other matters, a candidate’s experience and skills in such areas as:

•	senior leadership

•	corporate development and strategy

•	corporate governance

•	global operations

•	finance, accounting and capital markets

•	government relations

•	human resources

•	legal and regulatory matters

•	manufacturing operations

•	mergers and acquisitions

•	military and government

•	risk management

•	technology

•	the industries in which the company competes

The Board also considers whether a candidate can commit sufficient time and attention to Board activities, as well as any potential conflicts with the company’s interests. Our objective is for the collective skills, experiences and perspectives of Board members to create an outstanding, dynamic

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and effective Board and strengthen the Board’s ability to oversee the company’s business, enhance its performance and represent the long-term interests of stockholders. All of our non-employee directors are expected to serve on Board committees, supporting the Board’s mission by providing expertise to those committees, and the needs of those committees are considered when evaluating director candidates. The Board and the Governance and Policy Committee also consider diversity factors when selecting director nominees, seeking representation of a range of experiences, backgrounds and perspectives.

Service on Other Boards. In accordance with our Corporate Governance Guidelines, the Board considers the number of boards of other public companies and audit committees of those boards on which a director candidate serves. Under our Corporate Governance Guidelines, directors should not serve on more than four boards of publicly traded companies, including our Board, and our directors who also serve as chief executive officers or in equivalent positions of other companies should not serve on more than one other board of a publicly traded company, in each case without the approval of the Chairman of the Board. A director who is a full-time employee of our company may not serve on the board of directors of more than two other publicly traded companies, unless approved by the Board. No member of our Audit Committee may serve on the audit committees of more than three publicly traded companies (including our company) without the approval of the Board, which must determine annually that such simultaneous service would not impair the ability of the member to effectively serve on our Audit Committee.

Retirement Policy. Under the retirement policy of our Corporate Governance Guidelines, a director will not be re-nominated at the annual meeting following the earlier of his or her 76th birthday or 15 years of service on the Board. Upon the recommendation of the Governance and Policy Committee, the Board may waive either of these requirements as to any director, if the Board deems a waiver to be in the best interests of the company. In addition to our retirement policy, when a director’s principal occupation or business association changes substantially during his or her tenure as a director, the Board expects the affected director to tender his or her resignation for consideration by the Governance and Policy Committee and the Board, as provided in our Corporate Governance Guidelines.

Conclusion. Satisfaction of the foregoing criteria for Board membership is implemented and monitored through a continuous director succession process administered by the Governance and Policy Committee and the Board, as well as through the Board’s self-evaluation process. The Board and the Governance and Policy Committee believe that, individually and collectively, the company’s current directors possess the necessary qualifications, skills and experience to provide effective oversight of the company’s business and contribute constructive advice and counsel to the company’s management.

DIRECTOR NOMINATION PROCESS

The Governance and Policy Committee is responsible under its charter for recommending director nominees to the full Board for election by our stockholders and for identifying and recommending candidates to fill any vacancies that occur on the Board. The Governance and Policy Committee may use a variety of sources to identify candidates, including recommendations from independent directors or members of management, search firms, communications with other persons who may know of suitable candidates to serve on the Board and stockholder recommendations.

Evaluations of director candidates who would be new to the Board (other than nominees recommended by our stockholders, as described below) include evaluations of the candidate’s background and qualifications by the Governance and Policy Committee, interviews with the Chairman of the Board, members of the Governance and Policy Committee and one or more other members of the Board, and deliberations of the Governance and Policy Committee and the full Board. The

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Governance and Policy Committee then recommends the candidate(s) to the full Board, with the full Board selecting the candidate(s) to be nominated for election by our stockholders or to be elected by the Board to fill a vacancy.

In connection with its recommendations of director nominees to the Board for election at each annual meeting, the Governance and Policy Committee considers the size of the Board and the criteria set forth above to recommend nominees who, individually and as a group and collectively with directors who are already serving on the Board, the committee believes comprise the skills, experience and qualifications the Board needs to achieve its mission. Accordingly, the Governance and Policy Committee annually reviews the composition of the Board as a whole and makes recommendations, if necessary, to achieve the optimal mix of experience, expertise, skills, specialized knowledge, diversity and other factors.

Stockholders who wish to recommend director candidates for consideration by the Governance and Policy Committee must submit the name and relevant information about the candidate in writing to the Corporate Secretary. All director candidates recommended by stockholders are required to meet the criteria for directors described above, and candidates who meet such criteria will be evaluated by the Governance and Policy Committee. In accordance with our Corporate Governance Guidelines, the Governance and Policy Committee will evaluate director candidates recommended by stockholders in the same manner as candidates identified through other means.

Stockholders who wish to nominate a person for election as a director at an annual meeting must follow the procedures set forth in our bylaws, as described beginning on page 30 of this proxy statement. Additionally, our bylaws include a proxy access right, which enables a stockholder or a group of up to 20 stockholders owning continuously for at least three years an amount of shares that constitutes 3% or more of our outstanding common stock as of the date of nomination to nominate and include in our proxy materials director candidates constituting up to the greater of 25% of the number of directors then in office or two directors, subject to the requirements specified in our bylaws. Stockholders who wish to nominate director candidates for inclusion in our proxy materials under our proxy access bylaw provisions must satisfy the requirements in our bylaws, as described under the heading “Communications and Company Documents—Future Stockholder Proposals and Nominations of Directors” of this proxy statement. The Board expects to evaluate any director candidates nominated through the proxy access process in a manner similar to that applied to other director candidates.

MAJORITY VOTE DIRECTOR RESIGNATION POLICY

Our Corporate Governance Guidelines include a majority vote director resignation policy. Under such policy, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” such election (a “Majority Withhold Vote”) in an uncontested election of directors must tender to the Board his or her offer of resignation within five days following certification of the stockholder vote. The Governance and Policy Committee will promptly consider the resignation offer and make a recommendation to the Board to accept or reject the tendered offer of resignation. The Board will act on the Governance and Policy Committee’s recommendation within 90 days following certification of the stockholder vote. The Board will then promptly disclose its decision to accept or reject the director’s resignation offer, including its rationale, in a report furnished to or filed with the SEC.

The Governance and Policy Committee in making its recommendation, and the Board in making its decision, will consider the best interests of the company and our stockholders and may consider any other factors or other information that it considers appropriate and relevant, including but not limited to:

•	the stated reasons, if any, why stockholders withheld their votes;

•	possible alternatives for curing the underlying cause of the withheld votes;

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•	the director’s tenure;

•	the director’s qualifications;

•	the director’s past and expected future contributions to the company; and

•

the overall composition of the Board and its committees, including whether, if the offer of resignation is accepted, the company will no longer be in compliance with any applicable law, rule, regulation or governing document.

Any director who tenders his or her offer of resignation under our majority vote director resignation policy will not participate in the Governance and Policy Committee deliberation or recommendation or Board deliberation or action to accept or reject the resignation offer. If a majority of the Governance and Policy Committee received a Majority Withhold Vote at the same election, then the independent directors (other than those who received a Majority Withhold Vote in that election) will instead appoint a committee among themselves to consider the resignation offers and recommend to the Board whether to accept them. If, however, the independent directors who did not receive a Majority Withhold Vote constitute two or fewer directors, all independent directors may participate in the action to accept or reject the resignation offers, except that each director who has tendered his or her offer of resignation will recuse himself or herself from the deliberations and voting with respect to his or her individual offer to resign.

If a director’s resignation offer is not accepted by the Board, that director will continue to serve for the term for which he or she was elected and until his or her successor is duly elected, or his or her earlier death, disability, resignation or removal. If a director’s resignation offer is accepted by the Board, then the Board, in its sole discretion in accordance with our bylaws, may fill any resulting vacancy or may decrease the size of the Board.

STOCKHOLDERS RIGHT TO NOMINATE PROXY ACCESS NOMINEES

Our bylaws provide our stockholders proxy access rights. Under Section 2.15 of our bylaws, we are required to include in our proxy materials for an annual meeting any stockholder nominee who is nominated by an “Eligible Stockholder.” An “Eligible Stockholder” is any stockholder or group of up to 20 stockholders that has beneficially owned continuously for at least three years an amount of shares that constitutes 3% or more of our outstanding common stock as of the date of nomination. Eligible Stockholders must provide proof of ownership of the requisite amount of stock for the three-year time period and represent that the shares were acquired in the ordinary course of business and not to change or influence control of the company. Eligible Stockholders must also provide certain other written representations, warranties and agreements to the company, including an agreement to assume liability from any legal or regulatory violation arising out of the Eligible Stockholder’s communication with our stockholders and to comply with all applicable laws and regulations, as described in more detail in Section 2.15 of the bylaws.

The maximum number of directors who can be nominated by Eligible Stockholders, referred to as “Stockholder Nominees,” at any annual meeting is the greater of 25% of the number of directors then in office or two directors. Section 2.15 of our bylaws includes procedures to prioritize nominations if the number of Stockholder Nominees exceeds the maximum number of Stockholder Nominees we are required to include in our proxy materials for any annual meeting. Stockholder Nominees must provide written notice to the company, which must include specific information, including information similar to the information required from stockholders to propose business and director nominations through the advance notice provisions included in Section 2.08 of our bylaws. As described in Section 2.15 of our bylaws, this notice must include an express consent to be named as a director nominee in our proxy materials and to serve as a director if elected, as well as required disclosures and information about, and representations, undertakings and consents by, the Stockholder Nominee to enable the Board to

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determine whether the Stockholder Nominee meets the independence and other general requirements for directors set forth in our bylaws and our Corporate Governance Guidelines.

Stockholders who would like to nominate candidates using proxy access should refer to Section 2.15 of our bylaws, which sets forth all the requirements for proxy access nominations. The Board may exclude any Stockholder Nominee from our proxy materials if the Stockholder Nominee or Eligible Stockholder(s) fail to meet the requirements or provide the undertakings set forth in our bylaws or Corporate Governance Guidelines and for other reasons set forth in our bylaws. See “Communications and Company Documents—Future Stockholder Proposals and Nominations of Directors.”

DIRECTOR INDEPENDENCE

The Board makes determinations regarding the independence of our directors on an annual basis, based upon the Governance and Policy Committee’s evaluation of director independence and related recommendations to the Board. Under our Corporate Governance Guidelines, to be considered independent: (i) a director must be independent as determined in accordance with the NYSE Listed Company Manual and (ii) in the Board’s judgment, the director must not have a material relationship with the company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the company).

The Board has considered relevant relationships between the company and each non-employee director to determine compliance with the independence requirements included in our Corporate Governance Guidelines. Based upon its review, the Board has determined that Mr. Bilden, General Collins, Admiral Donald, Ms. Harker, Mr. Jimenez, Ms. Kelly, Ms. McKibben, Ms. O’Sullivan, Mr. Schievelbein, Mr. Welch and Mr. Wilson, who comprise the Board’s non-employee directors, are independent. The Board has also determined that each current member of the Audit Committee satisfies the additional SEC independence requirements applicable to audit committee members, and that each current member of the Compensation Committee satisfies the enhanced independence requirements of the NYSE listing standards.

BOARD LEADERSHIP STRUCTURE

The Board believes one of its primary responsibilities is to evaluate and determine from time to time the optimal Board leadership structure to provide effective oversight of the company. Our bylaws establish the position of Chairman of the Board and direct that the Board will designate the Chairman. Our Corporate Governance Guidelines provide further that the Board believes it is in the best interests of the company and its stockholders for the Board to have the flexibility to determine the best director to serve as Chairman. The independent directors address the Chairman role on at least an annual basis, comparing the advantages and disadvantages of a combined chairman and chief executive officer role and separate chairman and chief executive officer roles in the context of our operating and governance environment over time.

Non-Executive Chairman. The Board has considered Board leadership and determined an independent, non-executive chairman is the optimal model for the company at this time. A non-executive chairman provides the Board with independent leadership and allows the chief executive officer to focus on the company’s business operations. The Board elected Admiral Donald as our non-executive Chairman of the Board in April 2020, to succeed Admiral Thomas B. Fargo, who served as our Chairman from the time the company began operating as an independent stand-alone company in 2011 until his retirement from the Board in 2020.

Our non-executive Chairman has the following responsibilities under our Corporate Governance Guidelines:

•	chair all Board and stockholder meetings, including executive sessions of the independent directors;

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•	serve as a liaison between the chief executive officer and the independent directors;

•

ensure the quality, quantity and timeliness of the flow of information from management to the Board; although management is responsible for the preparation of materials for the Board, the non-executive Chairman may specifically request the inclusion of certain materials;

•

prepare the agendas of the Board meetings and assist the chairperson of each standing committee with preparation of agendas for the respective committee meetings, taking into account the requests of other Board and committee members;

•	set an appropriate schedule for Board meetings to assure there is sufficient time for discussion of all agenda items;

•	along with the chairman of the Governance and Policy Committee, interview all Board candidates and make recommendations to the Governance and Policy Committee and the Board;

•	have the authority to call meetings of the Board and meetings of the independent directors; and

•	if requested by the chief executive officer, be available for consultation and direct communication with stockholders.

Conclusion. All of our directors play an active role overseeing the company at both the Board and committee levels. The Board is currently comprised of 11 independent directors and two non-independent directors, one who serves as our Chief Executive Officer and the other who serves as Executive Vice Chairman of the Board after stepping down as our Chief Executive Officer. Our independent directors are skilled and experienced leaders in business, industry, the military and government. Our independent directors are effective in collaborating with management and thoroughly evaluating proposals made by management, and an independent Board leader facilitates this relationship. We therefore believe a non-executive Chairman of the Board, along with 10 other strong independent directors, is an appropriate and effective model at this time to oversee management of the company and to provide advice and counsel to the Chief Executive Officer and other executive management of the company.

BOARD COMMITTEE FUNCTIONS AND MEMBERSHIP

The Board has five standing committees: Audit, Compensation, Cybersecurity, Governance and Policy and Finance. Each of the Audit, Compensation and Governance and Policy Committees is constituted and operated in accordance with SEC requirements and the NYSE’s corporate governance listing standards; the Cybersecurity and Finance Committees are not subject to any such requirements or standards. Each Board committee is governed by a written charter, which sets forth the responsibilities of the committee, including the responsibilities described in this section. Each charter can be viewed on our website at www.hii.com and is available in print to any stockholder requesting a copy. All members of each Board committee are independent, as determined under the corporate governance listing standards of the NYSE.

Audit Committee. The Audit Committee’s responsibilities include:

•

Overseeing HII’s relationship with its independent auditor, including (i) reviewing and pre-approving each service and related fees considered to be auditing services and non-prohibited non-audit services and (ii) meeting with the independent auditor to review, among other things, all critical accounting policies, all material alternative accounting treatments discussed with management, and all material written communications with management

•	Overseeing our internal audit function

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•

Overseeing financial statement and disclosure matters, including meeting with management, the internal auditors and the independent auditor to review and discuss the content of our periodic reports, including financial information, and management’s assessment of internal control over financial reporting

•	Overseeing other matters, including our major financial risk exposures and our compliance program.

The members of the Audit Committee are Mr. Wilson (chairman), General Collins, Mr. Schievelbein and Mr. Welch. The Board has determined, in accordance with NYSE requirements, that each member of the Audit Committee is financially literate and that Mr. Wilson possesses accounting or related financial management expertise. The Board has also determined that Mr. Wilson qualifies as an “audit committee financial expert,” as defined under applicable SEC rules.

Compensation Committee. The Compensation Committee’s responsibilities include:

•	Establishing annual and long-term performance goals and objectives for the Chief Executive Officer and all other elected officers, and evaluating those officers against their goals and objectives

•	Reviewing, approving and submitting for ratification by the independent members of the Board the Chief Executive Officer’s compensation

•	Reviewing and approving the direct and indirect compensation of all other elected officers

•	Reviewing and recommending to the Board matters concerning compensation of Board members

•	Reviewing the succession of qualified executive management

•	Identifying, in consultation with management, the appropriate peer group for competitive comparisons and relative position of pay levels versus peers

•	Overseeing our policy regarding the recovery of performance-based short- or long-term cash or equity incentive compensation payments in certain circumstances.

Delegation: The Compensation Committee does not delegate its responsibilities with respect to compensation that is specific to the executive officers. For other employees and for broad-based compensation plans, the Compensation Committee may delegate authority to a subcommittee consisting of not less than two members of the Compensation Committee.

The members of the Compensation Committee are Ms. Harker (chairwoman), Mr. Bilden, Mr. Jimenez and Ms. Kelly. Mr. Jimenez was appointed to the Compensation Committee in January 2022 upon his election to the Board. The Board has determined that each member of the Compensation Committee qualifies as a non-employee director under SEC Rule 16b-3. None of our executive officers served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or our Compensation Committee. Accordingly, no interlocks with other companies, within the meaning of the SEC’s proxy rules, existed during 2021.

Cybersecurity Committee. The Cybersecurity Committee’s responsibilities include:

•

Reviewing the company’s enterprise cybersecurity strategy and framework, including the company’s assessment of cybersecurity threats and risk, data security programs and the company’s management and mitigation of cybersecurity and information technology risks and potential breach incidents

•	Reviewing any significant cybersecurity incident that has occurred, reports to or from regulators with respect thereto and steps that have been taken to mitigate against reoccurrence

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•	Evaluating the effectiveness of the company’s cyber risk management and data security programs measured against the company’s cybersecurity threat landscape

•	Assessing the effectiveness of the company’s data breach incident response plan

•	Reviewing and assessing the company’s information technology disaster recovery capabilities

•	Reviewing the company’s assessment of cybersecurity threats and risk associated with the company’s supply chain and actions the company is taking to address such threats and risks.

The members of the Cybersecurity Committee are Mr. Bilden (chairman), General Collins, Admiral Donald, Ms. O’Sullivan and Mr. Wilson.

Governance and Policy Committee. The Governance and Policy Committee’s responsibilities include:

•	Developing and recommending to the Board criteria for Board membership

•	Identifying and reviewing the qualifications of director candidates

•	Assessing the contributions and independence of incumbent directors in determining whether to recommend them for reelection to the Board

•	Identifying and recommending committee member appointments to the Board

•	Reviewing stockholder proposals and recommending any Board response

•	Reviewing and monitoring the company’s policies and procedures with respect to significant public policy and corporate citizenship and responsibility matters

•	Reviewing and monitoring the company’s policies and procedures relating to corporate sustainability matters

•	Overseeing the company’s policies and procedures for reviewing and approving related party transactions and reviewing and overseeing all related party transactions for potential conflicts of interest

•	Overseeing the evaluation of the Board

•	Generally monitoring the Board’s oversight of risk management

•	Reviewing and assessing whether the Board’s leadership structure is appropriate.

The members of the Governance and Policy Committee are Mr. Welch (chairman), Mr. Jimenez and Mses. Kelly and McKibben. Mr. Jimenez was appointed to the Governance and Policy Committee in January 2022 upon his election to the Board.

Finance Committee. The Finance Committee’s responsibilities include:

•	Overseeing and reviewing our financial affairs, strategies and policies

•	Reviewing and making recommendations to the Board regarding:

•	our financial policies and strategies, capital structure and financial condition

•	our issuances of debt and equity securities and significant borrowing transactions

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Governance of the Company

•	strategic transactions

•	employee benefit plan assets

•	our dividend policy and stock repurchase programs

•	significant capital expenditures

•	Providing oversight to ensure that our financial policies and strategies are consistent with our capital budget, annual operating plan and strategic plan

•	Overseeing discrete operational matters that could have a significant impact on the company.

The members of the Finance Committee are Mr. Schievelbein (chairman), Mr. Bilden, Admiral Donald and Mses. Harker, McKibben and O’Sullivan.

BOARD STRUCTURE

We phased out the classification of our Board, beginning with our annual meeting held in 2016 and ending with our annual meeting held in 2018. Accordingly, the 13 directors nominated to stand for election at our 2022 annual meeting will be voted upon to serve one-year terms.

EXECUTIVE SESSIONS OF NON-EMPLOYEE DIRECTORS

In accordance with our Corporate Governance Guidelines, our directors, with no members of management present (including directors who are also officers of the company), have the opportunity to meet in executive session at each regularly scheduled Board meeting. In addition, our Corporate Governance Guidelines provide that at least one executive session of independent directors will be held each year. In 2021, all of our directors, other than our Chief Executive Officer, were independent under NYSE corporate governance listing standards. The independent directors met in executive session at all six regular Board meetings during the year. Our non-executive Chairman, Admiral Donald, presided over the executive sessions.

The Audit Committee meets at each of its regular meetings in separate executive sessions with management, our independent auditor, our Vice President of Internal Audit and committee members only. The Compensation Committee, the Cybersecurity Committee, the Governance and Policy Committee and the Finance Committee also meet in executive session on a routine basis, with only members of the committee and other attending Board members present.

THE BOARD’S ROLE IN RISK OVERSIGHT

The Board’s responsibilities include oversight of risk management, which includes overseeing our system of financial and operational internal controls, our compliance with applicable laws and regulations, data and cybersecurity risks and our processes for identifying, assessing and mitigating other significant risks that may affect the company. To discharge these responsibilities, the Board must understand the significant risks to which the company is subject. Risks are an inherent element of business operations, and our business strategy creates risks. The Board understands it is neither possible nor prudent to eliminate all risk. Indeed, purposeful, appropriate and managed risk-taking is essential for the company to be competitive and profitable and successfully execute its business strategy. The Board’s objective in overseeing risk management is to confirm management is identifying and appropriately managing and mitigating our significant risks.

Management has implemented a robust enterprise risk management (“ERM”) program, which includes annual risk assessments, risk analyses, the development of risk plans for each enterprise risk, which include risk mitigation activities for enterprise risks, monitoring of the relevant risk, both existing and

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Governance of the Company

emerging risks, and periodic reports on individual enterprise risks and ERM program activities to executive management and the Board. Our ERM process is managed by an Enterprise Risk Committee, comprised of management from across business units and programmatic and functional disciplines within the company. The Enterprise Risk Committee is responsible for overseeing the enterprise risk assessment process, overseeing development of, and monitoring, enterprise risk mitigation plans, assessing risk correlations, monitoring emerging and evolving risks and generating data and reports to facilitate management decision-making and the Board’s risk oversight function. While the Board and its committees oversee risk management, management is responsible for identifying, assessing, managing and mitigating risks.

The Board and its committees are responsible for understanding and evaluating the company’s ERM processes to determine whether they are achieving their objectives. Management briefs the Board on an annual basis on the company’s overall ERM program, which includes a report on the company’s annual enterprise risk assessment process, a review of the company’s latest roster of enterprise risks, assessments of the probabilities of such risks occurring and their potential severity and assessments of management’s capability of mitigating individual enterprise risks. Management also briefs the Board or a Board committee on a periodic basis on individual significant risks, which includes a report from management’s risk owner and the related risk mitigation plan. The Board is updated on an interim basis on any changes to the company’s enterprise risk roster and any other material developments affecting the company’s ERM program.

The Governance and Policy Committee is responsible under its charter for developing and recommending to the full Board a methodology for the Board’s oversight of risk management and for monitoring the Board’s oversight of risk management. In connection with this responsibility, the Governance and Policy Committee evaluates the enterprise risk roster generated from the company’s enterprise risk assessment, allocates oversight responsibilities among the full Board and individual standing Board committees and develops a risk briefing schedule, based upon management’s relative prioritization of enterprise risks.

Risks are inherent in the company’s strategic decisions, and oversight of risk management is a continuous process. The Board and its committees facilitate open communication between management and the directors and foster an appropriate culture of integrity and risk awareness. The Board and its committees engage in communications throughout the year with management regarding risk assessment and management, and directors are encouraged to communicate directly with senior management, which they do on a routine basis.

While the full Board has ultimate responsibility for the oversight of risk management, Board committees oversee certain individual enterprise risks relating to matters within the scopes of their respective responsibilities and report to the full Board with respect to this oversight. In December 2019, in response to the increasing risk exposure presented by data and cybersecurity, the Board formed a standing Cybersecurity Committee of the Board. The Board believes that dedication of a standing committee to cybersecurity facilitates: a deeper understanding by members of the Cybersecurity Committee of the company’s data and cybersecurity risk exposure; the opportunity for committee members to have a deeper data and cybersecurity knowledge base; and closer Board oversight of the company’s management and mitigation of data and cybersecurity risks. Prior to formation of the Cybersecurity Committee, an ad hoc cybersecurity committee of the Board played a role in the Board’s oversight of cybersecurity.

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In addition to the Cybersecurity Committee, the other four standing Board committees play significant roles in the risk management oversight function. Board oversight of certain significant risks arising from the business and activities of HII is coordinated generally among Board committees as follows:

BOARD OF DIRECTORS

Audit	Compensation	Finance	Governance and Policy	Cybersecurity

Oversees:	Oversees:	Oversees:	Oversees:	Oversees:

• System of internal controls	• Compensation principles and practices	• Financial policies and strategies	• Governance risk, including board composition and governance practices	• The company’s enterprise cybersecurity strategy and framework

• Integrity of financial statements	• Process for identifying and mitigating compensation risks	• Capital structure and financial position	• Director succession planning	• Significant cybersecurity incidents that occur

•  Financial reporting process

•  Internal and external audit function

•  Legal risk

•  Compliance program, including Code of Ethics and Business Conduct

•  Enterprise risk associated with business system compliance

• Executive management compensation • Executive management succession planning • Performance of CEO and other executive officers • Enterprise risk associated with leadership development

•  Strategic transactions

•  Dividend policy and stock repurchase programs

•  Significant capital expenditures

•  Enterprise risks associated with:

○  business model disruption

○  contracting

○  pricing discipline

○  business continuity and crisis management

○  hurricane impact and recovery

○  a radiological event

○  government customer relations

• Policies and practices regarding significant public policy and corporate citizenship and responsibility matters • Policies and procedures relating to corporate sustainability matters

•  Effectiveness of the company’s cyber risk management and data security programs

•  Effectiveness of the company’s data breach incident response plan

•  The company’s information technology disaster recovery capabilities

•  The company’s assessment of cybersecurity threats and risk associated with the company’s supply chain

•  Enterprise risks associated with data and cybersecurity and information technology platforms

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Governance of the Company

BOARD AND COMMITTEE EVALUATIONS

In accordance with our Corporate Governance Guidelines, the Board (under the oversight of the Governance and Policy Committee) conducts an annual evaluation of the performance of the full Board and delegates to the chairpersons of the individual Board committees the responsibility to conduct evaluations of the performance of the respective committees. The Board and committees utilize a mix of self-evaluation processes from year to year, ranging from written narrative responses to written questions regarding Board and committee matters to individual interviews with directors conducted by the Chairman of the Board and the respective committee chairpersons. Following the collection of information from individual directors, the Board evaluation results are reviewed and discussed by the Board and the respective committee evaluation results are discussed by the related committee.

DIRECTOR EDUCATION

Our Corporate Governance Guidelines provide that all directors are encouraged to periodically attend director continuing education programs, and the Board has adopted an informal policy encouraging each director to attend at least one external director education program every other year. We maintain a roster of continuing director education programs offered by leading director education organizations, facilitate registrations for directors to attend such programs and reimburse directors for expenses incurred to attend such programs.

In addition to encouraging director attendance at external programs, the Board incorporates a “Board Development” topic into the agenda for most Board meetings. The Board Development topics are generally presented by internal counsel, external counsel or other experts from outside the company. We track the education programs, both external and internal, that individual directors attend, and the Governance and Policy Committee reviews those reports on at least an annual basis.

POLICY AGAINST HEDGING AND PLEDGING COMPANY SECURITIES

Our insider trading policy prohibits Board members, officers, director-level employees and certain other designated employees from engaging in any of the following transactions:

•	speculative transactions in company securities (including trades in puts, calls or other derivative securities or short sales of company securities),

•	holding company securities in a margin account or pledging company securities as collateral for a loan or other transaction, or

•	hedging transactions involving company securities (including zero cost collar transactions and forward sale contracts).

CODE OF ETHICS AND BUSINESS CONDUCT

Our Board of Directors has adopted a Code of Ethics and Business Conduct, which applies to our directors, officers and employees. This code identifies core values, standards and behaviors that guide our officers, directors and employees in the discharge of their duties and responsibilities on behalf of HII. The code also includes the commitments the company has made to its employees, customers, stockholders, communities and suppliers. The code addresses, among other matters, conflicts of interest, corporate opportunities, trading in company securities, political contributions and confidential information. Employees are required to report any conduct they believe in good faith is an actual or apparent violation of the code. The Code of Ethics and Business Conduct includes provisions applicable to our senior financial officers, as required by SEC rules.

Our Code of Ethics and Business Conduct is available on our website at www.hii.com and available in print to any stockholder requesting a copy. We post any amendments to our Code of Ethics and

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Business Conduct on our website and/or disclose the amendments in a filing with the SEC. If we waive a provision of the Code of Ethics and Business Conduct with respect to our chief executive officer, chief financial officer or principal accounting officer, we will post information about the waiver at the same location on our website.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of our executive officers served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or our Compensation Committee. Accordingly, no interlocks with other companies, within the meaning of the SEC’s proxy rules, existed during 2021.

MEETINGS AND ATTENDANCE

The Board held nine meetings in 2021, including six regular meetings and three special meetings. All of the regularly scheduled meetings included an executive session of independent directors. In addition, the Board held 27 committee meetings, comprised of six Audit Committee, five Compensation Committee, six Cybersecurity Committee, five Governance and Policy Committee and five Finance Committee meetings. Each director attended 75% or more of the meetings of the Board and the committees on which he or she served during 2021.

Our Corporate Governance Guidelines include an expectation that all directors will attend our annual meetings of stockholders. All of our directors who were directors or nominees at the time of the 2021 annual meeting of stockholders attended the annual meeting.

INDEMNIFICATION

We indemnify our directors and our elected officers to the fullest extent permitted by law, so they can be free from undue concern about personal liability in connection with their service to HII. Our bylaws require this indemnification, and we have also entered into agreements with each director and elected officer contractually obligating us to provide this indemnification to him or her.

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Communications and Company Documents

We welcome communications from our stockholders and other stakeholders, and we make information important to our stockholders and other stakeholders available on our website. The following sections describe: how stockholders and other stakeholders can communicate with the Board; the information we make available to our stockholders and other stakeholders and where you can find that information; and the procedures that stockholders must follow to propose matters for consideration at our annual meetings or to nominate persons for election as directors at our annual meetings.

COMMUNICATIONS AND COMPANY DOCUMENTS

Stockholders and other stakeholders can communicate with the Board, our non-executive Chairman, our independent directors as a group, individual directors or any of the standing Board committees in care of the Corporate Secretary, Huntington Ingalls Industries, Inc., 4101 Washington Avenue, Newport News, Virginia 23607. At the direction of the Board, all mail received may be opened and screened for security purposes.

Communications from stockholders and other stakeholders are distributed to the Board, the applicable Board committee or an individual director or directors, as appropriate, depending on the facts and circumstances of the communication. The Board has requested that certain items unrelated to the duties and responsibilities of the Board be excluded or redirected, as appropriate, such as: business solicitations or advertisements; junk mail and mass mailings; resumes and other forms of job inquiries; and surveys. In addition, communications that are unduly hostile, threatening or similarly unsuitable will be excluded. Notwithstanding the foregoing, any communication will be made available to any director upon his or her request.

Our website contains our Restated Certificate of Incorporation, Certificates of Amendment of Restated Certificate of Incorporation, Restated Bylaws, Corporate Governance Guidelines, standing Board committee charters and Code of Ethics and Business Conduct. To view these documents, go to www.hii.com, click on “Investors,” the “Company Information” drop-down box and then “Leadership & Governance.” We post any amendments to our Code of Ethics and Business Conduct on our website and/or disclose the amendments in a filing with the SEC. If we waive a provision of the Code of Ethics and Business Conduct with respect to our chief executive officer, chief financial officer or principal accounting officer, we will post information about the waiver at the same location on our website. To view our SEC filings and Forms 3, 4 and 5 filed by our directors and executive officers, go to www.hii.com, click on “Investors,” the “Financial Information” drop-down box and then “SEC Filings.”

We will promptly deliver free of charge to any requesting stockholder a copy of our Annual Report on Form 10-K for the year ended December 31, 2021 (without exhibits), Corporate Governance Guidelines, standing Board committee charters and Code of Ethics and Business Conduct. Requests should be directed to: Corporate Secretary, Huntington Ingalls Industries, Inc., 4101 Washington Avenue, Newport News, Virginia 23607.

You can also print copies of these documents from our website at www.hii.com. The information on our website is not a part of this proxy statement.

FUTURE STOCKHOLDER PROPOSALS AND NOMINATIONS OF DIRECTORS

Stockholders may present proposals for consideration at a future meeting of stockholders only if they comply with the requirements of the proxy rules established by the SEC and the requirements of our bylaws.

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Communications and Company Documents

Under SEC Rule 14a-8, if a stockholder wants us to include a proposal in our proxy statement and form of proxy for presentation at our 2023 annual meeting of stockholders, the proposal must be received by us by November 21, 2022, at our principal executive offices located at Huntington Ingalls Industries, Inc., 4101 Washington Avenue, Newport News, Virginia 23607. The proposal should be sent to the attention of the Corporate Secretary.

Article II, Section 2.08 of our bylaws contains the procedures that a stockholder must follow to nominate persons for election as directors or to introduce an item of business at an annual meeting of stockholders outside of SEC Rule 14a-8. Assuming that our 2023 annual meeting is held within 30 days before or after the anniversary of the 2022 annual meeting (May 3, 2022), we must receive the notice of your intention to introduce a nomination or to propose an item of business at our 2023 annual meeting not less than 90 days nor more than 120 days in advance of the anniversary of the date on which we first mailed the proxy materials for our 2022 annual meeting (March 21, 2022), or between November 21, 2022 and December 21, 2022.

The notice must be submitted in writing to our principal executive offices located at Huntington Ingalls Industries, Inc., 4101 Washington Avenue, Newport News, Virginia 23607. The notice should be sent to the attention of the Corporate Secretary. Our bylaws specify the information that must be contained in the notice. Our bylaws are posted on our website, www.hii.com, and can be accessed by clicking “Investors,” the “Company Information” drop-down box and then “Leadership & Governance.”

Article II, Section 2.15 of our bylaws contains the procedures eligible stockholders must follow to nominate persons for election as directors and to have those candidates included in our proxy materials (proxy access). Assuming that our 2023 annual meeting of stockholders is held within 30 days before or after the anniversary of the 2022 annual meeting (May 3, 2022), we must receive the notice of your intention to make a proxy access nomination not less than 120 days nor more than 150 days in advance of the anniversary of the date on which we first mailed the proxy materials for our 2022 annual meeting (March 21, 2022), or between October 22, 2022 and November 21, 2022.

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Corporate Responsibility

COMPANY VALUES

HII is guided by the following values, which describe our company as we want it to be. We want our decisions and actions to demonstrate the highest standards of professional and ethical behavior, and we believe that putting our values into practice creates long-term benefits for our employees, customers, stockholders, communities and suppliers.

Integrity

Integrity is at the heart of who we are and what we do. We are each personally accountable for the highest standards of ethics and integrity, and we strive to fulfill our commitments as responsible citizens and employees. We are committed to consistently treating customers and company resources with the respect they deserve.

Safety

We greatly value our employees and will not compromise on maintaining a safe and healthy work environment for them. We expect everyone to actively participate and take responsibility for their own safety and the safety of those around them. Employees can report safety concerns without fear of reprisal and are empowered to stop work if an operation presents significant risk or danger. We continuously evaluate and improve our operations to understand and mitigate safety risk.

Respect

We value people, knowing we must show fairness and equal treatment for all. We will continuously build a collaborative culture of inclusion, where treating each other with empathy, dignity and compassion is the expected behavior. We do this by actively listening to all perspectives and treating everyone in a courteous and professional manner.

Engagement

We are committed to an engaged workforce. Our employees are very engaged in their work and take ownership of their work and their work processes. Engagement is a heightened level of ownership whereby employees endeavor to do whatever they can for the benefit of their internal and external customers, and for the success of the organization as a whole.

Responsibility

We seek and accept personal responsibility for our actions and results. We keep promises and commitments made to others. We are responsible for ensuring quality is a component of everything we do. We take pride in providing outstanding customer service.

Performance

We hold ourselves to a very high standard of performance. We are committed to improving our company performance while upholding our strong values. Superior performance and quality ensure future trust and confidence in our products. We promote continuous improvement, innovation and creativity.

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Corporate Responsibility

COMPANY COMMITMENTS

As a company, HII is committed to:

•

Our Employees: We are committed to a work environment that encourages employees to raise concerns, speak up and report suspected misconduct without fear of retaliation. Our employees demonstrate their integrity, dedication and commitment to quality in their daily work and are committed to improving performance and creating success.

•	Our Customers: We are committed to supporting our ever growing customer base. It is a job we take very seriously, and we are intently focused on meeting or exceeding our customer commitments.

•	Our Stockholders: We are committed to sustaining long-term value growth in our company through improved performance and intense focus on delivering excellent results.

•	Our Communities: We are committed to being a visible and positive corporate citizen in every community in which we do business.

•	Our Suppliers: We are committed and engaged with our suppliers. They are an integral part of our team and essential to our ability to achieve our business objectives.

We have a long and distinguished history of corporate responsibility, including corporate sustainability and corporate citizenship. HII’s motto of “Hard Stuff Done Right” is directed at the difficult work we do, but, even more importantly, it conveys our commitment to always do the right thing. Doing the right thing includes being a responsible corporation that prioritizes operating in a manner that is consistent with our values and considering the interests of all of our stakeholders. We are committed to a culture that provides a mutually beneficial relationship with our suppliers, a culture that gives back while still meeting the expectations of our stockholders and a culture dedicated to delivering products of exceptional quality to our customers. We are also committed to the health, welfare and development of our employees and the continuous improvement and transformation of our communities.

We encourage you to review our Corporate Sustainability Report, available on our website, to learn more about our approach to human capital management, diversity and inclusion, ethics and compliance, product safety and quality, data and cyber security, energy management, hazardous waste management, supply chain management and community engagement. Our website also provides related performance metrics. The information on our website is not a part of this proxy statement.

We are in the process of assessing and enhancing our approach to environmental, social and governance (“ESG”) practices, including formalizing our ESG program and enhancing our ESG disclosure. This process includes an ESG materiality assessment, performing an assessment of our external ESG ratings, engaging with our largest stockholders on ESG matters, developing a methodology for identifying and collecting ESG data within our business and developing ESG policies and goals. We anticipate reflecting the results of this process in an enhanced ESG/sustainability report later in 2022 and further developments in the years ahead.

We also recently appointed our first Chief Sustainability Officer (“CSO”). Our CSO will be part of our executive management team, reporting to our CEO. He will provide executive leadership and oversight to HII’s continuing efforts to formalize and mature our approach to achieving strategy-driven ESG priorities through business integration and execution.

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The Board of Directors

We believe the qualifications, skills and experience of our directors are consistent with our criteria for the selection of directors and that, collectively, our directors have functioned effectively overseeing management of the company over the last year.

Mr. Jimenez was elected by the Board on January 27, 2022, to fill a vacancy created when the Board increased its size to 12 directors. He was recommended as a candidate for director by a non-management director. Mr. Kastner was elected to the Board effective March 1, 2022, when he became President and Chief Executive Officer of HII. The remaining 11 directors nominated to stand for election at our 2022 annual meeting have served on the Board since our last annual meeting. All 13 director nominees will be voted upon to serve one-year terms expiring at our 2023 annual meeting.

2022 DIRECTOR NOMINEES

PHILIP M. BILDEN Director since November 2017

Mr. Bilden is a venture capital/private equity investor and has served as Chairman & Managing Partner of Shield Capital, LLC, since September 2020.

Business Experience: Mr. Bilden is Founder, Chairman & Managing Partner of Shield Capital, LLC, a venture capital firm investing in frontier technologies in AI, cybersecurity, autonomy and space ISR to support government and commercial customers. He retired in June 2016 as Senior Advisor and co-founding member of the private equity firm HarbourVest Partners, a leading global private equity investment management firm with institutional assets under management in excess of $75 billion. He began his career in Boston in 1991 and relocated to Hong Kong in 1996 to establish the firm’s Asian subsidiary. For 15 years, Mr. Bilden was responsible for the firm’s investment strategy and execution, capital-raising and client service activities throughout the Asia Pacific region, managing personnel and partnerships in multiple countries and cultures. Throughout his 25-year tenure at HarbourVest Partners, he served in senior leadership roles in the firm’s global management, including the firm’s six-person executive committee responsible for governance.

Other Directorships and Memberships and Education: Mr. Bilden currently serves as Chairman of the Board of Trustees and Executive Committee of the Naval War College Foundation and inaugural Chairman of the Center for Cybersecurity Conflict Task Force; a member of the Navy League of the United States, Palm Beach Council; and a member of Business Executives for National Security. He previously served on the Chief of Naval Operations Executive Panel (2017-2021), the Board of Directors of the U.S. Naval Institute, the Board of Visitors, Georgetown University, School of Foreign Service, and the Dean’s Board of Advisors and Asia Pacific Advisory Board, Harvard Business School. Mr. Bilden has extensive prior governance and board service as chairman or a member of numerous global private equity organizations.

Mr. Bilden graduated with a B.S. in Foreign Service (magna cum laude) in 1986 from Georgetown University as a Distinguished Military Graduate, Army Reserve Officer Training Corps. He received his M.B.A. from Harvard Business School in 1991. Mr. Bilden served ten years in the U.S. Army Reserve as a Military Intelligence Officer from 1986 to 1996.

Experience, Qualifications, Attributes and Skills: We believe Mr. Bilden is qualified to serve as a director based upon his significant experience as a Founder, Chairman and Managing Partner of a venture capital firm focusing on aerospace and defense technologies and, before that, founding and building a private equity firm, including his experience serving in senior leadership roles in the firm’s global management and strategy. In particular, we believe his international experience and the skills he developed through his responsibility for the firm’s investment strategy, capital-raising and client services activities in the Asia Pacific region will serve the Board well. Moreover, we believe his service and engagement on issues impacting cybersecurity and the U.S. Navy and sea services will benefit the Board.

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The Board of Directors

AUGUSTUS L. COLLINS Director since November 2016

General Collins has served as Chief Executive Officer of MINACT, Inc. since September 2016.

Business Experience: From January 2012 to August 2016, General Collins was a Major General in the Mississippi National Guard, serving as Adjutant General of both the Mississippi Army National Guard and the Mississippi Air National Guard. From July 2010 to January 2012, General Collins served as Executive Vice President for Strategic Planning of MINACT. From August 2007 to July 2010, he served on Mississippi’s Workers’ Compensation Commission as the commission’s representative of labor. General Collins served more than 35 years in the U.S. Army and Mississippi National Guard, which included command of the 155th Brigade Combat Team of the Mississippi National Guard, deploying to Iraq, where he was responsible for security operations in the southern and western provinces.

Current Public Company Directorships: General Collins serves on the board of directors of Trustmark Corp and is a member of its Audit & Finance Committee and its Enterprise Risk Committee.

Other Directorships and Memberships and Education: General Collins serves on the board of directors of MINACT, Inc., a privately owned corporation in Mississippi, Trustmark National Bank, Mississippi Power Company, a subsidiary of Southern Company, and Armed Forces Benefits Association 5Star Life Insurance. He also serves on the Friends of Mississippi Veterans, a nonprofit entity serving veterans in Mississippi. He is Past President of the University of Mississippi Alumni Association. General Collins received a B.S. in Business Administration from the University of Mississippi, an M.B.A. from Jackson State University and a Master’s Degree in strategic studies from the U.S. Army War College.

Experience, Qualifications, Attributes and Skills: We believe General Collins is qualified to serve as a director based upon his 35 years of senior military experience with the U.S. Army and Mississippi National Guard and his experience as a senior executive and now Chief Executive Officer of MINACT, Inc., a company that contracts with the U.S. government, as well as private sector customers.

KIRKLAND H. DONALD Director since January 2017

Admiral Donald has served as Chairman of the Board of HII since April 2020.

Business Experience: Prior to serving as Chairman of the Board and from January 2013, Admiral Donald worked as a business consultant and served on the executive advisory board of Moelis Capital Partners LLC/NexPhase Capital, LP. He serves as a technical advisory board member for NuScale Power, LLC, a CFIUS Security Monitor for LANXESS Corporation (a supplier for HII) and a member of the Submarine Advisory Committee for the Government of Australia. From January 2014 to October 2015, Admiral Donald served as President and Chief Executive Officer, and from June 2013 to January 2014 as Chief Operating Officer, of Systems Planning and Analysis, Inc. Prior to that, Admiral Donald served 37 years in the U.S. Navy. In his last assignment, he served as director of the Naval Nuclear Propulsion Program from November 2004 to November 2012.

Current Public Company Directorships: Admiral Donald has served on the board of directors of Entergy Corporation since June 2013. He is Chairman of its Nuclear Committee and a member of its Finance Committee. He has also served on the board of directors of Centrus Energy Corporation since June 2021.

Other Directorships and Memberships and Education: Admiral Donald currently serves on the boards of directors of Battelle Memorial Institute, CyberCore Technologies, LLC and the Naval Submarine League. He is also an outside director of Rolls-Royce North America and Sauer Compressors USA, both component suppliers for HII. Admiral Donald is a graduate of the U.S. Naval Academy, holding a B.S. in Ocean Engineering. Admiral Donald also received an M.B.A. from the University of Phoenix and completed Harvard University’s John F. Kennedy School of Government Senior Executive Fellows Program.

Experience, Qualifications, Attributes and Skills: We believe Admiral Donald is qualified to serve as a director based upon his 37 years of senior military experience with the U.S. Navy, the last eight years of which he served as director of the naval nuclear propulsion program, his experience serving on the boards of directors of other public and private companies and his experience serving as a senior operating officer and chief executive officer of a private company that provides services primarily to the U.S. Department of Defense and U.S. Department of Homeland Security.

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The Board of Directors

VICTORIA D. HARKER Director since August 2012

Ms. Harker has served as Executive Vice President and Chief Financial Officer of Tegna, Inc. (“Tegna”) since June 2015.

Business Experience: Ms. Harker began serving in her current position when Tegna separated from Gannett Co., Inc. (“Gannett”). Prior to that and from July 2012, she served as Chief Financial Officer of Gannett. Ms. Harker served as Chief Financial Officer from 2006 to 2012 and as President of Global Business Services from 2011 to 2012 of The AES Corporation (“AES”), a multinational power company. Before joining AES, she was the acting Chief Financial Officer and Treasurer of MCI, Inc. from November 2002 through January 2006, and Chief Financial Officer of MCI Group, a unit of Worldcom, Inc., from 1998 to 2002.

Current Public Company Directorships: Ms. Harker serves on the board of directors of Xylem, Inc. (formerly ITT Corporation), a global water infrastructure company, and as Chair of its Audit & Finance Committee and a member of its Nominating and Governance Committee. She also serves on the board of directors of Stride, Inc. and as a member of its Audit Committee.

Prior Public Company Directorships: Ms. Harker served on the board of directors and as a member of the Finance and Audit Committees of the Board of Darden Restaurants, Inc. from 2009 to 2014.

Other Directorships and Memberships and Education: Ms. Harker is a member of the University of Virginia’s Board of Visitors, where she chairs the Finance Committee and serves as a member of the Executive Committee, the Special Committee on Governance and the Committee on the University of Virginia’s College at Wise. She is a trustee of the University of Virginia Alumni Association’s $250M Jefferson Trust and participates as an emeritus society member of the Board of Wolf Trap Foundation for the Performing Arts. Ms. Harker received a B.A. from the University of Virginia and an M.B.A. from American University.

Experience, Qualifications, Attributes and Skills: We believe Ms. Harker is qualified to serve as a director based upon the significant experience in business and finance she has accumulated serving as chief financial officer and in other senior management positions with large publicly traded companies, as well as her experience serving on boards and board committees of other publicly traded companies.

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The Board of Directors

FRANK R. JIMENEZ Director since January 2022

Mr. Jimenez has served as Vice President and General Counsel, GE Healthcare since February 2022.

Business Experience: From April 2020 until he assumed his current position, Mr. Jimenez served as Executive Vice President and General Counsel of Raytheon Technologies Corporation. From January 2015 until April 2020, he served as Vice President, General Counsel and Corporate Secretary of Raytheon Company. From July 2012 until January 2015, Mr. Jimenez served as General Counsel, Secretary and Managing Director, Corporate Affairs of Bunge Limited. Previously, he served as Senior Vice President, General Counsel and Corporate Secretary of Xylem Inc. and as Vice President and General Counsel of ITT Corporation.

In prior public service, Mr. Jimenez served as the 21st General Counsel of the Navy, Deputy General Counsel (Legal Counsel) for the U.S. Department of Defense, Principal Deputy General Counsel of the Navy, Chief of Staff at the U.S. Department of Housing and Urban Development for Secretary Mel Martinez, and Deputy Chief of Staff and Acting General Counsel for Florida Governor Jeb Bush. Before entering government service, Mr. Jimenez was a litigation partner at Steel Hector and Davis LLP (now Squire Patton Boggs LLP). He began his career with a clerkship in the chambers of Judge Pamela Ann Rymer of the U.S. Court of Appeals for the Ninth Circuit in Pasadena, California.

Other Directorships and Memberships and Education: Mr. Jimenez’s past and present civic service includes membership on the boards of the University of Miami, Equal Justice Works, the Pro Bono Partnership, the Atlantic Legal Foundation, the Columbia University Mailman School of Public Health, the Yale Law School Fund, the Yale Law School Association, the Yale Law School Center for the Study of Corporate Law, PioneerLegal and the Miami Christian School.

Mr. Jimenez received a B.S. from the University of Miami and a J.D. from Yale Law School. He also received an M.B.A. in finance and strategic management from the University of Pennsylvania’s Wharton School and an M.A. in national security and strategic studies from the U.S. Naval War College, with an emphasis in the law of armed conflict. Mr. Jimenez is admitted to the bars of Florida, the District of Columbia, New York and the U.S. Supreme Court.

Experience, Qualifications, Attributes and Skills: We believe Mr. Jimenez is qualified to serve as a director based upon his experience as the most senior legal officer of one of the largest aerospace and defense companies in the United States, as well as the most senior legal officer of three other S&P 500 companies. We believe Mr. Jimenez will also add skills and experience to the Board as a result of his significant experience inside the federal government, including his service as General Counsel of the Navy, our largest customer, and Deputy General Counsel for the Department of Defense.

2022 Notice and Proxy Statement	37

The Board of Directors

CHRISTOPHER D. KASTNER Director since March 2022

Mr. Kastner has served as President and Chief Executive Officer of Huntington Ingalls Industries, Inc. since March 2022.

Business Experience: Mr. Kastner was elected President and Chief Executive Officer of HII effective March 1, 2022. Prior to that, he was Executive Vice President and Chief Operating Officer from February 2021. In that role, he oversaw operations at HII’s three business segments and worked closely with segment management to drive execution on the company’s historic backlog. Mr. Kastner served as Executive Vice President and Chief Financial Officer from March 2016 to February 2021. In that role, he was responsible for directing the business strategy and processes in support of business growth and profitability goals. Mr. Kastner also had responsibility for corporate business management functions, including investor relations, treasury, internal audit, contracts, accounting, financial reporting, planning and analysis, rates and budgets and mergers and acquisitions. He also provided oversight for segment business management, contracts and estimating and pricing.

From August 2012 until he became Chief Financial Officer of HII, Mr. Kastner served as Corporate Vice President and General Manager, Corporate Development, responsible for strategy and development activities, including the development and integration of strategic planning efforts, as well as the analysis and entrance into new adjacent markets. Prior to that and from March 2011, he served as Vice President and Chief Financial Officer of our Ingalls Shipbuilding segment. Before that and from 2008, Mr. Kastner served as Vice President, Business Management and Chief Financial Officer of Northrop Grumman Shipbuilding, Gulf Coast, and served as Vice President, Contracts and Risk Management of Northrop Grumman Ship Systems from 2006 to 2008. Prior to that, he held several positions at other Northrop Grumman businesses, including Corporate Director of Strategic Transactions.

Other Directorships and Memberships and Education: Mr. Kastner holds a B.A. in Political Science from the University of California at Santa Barbara and an M.B.A from Pepperdine University. He serves on the board of directors of WHRO, the only public broadcasting station in the United States owned by a collaboration of 19 local public school districts, and on the board of trustees for Eastern Virginia Medical School.

Experience, Qualifications, Attributes and Skills: We believe Mr. Kastner is qualified to serve as a director based upon his experience as HII’s Chief Operating Officer, Chief Financial Officer and head of corporate strategy and development at HII, as well as his experience in operations at our Ingalls Shipbuilding segment and its predecessor company as Chief Financial Officer and, before that, Vice President, Contracts and Risk Management.

38	Huntington Ingalls Industries, Inc.

The Board of Directors

ANASTASIA D. KELLY Director since March 2011

Ms. Kelly has served as Senior Advisor to the Chair and Executive Director of Client Relations of DLA Piper since April 2020.

Business Experience: Prior to assuming her current position, Ms. Kelly served as Executive Director of Client Relations and U.S. Managing Partner Emeritus of DLA Piper LLP from April 2020. Prior to that, she served as Managing Partner of DLA Piper Americas from 2018, as Co-Managing Partner from 2013 to 2018 and as a partner since 2010. Prior to joining DLA Piper, Ms. Kelly was an executive officer of American International Group, Inc. from 2006 to 2010, serving as Executive Vice President and General Counsel from 2006 to January 2009 and as Vice Chairman until December 2009, positions for which she was responsible for addressing legal, regulatory, corporate governance and risk management issues. Prior to joining American International Group, Ms. Kelly was an executive and general counsel of several large, publicly traded companies, including MCI WorldCom, Inc., Sears, Roebuck and Co. and Federal National Mortgage Association.

Current Public Company Directorships: Ms. Kelly serves as a director and Chair of the Governance and Nominating Committee and member of the Risk Committee of Owens-Illinois, Inc., the world’s largest manufacturer of glass containers.

Other Directorships and Memberships and Education: Ms. Kelly serves on the boards of numerous philanthropic organizations and serves as a director of George Washington University Medical Faculty Associates. She is also past Chair of Equal Justice Works and a director of Lawyers for Children America. She was a director of Saxon Capital from 2005 to 2007. Ms. Kelly received a B.A., cum laude, from Trinity University and a J.D., magna cum laude, from The George Washington University Law School. She is a member of the Texas Bar and the District of Columbia Bar and a Fellow of the American Bar Foundation.

Experience, Qualifications, Attributes and Skills: We believe Ms. Kelly is qualified to serve as a director based upon her many years of experience as a senior executive and general counsel of several large, publicly traded companies, her experience as a director of another public company, and her varied business and legal experience.

2022 Notice and Proxy Statement	39

The Board of Directors

TRACY B. MCKIBBEN Director since December 2018

Ms. McKibben is the founder and has served as the Chief Executive Officer since 2010 of MAC Energy Advisors LLC, an investment and consulting company that serves clients in the alternative energy, renewable energy, clean technology, water and energy efficiency markets.

Business Experience: Prior to her current position, Ms. McKibben served as Managing Director and Head of Environmental Banking Strategy at Citicorp Global Markets from September 2007 to August 2009. She also served on the board of directors of ECP Environmental Growth Opportunities Corp., a special purpose acquisition company, until its merger with an operating company. Ms. McKibben served on the National Security Council at the White House from July 2003 to August 2007 as Director of European Economic Affairs and European Union Relations and as Acting Senior Director for European Affairs. Before joining the National Security Council, Ms. McKibben served in various senior advisory roles in the U.S. Department of Commerce from March 2001 to July 2003. Prior to her work in the public sector, she practiced law at Akin, Gump, Strauss & Feld LLP.

Current Public Company Directorships: Ms. McKibben serves on the board of directors of Ecolab Inc. and serves as a member of its Audit Committee and Finance Committee.

Other Directorships and Memberships and Education: Ms. McKibben serves on the Board of Directors of United Services Automobile Association (USAA) and the Board of Trustees of the New York Power Authority. She is a member of the Council on Foreign Relations. Ms. McKibben received a B.A. from West Virginia State University and received a J.D. from Harvard Law School. McKibben received a B.A. from West Virginia State University and received a J.D. from Harvard Law School.

Experience, Qualifications, Attributes and Skills: We believe Ms. McKibben is qualified to serve as a director based upon her experience as the founder and Chief Executive Officer of an investment and consulting company operating in the energy market and her senior leadership experience at a leading investment banking firm, as well as her experience in senior leadership positions in a presidential administration. We also believe Ms. McKibben’s experience serving on the boards of directors of other public companies and serving as a member of the audit committee, finance committee and compensation committee of other public company boards complements her qualifications to serve on our Board.

40	Huntington Ingalls Industries, Inc.

The Board of Directors

STEPHANIE L. O’SULLIVAN Director since January 2021

Ms. O’Sullivan has served as an independent business consultant since January 2017.

Business Experience: Prior to serving as an independent business consultant, Ms. O’Sullivan served as Principal Deputy Director of the Office of National Intelligence from February 2011 until January 2017. In that position, she assisted the Director of National Intelligence in the management of day-to-day operations of the intelligence community. From December 2009 until February 2011, Ms. O’Sullivan served as the Associate Deputy Director of the Central Intelligence Agency (“CIA”). Prior to that appointment, she held several management positions in the agency’s Directorate of Science and Technology, working to develop and deploy innovative technology in support of intelligence collection and analysis.

Other Directorships and Memberships and Education: Ms. O’Sullivan currently serves on the boards of directors of The Aerospace Corporation, Battelle Memorial Institute and HRL Laboratories (formerly Hughes Research Laboratories), the Accenture Federal Services proxy board and the CIA Officers Memorial Foundation board of directors. She has also served on advisory boards at Google, Adobe Inc., Oak Ridge National Laboratory, Noblis, Peraton and Booz Allen Hamilton Inc. Ms. O’Sullivan has been an adjunct faculty member at Georgetown University’s Center for Security and Emerging Technology and continues to support study activities for the Department of Defense, Office of the Director of National Intelligence and the CIA. She was elected a member of the National Academy of Engineering in 2019. Ms. Sullivan received a B.S. in Civil Engineering from Missouri Science and Technology University.

Experience, Qualifications, Attributes and Skills: We believe Ms. O’Sullivan is qualified to serve as a director based upon her extensive experience with our primary customer as a long-served senior civilian in the U.S. government and her highly successful career culminating in assignments in the most senior levels of government. We believe she also adds to the Board broad experience in the fields of command, control and intelligence for the U.S. government, which are areas of importance to our Defense and Federal Solutions business unit in our growing Technical Solutions business segment. In addition, Ms. O’Sullivan is a demonstrated governance professional based upon her experience in the board environment of both public and private companies.

C. MICHAEL PETTERS Director since March 2011

Mr. Petters has served as Executive Vice Chairman of the Board of HII since March 2022.

Business Experience: Mr. Petters served as President and Chief Executive Officer of HII from March 2011 to March 2022. Prior to that, he served as President of Northrop Grumman Shipbuilding from 2008, when it was formed, until March 2011, when it was spun off to form HII. From 2004 to 2008, Mr. Petters served as President of Northrop Grumman Newport News. Since joining Newport News Shipbuilding and Dry Dock Company in 1987, his responsibilities have included oversight of the Virginia-class submarine program, the nuclear-powered aircraft carrier programs, aircraft carrier overhaul and refueling, submarine fleet maintenance, commercial and naval ship repair, human resources and business and technology development. During his service in the U.S. Navy, Mr. Petters served aboard the nuclear-powered submarine USS Bancroft, and he spent five years in the Naval Reserve.

Other Directorships and Memberships and Education: Mr. Petters serves as Chairman of the Aerospace Industries Association and as a trustee of the Committee for Economic Development. He also serves on the boards of directors of the National Association of Manufacturers and the U.S. Naval Academy Foundation. Mr. Petters is a member of the Board of Advisors to the Center for a New American Security. He received a B.S. in Physics from the U.S. Naval Academy and an M.B.A. from the College of William and Mary.

Experience, Qualifications, Attributes and Skills: We believe Mr. Petters is qualified to serve as a director based upon his experience as HII’s President and Chief Executive Officer for 11 years, his experience as President of our predecessor companies, his experience in operations and other senior management positions of our predecessor companies and his military experience as a naval officer.

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The Board of Directors

THOMAS C. SCHIEVELBEIN Director since March 2011

Mr. Schievelbein served as Chairman, President and Chief Executive Officer of The Brink’s Company from June 2012 until his retirement in May 2016.

Business Experience: Mr. Schievelbein served as President of Northrop Grumman Newport News and was a member of the Northrop Grumman Corporate Policy Council from November 2001 until November 2004. He served as Chief Operating Officer of Newport News Shipbuilding Inc. from 1995 until 2001 and was responsible for the design, construction and maintenance of nuclear-powered aircraft carriers and submarines. His experience includes the Virginia-class submarine program, CVN-76, CVN-77 and CVN-21 aircraft carrier programs, aircraft carrier overhaul and refueling, submarine fleet maintenance, commercial and naval ship repair and business development.

Current Public Company Directorships: Mr. Schievelbein has served on the board of directors of New York Life Insurance Co. since 2006 and currently serves as a member of the Compensation Committee, the Investment Committee and the Governance and Policy Committee.

Prior Public Company Directorships: Mr. Schievelbein previously served on the board of directors of The Brink’s Company from March 2009 until his retirement in May 2016, serving as Chairman of that board from June 2012. Before serving as Chairman, he served as a member of its Audit and Compensation Committees. Mr. Schievelbein served on the board of directors of McDermott International Inc. from 2004 to 2012.

Other Directorships and Memberships and Education: Mr. Schievelbein is a past member of the Secretary of the Navy’s Advisory Panel and was a director of the U.S. Naval Academy Foundation from 2004 through 2012. He received a B.S. in Marine Engineering from the U.S. Naval Academy and a Master’s Degree in Nuclear Engineering from the University of Virginia.

Experience, Qualifications, Attributes and Skills: We believe Mr. Schievelbein is qualified to serve as a director based upon his experience as the President and Chief Operating Officer of Northrop Grumman Newport News and Chief Operating Officer of Newport News Shipbuilding Inc., his prior experience as Chairman, President and Chief Executive Officer of a public company and his experience serving as a director of other public companies.

42	Huntington Ingalls Industries, Inc.

The Board of Directors

JOHN K. WELCH Director since February 2015

Mr. Welch served as President and Chief Executive Officer of Centrus Energy Corp. (formerly USEC Inc.) from October 2005 until his retirement in October 2014.

Business Experience: Mr. Welch was previously a senior executive with General Dynamics Corporation, retiring from the company in 2003 as Executive Vice President for the Marine Systems Group, which included Bath Iron Works, Electric Boat and National Steel and Shipbuilding Company (NASSCO). During his career with General Dynamics, which began in 1989, Mr. Welch also served as President of Electric Boat, Vice President of Programs for Electric Boat, with responsibility for new construction, overhaul and repair programs, material acquisition and information technology, and Vice President for Program Development at Electric Boat, with responsibility for strategic planning, program and product marketing and high-technology program acquisition and management. Mr. Welch served over seven years on active duty with the U.S. Navy as a nuclear submarine officer and retired from the Naval Reserve.

Prior Public Company Directorships: Mr. Welch served on the board of directors of Centrus Energy Corp. and its predecessor, USEC Inc., from 2005 until 2013.

Other Directorships and Memberships and Education: Mr. Welch is Chairman of the Board of Battelle Memorial Institute and serves on the boards of Novawall Systems Incorporated and Mount St. Joseph High School. He received a B.S. in Aerospace Engineering from the U.S. Naval Academy, a Master’s Degree in Aeronautical Engineering from the Naval Postgraduate School and an M.B.A. from Loyola College.

Experience, Qualifications, Attributes and Skills: We believe Mr. Welch is qualified to serve as a director based upon his senior executive experience at other public companies in the shipbuilding and energy markets, including his experience as executive vice president of the primary competitor to our core shipbuilding business. Mr. Welch also brings experience as a director of other public and private companies and not-for-profit entities.

Additional Information. Mr. Welch is the retired President and Chief Executive Officer of Centrus Energy Corp. (formerly USEC Inc.). Centrus Energy filed a voluntary petition under Chapter 11 of the federal bankruptcy code on March 5, 2014. On September 30, 2014, Centrus Energy emerged from Chapter 11, prior to Mr. Welch’s retirement from the company.

2022 Notice and Proxy Statement	43

The Board of Directors

STEPHEN R. WILSON Director since October 2015

Mr. Wilson has served as an independent business consultant at Arthur J. Gallagher & Co., a global insurance brokerage and risk management services firm, since 2015.

Business Experience: Mr. Wilson was an independent consultant at Brock Capital Group LLC, an investment bank, from 2010 until 2014. He was a partner at Camelot Equity Partners from 2007 until 2010. Over the past 30 years, Mr. Wilson has also served in various executive roles, including as: Executive Vice President and Chief Financial Officer of RJR Nabisco, Inc.; Chief Financial Officer of Pepsi Cola USA; Chief Financial Officer of Frito-Lay International and President of Frito-Lay Brazil; Senior Vice President and Chief Financial Officer and, later, President of Cadbury Beverages North America; and Executive Vice President, Finance and Administration and Chief Financial Officer and, later, Chief Administrative Officer of Footstar, Inc.

Prior Public Company Directorships: Mr. Wilson served on the board of directors of Newport News Shipbuilding, Inc. from 1996 until the company was acquired by Northrop Grumman Corporation in 2002. He also served as chairman of the Audit Committee and as a member of the Compensation and Executive Committees. Mr. Wilson served on the board of directors of Majesco Entertainment Company from 2006 through 2015 and as chairman of the Nominating and Governance Committee and the Audit Committee.

Other Directorships and Memberships and Education: Mr. Wilson previously served: on the board of directors of Blue Man Productions; as Finance Director and on the board of directors of Reckitt & Colman PLC; on the statutory board of Natwest Bancorp North America; on the board of directors of Middlesex Mutual Assurance; on the national advisory board of LEK Consulting; on the national advisory board of Chase Bank; on the national advisory board of Parson Consulting; and on the board of directors of Knobias, Inc. Mr. Wilson currently serves on the board of directors of Blue School and previously served on the boards of the South Bronx Educational Foundation and the Manhattan Theatre Club. He graduated from the U.S. Naval Academy, served as a Lieutenant in the U.S. Navy and received an M.B.A. from the Harvard Business School.

Experience, Qualifications, Attributes and Skills: We believe Mr. Wilson is qualified to serve as a director based upon his experience as chief financial officer, and chief executive officer of significant operating units, of several large public companies and his prior service on the board of directors of Newport News Shipbuilding, prior to its acquisition by Northrop Grumman, and more recently on the board of another public company.

44	Huntington Ingalls Industries, Inc.

Director Compensation

Compensation elements for the Board of Directors are designed to:

•	promote alignment with long-term stockholder interests;

•	enable us to attract and retain outstanding directors who meet the criteria described under “Governance of the Company” above;

•	recognize the substantial time commitments necessary to oversee the business of our company; and

•	support the independence of thought and action expected of directors.

Non-employee director compensation is evaluated annually by the Compensation Committee, which makes recommendations to the full Board for consideration and approval. In 2021, the Compensation Committee’s independent compensation consultant, Exequity LLP (“Exequity”) conducted an assessment of the competitive market with respect to outside director compensation. Exequity’s assessment considered the following director compensation elements: board-related pay, committee-related pay, equity pay, total director compensation and chairman of the board compensation. Based upon an analysis of the 14 companies that comprise the peer group for our 2021 NEO compensation analysis, as well as supplemental general industry data gathered from Fortune 500 companies,

Exequity concluded that the equity component of HII’s outside director total compensation trailed the median of our peer group. To address its determination, Exequity proposed increasing the annual equity award for Board members from $130,000 to $160,000. The Compensation Committee accepted Exequity’s recommendation and recommended that the Board approve an amended and restated directors’ compensation policy reflecting the equity award increase, which the Board approved. The following section sets forth director compensation under the amended and restated policy.

Our two employees who serve on the Board, the Executive Vice Chairman of the Board and our CEO, are not paid additional compensation for service on the Board.

DIRECTOR COMPENSATION PROGRAM

Our director compensation program for non-employee directors is comprised of both cash retainers and equity awards in the form of either restricted stock units or shares of our common stock, in each case granted under our 2012 Long-Term Incentive Stock Plan.

Non-employee directors receive an annual cash retainer of $100,000. Our non-executive Chairman of the Board receives an additional annual cash retainer of $250,000. The additional annual cash retainers for serving as chairpersons of our standing Board committees are: $25,000 for Audit; $20,000 for Compensation; $20,000 for Cybersecurity; $20,000 for Governance and Policy; and $20,000 for Finance. The additional annual cash retainers for serving as members (but not as chairpersons) of the Board committees are: $17,500 for Audit; $7,500 for Compensation; $7,500 for Cybersecurity; $7,500 for Governance and Policy; and $7,500 for Finance. Cash retainers are paid on a quarterly basis at the end of each quarter in arrears.

Non-employee directors may elect to receive their annual cash retainers in the form of stock units payable upon termination of the director’s board service. Non-employee directors who elect to receive their annual cash retainers in the form of stock units and own shares of our common stock having a value at least five times the director’s annual cash retainer may elect to receive stock units for the following calendar year that are payable in the fifth calendar year after the year in which the stock units are earned (or, if earlier, upon termination of the director’s board service). The stock units are fully vested on the date of grant.

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Director Compensation

Non-employee directors also receive an annual equity award of restricted stock units or shares of our common stock, valued at $160,000. On the first trading day of each quarter, each non-employee director is granted a number of restricted stock units or shares determined by dividing $40,000 by the per share closing price of our common stock on the NYSE on the date of grant, rounded down to the nearest whole unit or share.

Restricted stock unit awards are fully vested at date of grant but do not generally become payable until 30 days following the date a non-employee director ceases to serve on the Board. Non-employee directors receive dividend equivalents on their outstanding and unpaid restricted stock units. Dividend equivalents are paid in the form of a credit of additional restricted stock units and are subject to the same vesting, payment and other provisions as the underlying restricted stock units.

If a non-employee director owns shares of our common stock having a value at least five times the director’s annual cash retainer, the director may elect to receive his or her annual equity award in the form of either shares of our common stock or stock units that are payable in the fifth calendar year after the year in which the annual equity award is earned (or, if earlier, upon termination of the director’s board service). The common stock or stock units are fully vested on the date of grant.

2021 DIRECTOR COMPENSATION TABLE

The following table sets forth the compensation for the year ended December 31, 2021, of our non-employee directors who served during any part of 2021.

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(1)		All Other Compensation ($)(2)	Total ($)
Philip M. Bilden	—	(3)	264,320	(4)	—	264,320
Augustus L. Collins	—	(3)	254,383	(5)	1,189	255,572
Kirkland H. Donald	350,000		129,841		689	480,530
Victoria D. Harker	127,500		129,841		—	257,341
Anastasia D. Kelly	115,000		129,841		—	244,841
Tracy B. McKibben	115,000		129,841		—	244,841
Stephanie L. O’Sullivan	110,526		129,767			240,293
Thomas C. Schievelbein	137,500		129,841		1,393	268,734
John K. Welch	137,500		129,841		—	267,341
Stephen R. Wilson	132,500		129,841		—	262,341

(1)

The values for stock awards represent the grant date fair values of restricted stock units or shares of common stock granted in 2021, computed in accordance with FASB ASC Topic 718. Information about the assumptions used to value these awards can be found in Note 18 of the financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2021. As of December 31, 2021, our non-employee directors serving as directors as of December 31, 2021, held the following number of restricted stock units: Bilden—0, Collins—5,232, Donald—3,229, Harker—7,097, Kelly—16,253, McKibben—2,106, O’Sullivan—678, Schievelbein—18,062, Welch—4,111 and Wilson—3,991; and the following number of shares of common stock: Bilden—3,253, Harker—1,659, Kelly—3,069, Schievelbein—5,847, Welch—1,545 and Wilson—460.

(2)	Represents value of spousal travel to board events.
(3)	Mr. Bilden and Gen. Collins elected to receive their 2021 cash retainers in the form of common stock and stock units, respectively.
(4)	$134,479 of this amount represents common stock issued to Mr. Bilden in lieu of his 2021 cash retainers.
(5)	$124,542 of this amount represents stock units issued to Gen. Collins in lieu of his 2021 cash retainers.

46	Huntington Ingalls Industries, Inc.

Executive Compensation

INTRODUCTION

This section provides information about our executive compensation program with respect to the 2021 compensation of our Principal Executive Officer, each of the individuals who served as our Chief Financial Officer and our three other most highly compensated executive officers in 2021 (our “NEOs”). Christopher D. Kastner served as our Chief Financial Officer until February 12, 2021, when his election to Chief Operating Officer became effective, and Thomas E. Stiehle was elected Chief Financial Officer effective February 12, 2021. This section includes biographies of our NEOs, the Compensation Discussion and Analysis, which explains how and why the Compensation Committee made its compensation decisions for the NEOs, the Report of our Compensation Committee, and the detailed executive compensation tables required by the SEC, with related narrative disclosure.

NAMED EXECUTIVE OFFICER BIOGRAPHIES

The following biographies provide information regarding the experience and education of our NEOs.

C. Michael Petters, Executive Vice Chairman of the Board (formerly President and Chief Executive Officer)

Mr. Petters was elected Executive Vice Chairman of the Board, effective March 1, 2022. Prior to that, he served as President and Chief Executive Officer of HII from March 2011, when Huntington Ingalls Industries began operating as a stand-alone public company following a spin-off from Northrop Grumman Corporation.

As President and Chief Executive Officer of HII, Mr. Petters was responsible for leading the design, construction and overhaul of conventionally powered surface combatants, amphibious and auxiliary ships and nuclear-powered submarines and aircraft carriers, as well as business opportunities in adjacent markets. From 2008 until he became CEO, he served as president of Northrop Grumman Shipbuilding. Prior to that, he served as president of the Newport News sector of Northrop Grumman Corporation.

Mr. Petters joined Newport News Shipbuilding in 1987 in the Los Angeles-class submarine construction division. He subsequently held a number of positions of increasing responsibility throughout the organization, including production supervisor for submarines, marketing manager for submarines and carriers, vice president for aircraft carrier programs, vice president for contracts and pricing, and vice president for human resources.

A native of Florida, Mr. Petters earned a B.S. in Physics from the U.S. Naval Academy in 1982, served aboard the nuclear-powered submarine USS George Bancroft and spent five years in the Naval Reserve. He earned an M.B.A. from the College of William and Mary.

Mr. Petters serves as Chairman of the Aerospace Industries Association and as a trustee of the Committee for Economic Development. He also serves on the boards of directors of the National Association of Manufacturers and the U.S. Naval Academy Foundation. Mr. Petters is a member of the Board of Advisors to the Center for a New American Security.

Thomas E. Stiehle, Executive Vice President and Chief Financial Officer

Mr. Stiehle, age 56, was elected Executive Vice President and Chief Financial Officer effective February 12, 2021. In this role, he is responsible for directing HII’s corporate strategy and processes in support of business growth and profitability goals. Mr. Stiehle also has responsibility for corporate

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Executive Compensation

business management functions, including investor relations, treasury, internal audit, contracts, accounting, financial reporting, planning and analysis, rates and budgets and mergers and acquisitions.

From October 2012 until Mr. Stiehle assumed his current position, he served as Vice President and Chief Financial Officer of our Ingalls Shipbuilding segment. Prior to that, he served as Vice President, Contracts and Pricing, for Ingalls Shipbuilding. Prior to joining HII in 2011, Mr. Stiehle worked for Northrop Grumman, Aerospace Sector, for 24 years. He holds a B.S. in Mechanical Engineering from Hofstra University and an M.B.A. from Adelphi University and a Master’s Degree in Acquisition and Contract Management from Florida Institute of Technology.

Christopher D. Kastner, President and Chief Executive Officer (formerly Chief Operating Officer)

Mr. Kastner, age 58, was elected President and Chief Executive Officer, effective March 1, 2022, after serving as Executive Vice President and Chief Operating Officer beginning February 12, 2021. As Chief Operating Officer, Mr. Kastner oversaw HII’s three operating segments and worked closely with the segment presidents to drive execution on HII’s historic backlog. Prior to serving as Chief Operating Officer, he served as Executive Vice President and Chief Financial Officer from March 2016. In that role, Mr. Kastner was responsible for directing the business strategy and processes in support of business growth and profitability goals. He also had responsibility for corporate business management functions, including investor relations, treasury, internal audit, contracts, accounting, financial reporting, planning and analysis, rates and budgets and mergers and acquisitions. Mr. Kastner also provided oversight for segment business management, contracts and estimating and pricing.

From August 2012 until he became Chief Financial Officer, Mr. Kastner served as Corporate Vice President and General Manager, Corporate Development, responsible for strategy and development activities, including the development and integration of strategic planning efforts, as well as the analysis and entrance into new adjacent markets. Prior to that and from March 2011, he served as Vice President and Chief Financial Officer of our Ingalls Shipbuilding segment. Before that and from 2008, Mr. Kastner served as Vice President, Business Management and Chief Financial Officer of Northrop Grumman Shipbuilding, Gulf Coast, and served as Vice President, Contracts and Risk Management of Northrop Grumman Ship Systems from 2006 to 2008. Prior to that, he held several positions at other Northrop Grumman businesses, including Corporate Director of Strategic Transactions.

Mr. Kastner holds a B.A. in Political Science from the University of California at Santa Barbara and an M.B.A from Pepperdine University. He serves on the board of directors of WHRO, the only public broadcasting station in the United States owned by a collaboration of 19 local public school districts, and on the board of trustees for Eastern Virginia Medical School.

Chad N. Boudreaux, Executive Vice President and Chief Legal Officer

Mr. Boudreaux, age 48, was appointed Executive Vice President and Chief Legal Officer effective April 1, 2020. In this position, he has overall leadership responsibility for our law department and outside counsel, which provide a broad range of legal advice and support for our business activities, including corporate governance matters, compliance, litigation management, and mergers and acquisitions. Prior to his current position, Mr. Boudreaux managed our litigation docket and oversaw our nationally recognized compliance program as our first chief compliance officer. He joined HII in 2011 as Corporate Vice President for Litigation, Investigations and Compliance.

Before joining HII, Mr. Boudreaux practiced law at Baker Botts LLP, where he established the law firm’s Global Security and Corporate Risk Counseling practice group. Prior to that, he held various high-ranking positions in the U.S. government, including deputy chief of staff of the U.S. Department of Homeland Security and leadership positions at the U.S. Department of Justice. Mr. Boudreaux earned

48	Huntington Ingalls Industries, Inc.

Executive Compensation

a B.A. from Baylor University and a J.D. from the University of Memphis School of Law. He is a recipient of the U.S. Justice Department’s Special Commendation for Outstanding Service for his work on high-stakes litigation for the United States.

Jennifer R. Boykin, Executive Vice President and President, Newport News Shipbuilding

Ms. Boykin, age 57, has served as Executive Vice President and President, Newport News Shipbuilding, since July 2017.

From 2012 until she assumed her current position, Ms. Boykin was Vice President, Engineering and Design for Newport News Shipbuilding. Since joining Newport News Shipbuilding in the Nuclear Division in 1987, Ms. Boykin has had a variety of responsibilities, including serving as Vice President of Quality and Process Excellence, Director of Facilities and Waterfront Support, and program manager for the Nuclear Engineering Division. Ms. Boykin also served as a construction superintendent for the aircraft carrier program during construction of USS John C. Stennis and USS Harry S. Truman.

Ms. Boykin holds a B.S. in Marine Engineering from the U.S. Merchant Marine Academy and a Master’s Degree in Engineering Management from The George Washington University.

Edgar A. Green III, Executive Vice President and President, Technical Solutions

Mr. Green, age 56, has served as Executive Vice President and President, Technical Solutions since December 2016.

Prior to his current position and from January 2015, Mr. Green served as Corporate Vice President, Corporate Development. From January 2013 to January 2015, he served as Vice President, Component Manufacturing, for Newport News Shipbuilding, and, from March 2011 to January 2013, he served as Corporate Vice President, Investor Relations, of HII. Prior to joining HII in 2011, Mr. Green served as Vice President of Investor Relations at Celanese Corp. Before that he was a Managing Director and research analyst at Wells Fargo Securities, where he covered the defense and aerospace industry, and a manufacturing plant engineer and maintenance manager at Eaton Corp.’s Truck Components Division.

Mr. Green served as a U.S. Navy nuclear submarine officer on board USS Tecumseh (SSBN-628). He holds a B.S. in Systems Engineering from the U.S. Naval Academy and an M.B.A. from Duke University.

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Executive Compensation

COMPENSATION DISCUSSION AND ANALYSIS

The following Compensation Discussion and Analysis, or CD&A, provides information relevant to understanding the 2021 compensation of our Named Executive Officers.

Huntington Ingalls Industries is America’s largest military shipbuilding company and a provider of professional services to partners in government and industry. For more than a century, HII’s Newport News Shipbuilding segment in Virginia and Ingalls Shipbuilding segment in Mississippi have built more ships in more ship classes than any other U.S. naval shipbuilder. HII’s Technical Solutions segment provides a wide range of professional services, including defense and federal solutions, nuclear and environmental services and unmanned systems. Headquartered in Newport News, Virginia, HII employs approximately 44,000 people domestically and internationally. The goal of our executive compensation program is to support a pay-for-performance culture by implementing compensation programs that are market competitive, customer-focused and fair to our stockholders.

Our 2021 NEOs are:

• C. Michael Petters	President and Chief Executive Officer
• Thomas E. Stiehle	Executive Vice President and Chief Financial Officer
• Christopher D. Kastner	Executive Vice President and Chief Operating Officer
• Chad N. Boudreaux	Executive Vice President and Chief Legal Officer
• Jennifer R. Boykin	Executive Vice President and President, Newport News Shipbuilding
• Edgar A. Green III	Executive Vice President and President, Technical Solutions

Executive Summary

Our executive compensation program and practices are described in detail over the following pages. We have designed our executive compensation program to attract, motivate and retain highly qualified executives, incentivize our executives to achieve business objectives, reward performance and align the interests of our executives with the interests of our stockholders and customers. The fundamental philosophy of our executive compensation program, set by the Compensation Committee of the Board, is pay for performance. We have also designed our compensation program to balance performance-based compensation over the short-term and long-term to incentivize decisions and actions that promote stockholder value and focus our executives on performance that benefits our stockholders and customers, while discouraging inappropriate risk-taking behaviors.

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The pay-for-performance philosophy of our executive compensation program is demonstrated by the compensation mix of our NEOs. Of the three primary elements of total direct compensation, our executive compensation is heavily weighted toward the variable, performance-based elements, and toward the long-term and equity-based elements, as reflected in the following charts, which set forth the percentage of total compensation corresponding to each compensation element received by our CEO and by our other NEOs collectively in 2021.

CEO[1]	Other NEOs[2]

(1)

Our CEO elected to receive a base salary of $1; his fixed (cash) compensation therefore represented 0% of his total direct compensation. Total direct compensation does not include perquisites and other benefits.

(2)	Reflects average allocation for the NEOs other than the CEO. Total direct compensation does not include perquisites and other benefits.

100% of Mr. Petters’ total direct compensation in 2021 was directly linked to our performance through his annual and long-term incentive awards. An average of 77% of the total direct compensation of our other NEOs was comprised of performance-based incentive awards.

Our underlying philosophy of pay for performance incentivizes our constant focus on achieving our financial and operational goals. Above all, these goals are customer-focused, rewarding safety, quality, cost and schedule performance, and stockholder-friendly, rewarding consistent achievement of strong financial results and creation of long-term sustainable stockholder value.

2021 Business Highlights

2021 was a year of solid shipbuilding performance and resiliency in the face of continued business environment challenges. We continued to achieve significant program milestones and made meaningful contributions to enhance U.S. national security. 2021 was also a pivotal year for our Technical Solutions segment with the transformational acquisition of Alion Science and Technology, which we believe positions Technical Solutions for future growth and success. Our financial achievements in 2021 included:

•	$8.1 billion in new contract awards.

•	$9.5 billion in revenues, a 1.7% increase over the prior year.

•	$13.50 diluted earnings per share, compared to $17.14 diluted earnings per share the prior year.

•	$13.03 pension adjusted diluted earnings per share[1], compared to $10.00 pension adjusted diluted earnings per share[1] the prior year.

•	$101 million of common stock repurchases and quarterly cash dividend increase of 3.5% to $1.18 per share in the fourth quarter.

[1]	Non-GAAP measure. See Annex A for definition and reconciliation.

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Executive Compensation

Our operational achievements in 2021 included:

•	Launching the first Flight III Arleigh Burke-class guided missile destroyer Jack H. Lucas (DDG 125).

•	Christening guided missile destroyer Lenah Sutcliffe Higbee (DDG 123).

•	Christening and completing builder’s trials for amphibious transport dock Fort Lauderdale (LPD 28).

•	Delivering guided missile destroyer Frank E. Petersen Jr. (DDG 121).

•	Launching Virginia-class submarine Montana (SSN 794).

•	Christening and achieving pressure hull complete on Virginia-class submarine New Jersey (SSN 796).

•	Receiving a $3 billion contract award for the refueling and complex overhaul (“RCOH”) of USS John C. Stennis.

•	Commencing the first cut of steel for aircraft carrier Doris Miller (CVN 81).

•	Reaching approximately 94% completion of RCOH of USS George Washington (CVN 73).

•	Reaching approximately 83% completion of John F. Kennedy (CVN 79), which now includes single-phase delivery.

•	Completing the first phase of Unmanned Systems Center of Excellence campus.

•	Receiving first international order for four REMUS 300 UUVs from the Royal New Zealand Navy.

•	Announcing the commercial release of the REMUS 300 UUV.

•

Acquiring Alion Science and Technology, significantly expanding HII’s high-end technology capabilities in the areas of cyber and electronic warfare; intelligence, surveillance and reconnaissance; and military training and simulation, as well as broadening HII’s customer base.

Commitment to Compensation Best Practices

We highlight below certain executive compensation practices we have implemented to drive performance, as well as certain practices we have avoided, in the belief they would not serve our customers’ or stockholders’ long-term interests.

WHAT WE DO

Consideration of Annual “Say-on-Pay” Advisory Vote	The Compensation Committee considers the results of the annual stockholder “Say-on-Pay” advisory vote on executive compensation.

Pay for Performance

Our executive compensation program is heavily weighted toward variable, performance-based elements, and toward long-term and equity-based elements. Variable compensation is tied to the achievement of performance goals and includes annual cash incentive awards and long-term restricted performance stock rights, which are described in detail in this CD&A.

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WHAT WE DO

Compensation Risk Assessment

We assess the risk of our compensation programs on an annual basis both internally and with the engagement of the Compensation Committee’s independent compensation consultant. The Compensation Committee agreed with the consultant’s conclusion that there was no undue risk associated with the design or delivery of the programs in 2021.

Executive Compensation Recoupment (Clawback) Policy

Our executive compensation recoupment, or clawback, policy allows us to seek reimbursement in certain circumstances of all or a portion of any performance-based short-term or long-term cash or equity incentive compensation paid or awarded to executive officers.

Targeted Compensation Benchmarking	HII is a unique business with few direct competitors. The Compensation Committee therefore strikes a balance between internal equity and external benchmarking when setting executive pay levels.

Independent Compensation Consultant

The Compensation Committee engages an independent compensation consultant to assess the market for the determination of our executive compensation elements and performance targets on an annual and ongoing basis.

Executive Stock Ownership Guidelines and Holding Requirements

Our stock ownership guidelines provide that each NEO must own a multiple of his or her annual base salary in our common stock, and we have instituted holding requirements prohibiting our NEOs from selling HII common stock received as compensation until their stock ownership requirements have been met. The holding requirements also require our NEOs to continue to hold one-half of their long-term incentive awards for three additional years after they vest.

Director Stock Ownership Guidelines and Holding Requirements

Although our directors do not have specific stock ownership guidelines, the restricted stock units our non-employee directors receive do not become payable until a director ceases to serve on the Board. Non-employee directors who own shares of our common stock having a value at least five times the amount of their annual cash retainer may elect, on an annual basis, to receive their annual equity award directly in shares of our common stock or stock units that are payable in the fifth calendar year after the year in which the annual equity award is earned (or, if earlier, upon termination of the director’s board service). In addition, non-employee directors may elect to receive their annual cash retainers in the form of stock units.

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Executive Compensation

WHAT WE DON’T DO

No Employment Agreements for Executives

None of our NEOs have employment agreements, so each NEO is employed by the company “at will.” We maintain a severance plan that provides for the payment of severance benefits in limited termination circumstances.

No Change-in-Control Agreements for Executives

We have no change-in-control agreements or related executive tax gross-up benefits. The only change-in-control provision in our compensation plans, which applies to all employees who hold equity awards, is the possible acceleration of equity vesting in certain limited circumstances within the parameters of a change-in-control transaction, as defined in the related plans.

No Hedging or Pledging by Officers or Directors

Officers, directors and certain other employees are prohibited from engaging in speculative transactions in our securities, pledging our securities as collateral for a loan or other transaction or engaging in any hedging transactions involving our securities.

No Dividends or Dividend Equivalents on Unearned RPSRs

No dividends or dividend equivalents are paid out on restricted performance stock rights during the performance period. Dividend equivalent units are paid only at the time and to the extent that the underlying shares vest and are paid.

Executive Compensation Principles

The Compensation Committee of the Board (which we refer to as the “Committee” in this CD&A) is comprised exclusively of independent directors, as determined under NYSE corporate governance listing standards, including the enhanced independence standards applicable to members of the Committee. The Committee oversees all of our compensation and benefit programs that affect our NEOs, as well as other officers elected by the Board. The Committee also provides strategic direction for our overall compensation and benefits structure and oversees CEO and executive officer succession plans. In conducting oversight of our compensation and benefit programs, the Committee is guided by the following compensation principles approved by the Committee:

•

Our compensation programs will be primarily customer-focused, rewarding safety, quality, cost and schedule performance, and stockholder friendly, rewarding consistent achievement of strong financial results and increasing stockholder value.

•	Compensation programs will be designed to influence outcomes and will provide a balance between short- and long-term performances.

•

Compensation programs will be based on achievement of clear and measurable financial results and accountabilities, with an emphasis on performance-based compensation, and will be formula-based with appropriate levels of discretion for adjustments.

•

Compensation and benefits will be competitive within the market. Alignment with peer companies will be considered when developing programs and goals, but measures oriented to promoting strong improvements in our own business results will be the predominant factor.

•

Compensation will be disclosed and explained in a transparent and understandable manner. Clear and concise goals will be established to enable the assessment of performance by the Committee and by stockholders through the CD&A.

•

Achievement of business goals through both annual operating performance and increased stockholder value will produce significant individual rewards; failure to achieve business goals will negatively affect the pay of our executives.

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•

To promote alignment of management and stockholder interests, elected officers will meet stock ownership guidelines in the following multiples of base salary: CEO and President, seven times; all other elected officers reporting to the CEO, three times. The Committee will monitor attainment of the ownership guidelines on an annual basis. The restricted stock units our non-employee directors receive do not become payable until a director ceases to serve on the Board. Non-employee directors who own shares of our common stock having a value at least five times the amount of their annual cash retainer may elect, on an annual basis, to receive their annual equity award directly in shares of our common stock or stock units that are payable in the fifth calendar year after the year in which the annual equity award is earned (or, if earlier, upon termination of the director’s board service). In addition, non-employee directors may elect to receive their annual cash retainers in the form of stock units.

•

The mix of long-term awards, selection of performance criteria and oversight of compensation programs, together with other features, such as our stock ownership guidelines and holding requirements, will be designed to discourage excessive risk taking by emphasizing a long-term focus on compensation and financial performance.

•	Our NEO compensation strategy will be consistently applied for all incentive plan participants to promote proper alignment, accountability and line-of-sight regarding commitments and priorities.

Pay for Performance

The fundamental philosophy of our executive compensation program is pay for performance. Our pay-for-performance philosophy and compensation principles are designed to attract, motivate and retain highly-qualified executives, incentivize our executives to achieve business objectives, reward performance and align the interests of our executives with the interests of our stockholders and customers. As such, we provide significant reward opportunities to our NEOs linked to achievement of our financial and operational goals. Above all, these goals are customer-focused, rewarding achievement of safety, quality, cost and schedule goals, and stockholder-friendly, rewarding consistent achievement of strong financial results and building or increasing stockholder value. Performance-based compensation is balanced over the short-term and long-term to incentivize decisions and actions that promote stockholder value and focus our executives on performance that benefits our stockholders and customers, while discouraging inappropriate risk taking behaviors.

This focus on performance is demonstrated in the compensation mix of our NEOs. Our executive compensation is heavily weighted toward the variable, performance-based elements, and toward the long-term and equity-based elements, as reflected in the following charts, which set forth the percentage of total target compensation corresponding to each compensation element for our CEO and for our other NEOs collectively for 2021.

CEO Target Compensation Mix[1]	Other NEOs Target Compensation Mix[2]

(1)

Our CEO elected to receive a base salary of $1; his fixed cash compensation therefore represented 0% of his total target direct compensation. Total target compensation does not include perquisites and other benefits.

(2)	Reflects average allocation for the NEOs other than the CEO. Total target compensation does not include perquisites and other benefits.

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Executive Compensation

The design of our incentive compensation plans also supports our pay-for-performance philosophy. A significant portion of the potential compensation of our executives is at risk, and that risk corresponds with each executive’s level of responsibility. Exceeding our financial and operational targets can result in a payout of up to 200% of the original award target, while failure to meet our targets can result in no incentive compensation payouts under our plans.

2021 “Say-on-Pay” Advisory Vote on Executive Compensation

Consistent with our goal of supporting a pay-for-performance philosophy by implementing compensation programs that reward performance, are market competitive and align the interests of our executives with the interests of our stockholders and customers, we seek the views of our stockholders annually on the design, effectiveness and results of our executive compensation program.

At our 2021 Annual Meeting of Stockholders, our stockholders approved our executive compensation on an advisory basis with 97% of the votes cast (excluding broker non-votes). This strong support, among other factors, resulted in the Committee continuing our executive compensation program without significant changes.

Retention of Independent Compensation Consultant

The Committee continued in 2021 to engage an independent compensation consultant, Exequity LLP (“Exequity”), to assist the Committee in carrying out its responsibilities under its charter. Under the terms of the agreement between the Committee and the consultant, the Committee has the exclusive right to select, retain and terminate Exequity, as well as to approve any fees, terms or other conditions of Exequity’s service. Exequity reports directly to the Committee. When directed to do so by the Committee, the consultant also works collaboratively with company management to develop analyses and proposals for presentations to the Committee. The Committee reviews the performance of the independent consultant on an annual basis and determines whether to continue the engagement.

Exequity attended several Committee meetings during 2021 and presented analyses and key recommendations for Committee consideration, discussed emerging trends and technical issues and reviewed and commented on management proposals, as appropriate. In addition, the consultant responded to miscellaneous Committee requests.

Compensation Consultant Independence Assessment

In accordance with SEC rules and NYSE listing standards, the Committee requested and received information from Exequity relating to the consultant’s independence and potential conflicts of interest, including information regarding the following: (1) other services provided to us by the consultant; (2) fees paid by us as a percentage of the consulting firm’s total revenue; (3) policies or procedures maintained by the consulting firm designed to prevent a conflict of interest; (4) any business or personal relationships between the individual consultants involved in the engagement and a member of the Committee; (5) any company stock owned by the individual consultants involved in the engagement; and (6) any business or personal relationships between our executive officers and the consulting firm or the individual consultants involved in the engagement.

Based upon an assessment of these factors, including information gathered from our directors and executive officers relating to business or personal relationships with the consulting firm or the individual consultants, the Committee concluded that the consultant is independent and that the work of the consultant did not raise any conflict of interest.

Peer Group Development

The Committee believes our total compensation program (base salary, target annual cash incentive awards, target long-term incentive awards and benefits) should provide aggregate compensation at

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approximately the 50th percentile of the relevant market. Based upon an analysis conducted by Exequity and reviewed with the Committee, the Committee determined that our NEO base pay generally approximates the median and long-term incentive compensation is generally in the third or fourth quartile among the peer companies. This compensation mix is consistent with both management’s and the Committee’s philosophy that a significant portion of an executive’s overall compensation package should be based on the performance of the company and therefore at risk.

HII is a unique business with few directly comparable peer companies. As such, our current peer group is comprised of heavy manufacturing, engineering and defense companies that have annual revenues generally between $5 billion and $20 billion and that most closely match our company in terms of market cap, strategic interest, workforce similarities and/or business type. The median annual revenues for peer group companies was $5.3 billion, compared to our 2021 revenues of $9.5 billion. The targeted peer group for our 2021 NEO compensation analysis consisted of the following 14 companies:

BWX Enterprises, Inc.	NRG Energy, Inc.
Curtiss-Wright Corporation	Oshkosh Corporation
Howmet Aerospace Inc.	Parker Hannifin Corporation
Jacobs Engineering Group, Inc.	Spirit AeroSystems Holdings, Inc.
KBR Inc.	Teledyne Technologies Incorporated
L-3 Harris Technologies, Inc.	Textron Inc.
Moog Inc.	TransDigm Group

The Committee analyzed the business landscape in the markets in which HII operates and has decided not to modify this peer group for 2022.

Compensation Risk Assessment

The Board actively oversees our overall risk profile, including the potential risk posed by our compensation programs. During the third quarter of 2021, a risk assessment and analysis of our executive compensation programs was conducted by Exequity. Their findings confirmed that our executive compensation programs are designed to drive a pay-for-performance philosophy and do not create risks that are likely to have a material adverse impact on the company. The Committee evaluated and discussed the risk analysis with Exequity and agreed with the consultant’s conclusions.

The following factors are key components of our executive compensation risk mitigation efforts:

•

Our stock ownership guidelines and additional stock holding requirement of three years from the date of payout, including any payout that occurs within one year of retirement, provide a strong risk mitigation tool;

•	Our clawback policy applies to all employees at the level of vice president and above, allowing us to recoup incentive payments in the event of restated financial results;

•	Our lack of employment agreements discourages management entrenchment and increases our flexibility to make management changes when appropriate;

•	Our long-term incentive compensation plan includes a relative performance component, alleviating risk and inherent forecasting uncertainty of relying solely on budget-based goals;

•	Long-term incentive compensation payouts are capped at 200%, preventing possible windfall awards resulting from unforeseen circumstances; and

•

Long-term incentive compensation awards are earned over a three-year performance period and reduce any incentive to engage in business tactics that improve short-term performance at the expense of long-term success.

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Executive Compensation

2021 Compensation Elements

The direct compensation elements for executives under our compensation program consist primarily of base salaries, annual incentive awards and long-term incentive awards. Annual base salary provides a fixed minimum level of compensation that is competitive within the relevant market and helps us attract and retain highly qualified executives. Annual incentive awards are generally paid in cash and intended to motivate executives to achieve pre-determined annual financial and operational goals that are aligned with our strategic goals. Long-term incentive awards are generally equity-based and intended to promote achievement of pre-determined three-year financial performance goals aligned with long-term stockholder interests.

2021 Key Compensation Decisions

Key compensation decisions for our NEOs for 2021 included the following:

•	No performance-based merit increases were provided for any NEOs for 2021. The base salary for Mr. Boudreaux was increased in 2021 as a result of a market adjustment.

•

Targets as a percentage of base salary for annual incentive awards for 2021 under our AIP were unchanged from 2020. Based on our performance for 2021, as well as the individual performances of our NEOs, payout awards were approved at levels that ranged from 106% to 200% of targets.

•

Targets for long-term incentive awards for 2021 were unchanged from 2020. All long-term incentive awards were in the form of restricted performance stock rights, which vest only upon achievement of performance metrics.

•

Upon Mr. Kastner’s promotion to Chief Operating Officer, his base salary was increased from $592,250 to $700,000 and his AIP target as a percentage of salary was increased from 75% to 90%. In addition, his long-term incentive plan (“LTIP”) target value was increased from $1,500,000 to $2,000,000. The decision to increase these components of compensation was based on a market analysis for the position provided by Exequity and management recommendations.

•

Upon Mr. Stiehle’s promotion to Chief Financial Officer, his base salary was increased from $320,000 to $550,000 and his AIP target as a percentage of salary was increased from 40% to 75%. In addition, his LTIP target value was increased from $270,000 to $1,000,000. The decision to increase these components of compensation was based on a market analysis for the position provided by Exequity and management recommendations.

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Base Salaries

Base salaries for our NEOs for 2021 were as follows:

Name	Title	2021 Annual Salary ($)
C. Michael Petters*	President and Chief Executive Officer	1
Thomas E. Stiehle	Executive Vice President and Chief Financial Officer	550,000
Christopher D. Kastner	Executive Vice President and Chief Operating Officer	700,000
Chad N. Boudreaux	Executive Vice President and Chief Legal Officer	525,000
Jennifer R. Boykin	Executive Vice President and President, Newport News Shipbuilding	540,750
Edgar A. Green III	Executive Vice President and President, Technical Solutions	515,008

*

At his request, Mr. Petters received an annual base salary of $1. His primary compensation comes from performance-based equity compensation, and, as a significant stockholder, his personal wealth is tied directly to sustained performance and HII stock price appreciation, which directly aligns with stockholder interests. The base salary used for incentive compensation purposes for Mr. Petters for 2021 was $1,100,000. He began receiving a base salary effective February 28, 2022, when he stepped down as President and CEO of HII. In addition, he will continue to receive non-equity performance-based compensation as a percentage of his base salary and equity performance-based compensation based upon his current target value for long-term incentive compensation.

Creation of Annual Incentive Plan (AIP) and Long-Term Incentive Stock Plan (LTIP) Goals

The Committee approved financial metric goals under our AIP for the corporate office, as well as a combination of financial and operational metric goals for each of our three operating divisions. The guiding principle behind all of our performance metrics is that they drive the desired outcomes to promote customer satisfaction and increase stockholder value.

Division operational goals based on clear and measurable results were developed collaboratively between division management and corporate management. Shipbuilding division operational goals fall into the categories of safety, quality, cost, overhead, schedule, diversity and inclusion, division-specific challenges and opportunities and cross-shipbuilding collaboration. Technical Solutions division operational goals fall into the categories of diversity and inclusion and division-specific challenges.

The Committee approved financial goals for the LTIP to reward performance in three-year increments. The performance metrics for all participants under the LTIP for 2021 were pension adjusted return on invested capital (“ROIC”), earnings before interest, taxes, depreciation, amortization and pension (“EBITDAP”) and relative EBITDAP growth over the performance period from January 1, 2021 through December 31, 2023.

ROIC is a measure of our ability to use cash flows to generate returns. ROIC is calculated as Adjusted Free Cash Flow divided by average Invested Capital. Adjusted Free Cash Flow represents cash flow available to HII’s equity and debt stakeholders, calculated as Free Cash Flow (cash from operations less capital expenditures net of related grant proceeds) plus after-tax interest. Average Invested Capital is equal to total debt, plus equity, less goodwill and the impact of any Accumulated Other Comprehensive Income/Loss.

EBITDAP is a key indicator of our financial performance and calculated as Net Earnings, plus interest, taxes, depreciation and amortization, less Net Pension/Post Retirement Benefit Expense.

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Executive Compensation

Relative EBITDAP growth is defined as our EBITDAP ending balance less our EBITDAP beginning balance, divided by the EBITDAP beginning balance, measured against EBITDAP growth of the S&P Aerospace and Defense Select Index (SPSIAD), which consists of more than 30 companies.

Annual Incentive Compensation Awards

The Committee approves annual incentive compensation targets as a percentage of base salary for each NEO position. Targets vary with relevant benchmark market levels, individual job level, job scope and overall influence on our business results. The Committee considers both the recommendations of its compensation consultant and those of management in determining appropriate annual incentive targets for our NEOs. The target incentive award (“Target Bonus”) is based on a percentage of each NEO’s base salary and provides a basis upon which a final award amount is determined by the Committee based upon its assessment of performance against pre-determined performance criteria after the year has ended. The annual incentive compensation targets for our NEOs expressed as a percentage of base salary tend to fall into the third quartile of the relevant market data.

2021 Annual Incentive Plan

Annual incentive awards for Messrs. Petters, Stiehle, Kastner and Boudreaux for 2021 were evaluated based upon Operating Margin (“OM”) and Operating Cash Flow (“OCF”) for the entire enterprise to arrive at a company performance factor (“CPF”), as well as an individual performance factor (“IPF”). OM is equal to segment operating income as a percentage of total revenues. Segment operating income is equal to operating income before the Operating FAS/CAS Adjustment and non-current state income taxes. OCF represents cash from operating activities before discretionary pension contributions, capital expenditures and excess cash flow.

Achievement of the maximum performance criteria results in a CPF of 2.0. If the CPF is less than 0.5, no annual incentive award is paid. The IPF can range from 0 to 1.5. No annual incentive award can exceed 200% of an individual’s Target Bonus. The annual incentive award formula for the corporate office for the 2021 performance period was:

Base Salary x Target % = Target Bonus

Target Bonus x CPF x IPF = Final Bonus Award

The 2021 annual incentive award for Ms. Boykin was evaluated based on her division performance factor (“DPF”), which includes division financial metric goals, consisting of OM and OCF, and division non-financial goals, which include safety, quality, cost, overhead, schedule, diversity and inclusion, division management and cross-shipbuilding collaboration, as well as an individual IPF.

The 2021 annual incentive award for Mr. Green was evaluated based on his DPF, which includes division financial metric goals, consisting of revenue, OM and OCF, and division non-financial goals, which include division management and diversity and inclusion.

Achievement of the maximum division performance criteria results in a DPF of 2.0, and no annual incentive award is paid to division AIP participants if the CPF with reference to the corporate metrics is less than 0.5. The IPF can range from 0 to 1.5. No annual incentive award can exceed 200% of an individual’s Target Bonus. The annual incentive award formula for the operating divisions for the 2021 performance period was:

Base Salary x Target % = Target Bonus

Target Bonus x DPF x IPF = Final Bonus Award

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At the conclusion of each calendar year, our CEO conducts an annual performance evaluation for each NEO as a basis for recommending an IPF for each NEO. These evaluations are reviewed with the Committee. Each NEO’s individual performance is evaluated based upon consideration of the following factors:

•	Financial performance of our company as a whole and the division(s) (where applicable);

•	Performance on non-financial goals, including enterprise-wide goals and division-specific operating goals;

•	Strategic leadership and vision;

•	Program execution and performance;

•	Customer relationships; and

•	Peer and employee relationships/engagement.

The Committee reviews and considers the recommendations from the CEO and all performance information, including a comparison to the 2021 peer group data. The Committee then approves annual incentive compensation awards for all NEOs, subject to ratification by the independent members of the Board with respect to the CEO’s compensation.

Target Bonus Amounts

Based on analyses of relevant market benchmarks and peer group data, we did not make any adjustments to annual incentive compensation targets as a percentage of base salary. The 2021 Target Bonus amounts were as follows:

Name	Incentive Target as % of Base Salary (%)	2021 Target Bonus ($)
C. Michael Petters (1)	125	1,375,000
Thomas E. Stiehle	75	412,500
Christopher D. Kastner	90	630,000
Chad N. Boudreaux	75	393,750
Jennifer R. Boykin	75	405,563
Edgar A. Green III	75	386,256

(1)	At his request, Mr. Petters received an annual base salary of $1. His performance-based compensation was computed as a percentage of a notional base salary of $1,100,000.

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2021 Annual Incentive Plan Goals and Results

For Messrs. Petters, Stiehle, Kastner and Boudreaux, 2021 annual incentive compensation awards were based entirely upon overall enterprise performance. For Ms. Boykin and Mr. Green, 2021 annual incentive compensation awards were based upon the performance of the Newport News division and the Technical Solutions division, respectively.

The corporate AIP score was based entirely upon our overall financial score, as described below.

The Ingalls Shipbuilding division and the Newport News Shipbuilding division performance scores were based 50% on the respective division operational score, 40% on the respective division financial score and 10% on the combined operating margins (“SOM”) of the two shipbuilding divisions. In determining the division performance factors for the AIP awards for the two shipbuilding divisions, the performance criteria were weighted as follows:

•	50% based on achievement of the respective division operational criteria.

The division operational criteria consisted of the following eight performance metrics, with corresponding weights. These criteria, which are specific to the respective divisions, were recommended by our CEO and approved by the Committee at the beginning of the performance year.

•	Safety (16%)—Measured by a combination of elements, including total case rate, lost total case rate and lost work days rate;

•	Quality (16%)—Measured by integrating elements such as defect rates, process quality, planning quality and other appropriate criteria for program type and phase;

•	Cost (6%)—Measured using program-specific objectives related to achievement of cost factors that include Cost Performance Index and overhead rates;

•	Overhead (10%)—Measured using labor and overhead rates and impacts;

•	Schedule (16%)—Measured using program-specific objectives related to achievement of quarterly schedule targets;

•	Diversity and Inclusion (16%)—Measured using a combination of the following elements: hiring, promotional and developmental opportunities and placements for diverse candidates;

•

Division Management (16%)—Focused on operational or financial goals or goals relating to environmental, human capital or any other area in which our CEO desires to drive performance. Goals recommended by our CEO and approved by the Committee at the beginning of the performance year are specific to each division’s opportunities and challenges; and

•	Cross-Shipbuilding Collaboration (4%)—Measured based on five areas (program management, supply chain management, planning, engineering and operations).

•	20% based on achievement of the respective division return on sales (“ROS”) performance criteria.

•	ROS performance criteria—Measured as division OM before other post-employment retirement benefits and FAS/CAS net pension expense.

•	20% based on achievement of the respective division OCF performance criteria.

•	OCF performance criteria—Measured as division OCF before discretionary pension contributions, capital expenditures and excess cash flow.

•	10% based on achievement of the SOM performance criteria.

•	SOM performance criteria—Measured as the combined OM of the shipbuilding divisions.

62	Huntington Ingalls Industries, Inc.

Executive Compensation

The Technical Solutions division performance score was based 15% on the division operational score and 85% on the division financial score. In determining the division performance factor for Mr. Green’s AIP award, the performance criteria were weighted as follows:

•	15% based on achievement of the division operational criteria.

The division operational criteria consisted of the following two performance metrics. These criteria were recommended by our CEO and approved by the Committee at the beginning of the performance year.

•	Diversity and Inclusion—Measured using a combination of the following elements: hiring, promotional and developmental opportunities and placements for diverse candidates; and

•	Division Management—Focused on optimizing human capital and ensuring ethical and compliant behavior.

•	85% based on achievement of the division financial criteria.

The division financial criteria consisted of the following three performance metrics, with corresponding weights. These criteria were recommended by our CEO and approved by the Committee at the beginning of the performance year.

•	Revenue (20%)—Measured as division total sales;

•	ROS (40%)—Measured as division OM divided by division total sales; and

•	OCF (40%)—Measured as division cash flow before capital expenditures.

All of the AIP goals for our NEOs are recommended by our CEO and then approved by the Committee.

AIP goals are plan-based, with minimum and maximum limits based on clear targets connected to our annual operating plan. The AIP goals are based upon metrics that are customer focused and stockholder friendly with clear line-of-sight financial and operational metrics. Final AIP performance metrics for 2021, as determined by the Committee, were as follows:

Corporate 2021 Metrics for Messrs. Petters, Stiehle, Kastner and Boudreaux

Corporate 2021 Metrics	Goals @ 0%	Goals @ 100%	Goals @ 200%	Performance Results	Points Earned	Weighting	Final AIP Points
OM—Performance (%)	5.82	6.82	7.37	7.06	200	50%	100
OCF—Performance ($M)	567	662	757	835	200	50%	100
Total Performance (CPF)					Total AIP Score		200

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Executive Compensation

Newport News Shipbuilding 2021 Metrics for Ms. Boykin

NNS 2021 Metrics	Goals @ 0%	Goals @ 100%	Goals @ 200%	Performance Results	Points Earned	Weighting	Final AIP Points
Operational Metrics
Operational Performance (Safety, Quality, Overhead, Cost, Schedule, Cross-Shipbuilding Collaboration, Diversity and Inclusion, Site President Specific)	0	100	200	118	118	50%	59

Financial Metrics

OM—Performance (%)	5.27	6.27	6.77	6.33	55
OCF—Performance ($M)	450	500	525	572	100

Financial Performance					155	40%	62

Shipbuilding Operating Margin Metric
Combined Shipbuilding OM (%)	7.00	8.00	9.00	7.81	81	10%	8

Total Performance (DPF)				Total AIP Score			129

Technical Solutions 2021 Metrics for Mr. Green

TS 2021 Metrics	Goals @ 0%	Goals @ 100%	Goals @ 200%	Performance Results		Points Earned	Weighting	Final AIP Points

Operational Metrics
Diversity and Inclusion	0	40	80	80		80
President Specific	0	60	120	60		60

Operational Performance						140	15%	21

Financial Metrics
Revenue ($M)	948	981	1,040	1,476	(1)	0
OM—Performance (%)	3.03	4.03	5.00	3.36		70
OCF—Performance ($M)	42	62	82	46		30

Financial Performance						100	85%	85

Total Performance (DPF)				Total AIP Score				106

(1)

This performance result was adjusted down to 934 to eliminate the impact of the acquisition of Alion Science and Technology (including acquisition costs), the acquisition of the unmanned assets of Spatial Integrated Systems, the sale of UniversalPegasus International and the contribution of San Diego Shipyard to a joint venture.

2021 AIP payouts for the NEOs were made at the performance scores reflected in the respective tables above, and the performance scores represent the percentage of target incentive compensation at which payouts were made.

64	Huntington Ingalls Industries, Inc.

Executive Compensation

Long-Term Incentive Compensation Awards

Our long-term incentive compensation goals are intended to reward three-year performance increments based primarily upon the achievement of financial metrics. Long-term incentive compensation for our NEOs is provided in the form of Restricted Performance Stock Rights (“RPSRs”). Each RPSR represents the right to receive one share of our common stock, or cash of equivalent value, subject to vesting as provided in the award. Vesting occurs when the Committee determines the extent that the applicable performance criteria for the performance period have been achieved. Earned RPSRs may be paid out in shares of our common stock or, at the discretion of the Committee, cash. RPSRs include dividend equivalent units, or DEUs, that are credited to the RPSRs following payment by the company of a cash dividend on our common stock. These DEUs remain subject to the terms and conditions of the underlying RPSR grants and are paid only to the extent the underlying RPSRs vest upon satisfaction of the applicable performance criteria.

The Committee determines long-term incentive compensation target values for our NEOs based upon a peer group analysis, applying value-based guidelines that focus on the award value, rather than the number of shares granted (share-based guidelines). The Committee believes value-based guidelines more effectively deliver long-term incentive compensation awards that are consistent with awards received by individuals holding comparable positions at peer companies.

2021 Long-Term Incentive Compensation Awards

Long-term incentive compensation awards in 2021 were granted under our stockholder-approved Huntington Ingalls Industries, Inc. 2012 Long Term Incentive Stock Plan (the “2012 Plan”). All long-term incentive compensation awards granted to our NEOs in 2021 were in the form of RPSRs and covered the performance period from 2021 through 2023. The Committee and management review and evaluate RPSR performance goals to ensure they are aligned with our long-term objectives. For the 2021 grants, the Committee and management determined that performance for long-term incentive compensation awards to our NEOs would be measured using ROIC, EBITDAP and relative EBITDAP. The number of shares that ultimately vest and are issued to an NEO under an RPSR award can vary from 0% to 200% of the original number of shares granted.

For 2021, the long-term incentive compensation target values for our NEOs were approved by the Committee as follows:

Name	2021 Long-Term Incentive Compensation Target ($)	Actual Award ($)
C. Michael Petters	4,400,000	4,399,947
Thomas E. Stiehle	1,000,000	999,988
Christopher D. Kastner	2,000,000	1,999,976
Chad N. Boudreaux	950,000	949,855
Jennifer R. Boykin	1,150,000	1,149,852
Edgar A. Green III	1,150,000	1,149,852

The target dollar amounts are grant date theoretical values and not based upon any actual calculation or estimate of payout. An NEO is not guaranteed to receive any payout as a result of the 2021 grants.

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Executive Compensation

2019-2021 Long-Term Incentive Plan Goals and Results

During the first quarter of each year, the Committee reviews our financial performance over the prior three years against approved long-term incentive compensation goals to determine payout multiples for RPSRs with a performance period that ended December 31 of the prior year.

At the March 2022 meeting, the Committee reviewed performance for the January 1, 2019 through December 31, 2021 performance period. The performance score for the 2019 LTIP equity grants, as approved by the Committee, was calculated as follows:

	HII 2019-2021 Goals			Actual Performance (Adj.)

	Goals @ 0%	Goals @ 100%	Goals @ 200%	Performance Results	Score	Weighting	CPF
EBITDAP ($M) (1)	2,498	2,776	3,053	2,703	74	40%	29%
ROIC (%) (2)	47.54	54.04	60.54	62.04	200	40%	80%
Relative EBITDAP (%) (3)	25.00	55.00	75.00	62.50	138	20%	28%
Total				Total LTIP Score			137%

(1)	Net Earnings before interest, taxes, depreciation, amortization and Net Pension/Post Retirement Expense.

(2)	Cumulative FCF divided by average invested capital.

(3)	HII EBITDAP ending balance less HII EBITDAP beginning balance, divided by the EBITDAP beginning balance, measured against EBITDAP growth of the S&P Aerospace and Defense Select Index.

The 2019 LTIP awards paid out at 137% of target, and earned RPSRs were issued on March 1, 2022.

Additional Benefits

We provide additional benefits to our NEOs through various plans that are also available to some or all of our other employees. Although these plans are not directly overseen by the Committee, the Committee considers benefits under these plans when considering an executive’s total annual compensation and determining the annual and long-term compensation components. These benefits are not performance-related and are designed to provide a market competitive compensation package to attract, motivate and retain the executive talent we need to achieve our business objectives. The plans include broad-based retirement plans, as well as additional supplemental executive benefits. These supplemental benefits include supplemental pension plans, enhanced health and welfare benefits (dental, life, AD&D and disability) and the Special Officers Retiree Medical Plan (“SORMP”) for our CEO upon retirement.

Defined Benefit Retirement Plans. We maintain tax-qualified defined benefit pension plans that cover all but two of our NEOs and the majority of our workforce. These plans are structured to retain and reward employees for long service and to recognize higher performance levels through annual pay increases. Compensation, age and service factor into the amount of the benefits provided under the plans.

We also maintain non-tax-qualified supplemental defined benefit pension plans that cover all but two of our NEOs. These plans provide benefits that would have been provided under the tax-qualified plans if no limits applied to such plans under the Internal Revenue Code (“IRC”). These types of benefits are common in our industry.

Defined Contribution Savings Plans. We maintain tax-qualified defined contribution savings plans that cover our NEOs and the majority of our workforce. Participating employees contribute portions of their pay to the plans, and the company generally provides a matching contribution.

66	Huntington Ingalls Industries, Inc.

Executive Compensation

We also maintain two non-tax-qualified supplemental savings plans that cover all eligible employees, including our NEOs. The Savings Excess Plan (“SEP”) allows eligible employees to defer compensation beyond the IRC limits of the tax-qualified plans and receive a matching company contribution. Eligibility begins when annual income, including base pay and bonuses, equals or exceeds $290,000, the plan compensation limit under the IRC for 2021. Eligible employees under the IRC may participate in the plan in the calendar year after their total cash income meets or exceeds this limit.

The Officers Retirement Account Contribution Plan (“ORAC”) covers the majority of the company’s elected and appointed officers hired on or after July 1, 2008, who are not eligible for defined benefit pension plans. Enrollment is automatic, and the company contributes an amount equal to 4% of the officer’s eligible compensation.

Because Messrs. Boudreaux and Green were hired after June 30, 2008, they are not eligible to participate in the company’s qualified and nonqualified defined benefit pension plans, but they receive the SEP and ORAC benefits described above. Our other NEOs do not receive ORAC benefits. Additional information about the SEP and the ORAC is provided in the Nonqualified Deferred Compensation table.

Special Officer Retiree Medical Plan. Mr. Petters is a participant in the SORMP and entitled to retiree medical benefits under the terms of the SORMP. Coverage under the SORMP is essentially a continuation of medical benefits into retirement, plus retiree life insurance. Additional information about the SORMP is provided below in the Retiree Medical Arrangement section of the Potential Payments upon Termination or Change of Control section and related tables.

Perquisites. Our NEOs are eligible for certain executive perquisites, which include financial planning, dental coverage, physical exams, personal liability insurance and relocation benefits. These perquisites are common within our industry and comprise an important component of our total compensation package. Management and the Committee review perquisites and benefits on an annual basis to ensure they are appropriate.

Severance Benefits. Management and the Committee believe severance benefits are appropriate for a reasonable amount of time following certain terminations of employment, including a termination without cause. In addition to providing a severance plan for all employees, we maintain The Severance Plan for Elected and Appointed Officers of Huntington Ingalls Industries. Benefits under this plan for our NEOs include the following:

•	Lump Sum Cash Severance Payment—A lump sum equal to one and one half (1.5) times the sum of annual base salary and Target Bonus;

•	Extension of Medical and Dental Benefits—The employer portion of medical and dental insurance premiums for a period of 18 months following the date of termination (concurrent with COBRA);

•

Financial Planning Reimbursement—Eligible expenses incurred prior to the date of termination and eligible expenses incurred in the year in which the date of termination occurs up to a maximum of $15,000 ($30,000 for the CEO), and any fees incurred in the year following the year in which the date of termination occurs up to a maximum of $15,000 ($30,000 for the CEO);

•	Executive Physical Reimbursement—Eligible expenses up to $2,000 incurred through the end of the year of termination; and

•	Outplacement Services Reimbursement—Fees incurred within one year after the date of termination (limited to 15% of base salary as of the date of termination).

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Executive Compensation

Additional Compensation Policies

Total Compensation—Tally Sheet

Management provides the Committee with a total compensation and benefits perspective for each NEO, which includes a tally sheet that captures each element of total compensation and benefits. In conjunction with the Committee’s consideration of NEO compensation compared to the company’s peer group, this tally sheet ensures that compensation decisions are made within a total compensation framework. The tally sheet provides a broad perspective that covers basic annual compensation components, as well as an annualized value of the benefits and perquisites each NEO receives. Accordingly, the values of nonqualified deferred compensation, outstanding equity awards, health and welfare benefits, pension benefits and perquisites are included.

Tax Deductibility of Pay—Section 162(m)

Prior to January 1, 2018, Section 162(m) of the Internal Revenue Code generally limited the deductibility of non-performance based compensation to $1 million each for a public company’s CEO and next three highest-paid executive officers (other than the CFO). Among the provisions included in the Tax Cuts and Jobs Act of 2017 (the “Tax Act”) were changes to Section 162(m). Effective January 1, 2018, the performance-based compensation exception to the $1 million deduction limitation was repealed and the employees subject to the $1 million limitation were revised to include the CEO, CFO and next three highest-paid executive officers. AIP awards and long-term incentive compensation awards in 2021, as well as payouts on 2021 AIP awards and payouts on 2019 long-term incentive compensation awards, to executives subject to Section 162(m) are subject to the $1 million annual deduction limit.

Grant Date for Equity Compensation Awards

Our annual grant cycle for long-term incentive compensation equity awards occurs simultaneously with annual salary increases and annual incentive compensation awards. We expect this to occur in the first two and one-half months of each year. This timing allows management and the Committee to make decisions on all three compensation elements at the same time to promote a total compensation approach.

Stock Ownership Guidelines

To promote ownership of our common stock by our executives and alignment of management and stockholder interests, we have adopted stock ownership guidelines that prescribe pre-determined stock ownership levels for certain executives, expressed as a multiple of the executive’s base salary. The stock ownership guidelines prescribe the following ownership levels:

•	President and CEO—7 times base salary;

•	Elected officers reporting directly to the President and CEO—3 times base salary; and

•	Other elected, appointed and other officers—1.5 times base salary.

The ownership guidelines may be satisfied in one or more of the following ways:

•	Direct ownership of our common stock;

•	Restricted Stock Rights (“RSRs”) (vested or unvested) granted in the form of restricted stock units and issued as part of a long-term incentive compensation award;

•	Equivalent shares held in our savings plan (401(k) plan); or

•	Equivalent shares held in our Savings Excess Plan.

68	Huntington Ingalls Industries, Inc.

Executive Compensation

As of February 28, 2022, the percentage of stock ownership target attained by each NEO was as follows:

Name	Target	% of Target Attained
C. Michael Petters	7 x salary	1,629
Thomas E. Stiehle	3 x salary	158
Christopher D. Kastner	3 x salary	540
Chad N. Boudreaux	3 x salary	188
Jennifer R. Boykin	3 x salary	136
Edgar A. Green III	3 x salary	127

Stock Holding Requirement

To supplement our stock ownership guidelines, we adopted stock holding requirements for our NEOs and other officers. Under the holding requirements, our NEOs and other officers must hold at least 50% of the total number of shares of our common stock received as compensation until the earlier of (a) the third anniversary of the date such shares are issued or (b) the date that employment terminates due to death or disability. The holding requirement continues upon termination or retirement for a one-year period after separation from the company and applies to any equity compensation award vesting in that one-year period. Any equity compensation award vesting or stock options exercised after the one-year anniversary of retirement or termination are not subject to the holding requirement.

Executive Compensation Recoupment

The Committee has adopted the Policy Regarding the Recoupment of Certain Performance-Based Compensation Payments (“clawback policy”), which requires reimbursement of all or a portion of any performance-based short-term or long-term cash or equity incentive compensation payments to an employee at the vice president or more senior position level, when (i) restatement of financial results is necessitated by noncompliance with any financial reporting requirement under the securities laws and (ii) payment of such amounts was received by the employee during the 12-month period following the first public issuance or filing of the financial results that were subsequently restated. The clawback policy is in addition to any rights to repayment we may have under Section 304 of the Sarbanes Oxley Act and other applicable laws and does not limit other available remedies, including dismissing an employee or initiating other disciplinary actions.

Trading Restrictions and Policy Against Hedging and Pledging

Our insider trading policy prohibits directors, officers and employees from buying or selling securities of any company while aware of material non-public information about that company, subject to certain limited exceptions involving pre-arranged trading plans, and from providing such material non-public information to any person who may trade on the basis of such information. This policy also prohibits officers, directors and certain employees from engaging in speculative transactions in company securities, pledging company securities as collateral for a loan or other transaction or engaging in any hedging transactions involving company securities, including zero cost collar transactions and forward sale contracts. Directors, officers and certain employees may engage in permitted transactions in our securities only during certain specified periods and after receiving authorization from our Office of the Corporate Secretary.

2022 Notice and Proxy Statement	69

Executive Compensation

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management this Compensation Discussion and Analysis and, based on such review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Annual Report on Form 10-K for the year ended December 31, 2021.

Submitted by members of the Compensation Committee:

Victoria D. Harker, Chairwoman

Philip M. Bilden

Frank R. Jimenez

Anastasia D. Kelly

70	Huntington Ingalls Industries, Inc.

Executive Compensation

EXECUTIVE COMPENSATION TABLES

2021 Summary Compensation

The following table summarizes the compensation for our 2021 NEOs over the last three years.

Summary Compensation Table

Name & Principal Position	Year	Salary ($) (1)	Stock Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings (4)	All Other Compensation ($) (5)	Total ($)

C. Michael Petters,	2021	1	4,399,947	2,750,000	503,926	60,192	7,714,067
President and Chief	2020	1	4,399,962	1,072,500	915,344	52,610	6,440,417
Executive Officer	2019	1	4,399,903	1,457,500	2,734,018	50,570	8,641,992

Thomas E. Stiehle,	2021	502,281	999,988	825,000	546,756	43,621	2,917,646
Executive Vice President and
Chief Financial Officer (6)

Christopher D. Kastner,	2021	683,424	1,999,976	1,260,000	(175,693)	54,552	3,822,259
Executive Vice President and	2020	589,597	1,499,923	346,467	658,779	55,127	3,149,893
Chief Operating Officer	2019	575,000	1,499,852	457,125	1,721,366	64,228	4,317,571

Chad N. Boudreaux	2021	520,385	949,855	787,500	—	108,903	2,366,643
Executive Vice President and
Chief Legal Officer (6)

Jennifer R. Boykin,	2021	540,751	1,149,852	523,176	72,871	60,437	2,347,087
Executive Vice President	2020	538,327	1,149,777	247,393	1,719,315	22,488	3,677,300
and President, Newport News Shipbuilding	2019	521,154	1,149,803	366,188	2,277,560	63,695	4,378,400

Edgar A. Green III,	2021	515,008	1,149,852	409,431	—	144,508	2,218,800
Executive Vice President	2020	512,699	1,149,777	505,988	—	153,355	2,321,818
and President, Technical Solutions	2019	496,154	1,149,803	525,000	—	119,169	2,290,126

(1)	The amounts in this column represent salary earned during the year and include amounts deferred under the savings and nonqualified deferred compensation plans.

(2)

The dollar values shown in this column are equal to the grant date fair values of equity awards made during the year, computed in accordance with FASB ASC Topic 718. Information about the assumptions used to value these awards can be found in Note 18 of the financial statements included in our 2021 Annual Report on Form 10-K.

The grant date values of 2021 RPSRs for each NEO, assuming maximum performance, were:

C. Michael Petters	$8,799,895
Thomas E. Stiehle	$1,999,976
Christopher D. Kastner	$3,999,952
Chad N. Boudreaux	$1,899,710
Jennifer R. Boykin	$2,299,705
Edgar A. Green III	$2,299,705

(3)

The amounts reported in this column are attributable to the AIP awards earned for 2019, 2020 and 2021, but paid in 2020, 2021 and 2022, respectively. See the Grants of Plan-Based Awards table for more information regarding the range of AIP awards that could have been earned for 2021.

(4)

The amounts reported in this column represent the changes in actuarial present values of the accumulated benefits under defined benefit pension plans, determined by comparing the prior completed year-end amount to the covered year-end amount. We do not have any deferred compensation plans that provide for above market or preferential earnings.

(5)	Detailed information on the amounts reported in this column is included in the All Other Compensation table below.

(6)	Messrs. Stiehle and Boudreaux first became NEOs in 2021. Under SEC rules, we are only required to provide 2021 information for Mr. Stiehle and Mr. Boudreaux.

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Executive Compensation

2021 CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K promulgated under the Securities and Exchange Act of 1934, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of our CEO. The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. Companies may apply a variety of different methodologies, assumptions, adjustments and estimates in compliance with Item 402(u) of Regulation S-K; as such, the information provided should not be used as a basis for comparisons between different companies.

For 2021, the annual total compensation of the median employee of our company was $69,551, and the annual total compensation of our CEO, as reported in the Summary Compensation Table above, was $7,714,067. Based upon this information, the ratio of the annual total compensation of our CEO in 2021, Mr. Petters, to the median of the annual total compensation of all employees was 111 to 1.

Summary Total Compensation and Pay Ratio	CEO	Median Employee	Pay Ratio
	$7,714,067	$69,551	111

Our process for identifying the median of the annual total compensation of all our employees, as well as determining the annual total compensation of our median employee and our CEO, was as follows:

We determined that, as of December 31, 2021, our employee population consisted of approximately 47,105 individuals. For purposes of determining our median employee, we excluded five employees in the U.K. and one employee in Australia. We also excluded 4,093 individuals who became employees upon the acquisition of Alion Science and Technology in August 2021, as permitted by the merger/acquisition exemption. The remaining workforce (excluding our CEO) was 43,005 employees. This population consisted of our full-time, part-time, temporary and seasonal employees.

Our practice is to perform the median employee analysis each year. December 31, 2021, was selected as the date upon which we would identify the “median employee,” because it allowed us to identify our median employee in a reasonably efficient and economical manner. To identify the median employee, we compared 2021 W-2 taxable Medicare wages (Box 5) as reported to the Internal Revenue Service. This compensation measure was consistently applied to all employees included in the calculation. As a result of our analysis, we identified a new median employee for 2021.

72	Huntington Ingalls Industries, Inc.

Executive Compensation

Once we identified the median employee, we calculated annual total compensation for such employee using the same methodology we use for reporting compensation of our NEOs on the 2021 Summary Compensation Table above. With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of the table.

All Other Compensation

Name		Non- Qualified Plans Company Match ($)	Qualified Plans Company Match ($)	Health and Welfare Contributions ($)	Executive Physical ($)	Financial Planning ($)	Personal Liability ($)	Corporate Aircraft ($) (1)	Total All Other Compensation ($)

C. Michael Petters	2021	0	11,600	9,851	2,000	30,000	6,741	0	60,192

Thomas E. Stiehle	2021	17,026	11,600	9,429	2,000	1,856	1,710	0	43,621

Christopher D. Kastner	2021	29,596	11,600	10,577	0	920	1,859	0	54,552

Chad N. Boudreaux	2021	75,636	21,911	9,497	0		1,859	0	108,903

Jennifer R. Boykin	2021	0	11,600	8,838	2,000	15,000	1,859	21,140	60,437

Edgar A. Green III	2021	112,060	21,433	9,237	0		1,778	0	144,508

(1)	Ms. Boykin used the corporate aircraft for four non-business related trips in 2021.

2021 Grants of Plan Based Awards

The following table provides additional information about equity and non-equity incentive compensation awards we granted to our NEOs during the year ended December 31, 2021.

2021 Grants of Plan Based Awards

									Grant Date Fair Value of Stock and Option Awards (3) ($)
			Estimated Potential Payouts Under Non Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)
Name	Grant Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

C. Michael Petters	Annual Incentive Plan		0	1,375,000	2,750,000
	Long-term Incentive (RPSR)	3/1/2021				0	24,662	49,324	4,399,947

Thomas E. Stiehle	Annual Incentive Plan		0	412,500	825,000
	Long-term Incentive (RPSR)	3/1/2021				0	5,605	11,210	999,988

Christopher D. Kastner	Annual Incentive Plan		0	630,000	1,260,000
	Long-term Incentive (RPSR)	3/1/2021				0	11,210	22,420	1,999,976

Chad N. Boudreaux	Annual Incentive Plan		0	393,750	787,500
	Long-term Incentive (RPSR)	3/1/2021				0	5,324	10,648	949,855

Jennifer R. Boykin	Annual Incentive Plan		0	405,563	811,126
	Long-term Incentive (RPSR)	3/1/2021				0	6,445	12,890	1,149,852

Edgar A. Green III	Annual Incentive Plan		0	386,256	772,512
	Long-term Incentive (RPSR)	3/1/2021				0	6,445	12,890	1,149,852

(1)

Amounts in these columns show the ranges of payouts that were possible under our Annual Incentive Plan based on performance during 2021, as described in the Compensation Discussion and Analysis. The amounts actually earned for 2021 are included in the Summary Compensation Table.

(2)

These amounts reflect RPSRs granted in 2021 under the 2012 Plan. Each RPSR represents the right to receive a share of our common stock upon vesting of the RPSR. These RPSRs and accrued DEUs are earned based upon ROIC and EBITDAP performance over a three-year performance period commencing January 1, 2021 and ending December 31, 2023, with payout occurring in early 2024, ranging from 0% to 200% of the rights awarded. Accrued DEUs will be paid only to the extent the underlying shares vest based upon achievement of performance goals. Generally, an executive must remain employed through the performance period to earn an award, although vesting will be prorated if employment terminates earlier due to retirement, death or disability.

(3)	The amounts reported in this column represent the full grant date fair values of the equity awards computed in accordance with the FASB ASC Topic 718.

2022 Notice and Proxy Statement	73

Executive Compensation

Outstanding Equity Awards at 2021 Year-End

The following table summarizes the equity compensation awards made to our NEOs that were outstanding as of December 31, 2021.

Outstanding Equity Awards at 2021 Year-End

Name	Number of Securities of Underlying Unexercised Options Exercisable (#)	Grant Date	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#) (1)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($) (2)
C. Michael Petters		3/1/2021					25,090	4,685,308
		2/24/2020					19,653	3,669,972
		2/27/2019					22,216	4,148,644
Thomas E. Stiehle		3/1/2021					5,702	1,064,843
		2/24/2020					1,205	225,064
		2/27/2019					1,363	254,533
Christopher D. Kastner		3/1/2021					11,405	2,129,685
		2/24/2020					6,700	1,251,073
		2/27/2019					7,573	1,414,203
Chad N. Boudreaux		3/1/2021					5,416	1,011,458
		4/1/2020					3,755	701,118
		2/24/2020					1,205	225,064
		2/27/2019					1,363	254,533
Jennifer R. Boykin		3/1/2021					6,557	1,224,427
		2/24/2020					5,136	959,019
		2/27/2019					5,806	1,084,143
Edgar A. Green III		3/1/2021					6,557	1,224,427
		2/24/2020					5,136	959,019
		2/27/2019					5,806	1,084,143

(1)

The numbers in this column assume target performance levels for RPSRs. The RPSR award granted in March 2021, if earned, will vest based upon performance for the three-year period ending on December 31, 2023. The RPSR award granted in February 2020, if earned, will vest based upon performance for the three-year period ending on December 31, 2022. The RPSR award granted in February 2019 vested based upon performance for the three-year period that ended on December 31, 2021. See “2019-2021 Long-Term Incentive Plan Goals and Results” for actual vesting amounts. The number of shares reflected in the table for the 2021, 2020 and 2019 awards also includes DEUs accrued through December 31, 2021. DEUs vest only to the extent the underlying performance award vests.

(2)	The market values are based on the closing price of our common stock on December 31, 2021, of $186.74.

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Option Exercises and Stock Vested in 2021

The following table provides additional information about the value realized by our NEOs on vesting of stock awards during the year ended December 31, 2021. We did not have any stock options outstanding in 2021.

2021 Stock Vested

	Option Awards		Stock Awards

Name & Principal Position	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise (1) ($)	Number of Shares Acquired on Vesting (1) (#)	Value Realized on Vesting (2) ($)

C. Michael Petters	0	0	17,442	3,113,303

Thomas E. Stiehle	0	0	1,238	221,034

Christopher D. Kastner	0	0	5,301	946,209

Chad N. Boudreaux	0	0	1,219	217,625

Jennifer R. Boykin	0	0	4,192	748,320

Edgar A. Green III	0	0	3,855	688,038

(1)	The numbers in this column represent RPSRs that were received in 2021 based upon the achievement of performance goals for the three-year period from 2018 through 2020.

(2)	The values in this column are calculated by multiplying the number of RPSRs vested by the closing price of our common stock on the NYSE on the date of vesting.

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2021 Pension Benefits

The following table shows the present value of accumulated benefits payable to each of our NEOs under the qualified defined benefit pension plans and nonqualified defined benefit pension plans that we sponsor.

2021 Pension Benefits

Name & Principal Position	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit ($) (1)	Payments During Last Fiscal Year ($)

C. Michael Petters (2)	Special Officer SERP	17.167	12,702,506	—
	HII NNS Inc. Retirement Benefit Restoration Plan	33.500	14,800,869	—
	HII NNS Inc. Retirement Plan	33.500	1,012,564	—

Thomas E. Stiehle (2)	OSERP	35.000	1,484,889	—
	HII Supplemental Plan 2—ERISA 2	35.000	1,647,519	—
	HII Retirement Plan “B”	35.000	1,836,535	—

Christopher D. Kastner (2)	OSERP	30.917	905,475	—
	HII Supplemental Plan 2—ERISA 2	30.917	6,173,663	—
	HII Retirement Plan “B”	30.917	2,231,650	—

Chad N. Boudreaux (3)	—	—	—	—

Jennifer R. Boykin (2)	OSERP	34.000	2,390,229	—
	HII NNS Inc. Retirement Benefit Restoration Plan	34.000	3,389,275	—
	HII NNS Inc. Retirement Plan	34.000	2,085,871	—

Edgar A. Green III (4)	—	—	—	—

(1)

While benefits may be spread over different plans, it is our policy that an executive’s total benefit under these plans is essentially limited to 60% of such executive’s final average pay. The pension benefits for Mr. Petters under the Special Officer Supplemental Executive Retirement Plan are based upon an alternate formula that includes total HII service.

(2)

The following plans in which these executives participate were consolidated as of December 31, 2014, to form the Huntington Ingalls Industries Omnibus Supplemental Retirement Plan: HII Newport News Shipbuilding Inc. Retirement Benefit Restoration Plan and Special Officer Supplemental Executive Retirement Plan. As of December 31, 2019, the OSERP and Huntington Ingalls Industries Supplemental Plan 2 – ERISA 2 were merged into the Huntington Ingalls Industries Omnibus Supplemental Retirement Plan, which was subsequently renamed the Huntington Ingalls Industries Consolidated Supplemental Retirement Plan.

(3)

Mr. Boudreaux was hired in August 2011 and was, therefore, not eligible to participate in any historical defined benefit pension plans, which were closed to new participants in 2008. Mr. Boudreaux does, however, participate in company sponsored defined contribution plans.

(4)

Mr. Green was hired in March 2011 and was, therefore, not eligible to participate in any historical defined benefit pension plans, which were closed to new participants in 2008. Mr. Green does, however, participate in company sponsored defined contribution plans.

The pension values represent the present values of the benefits expected to be paid in the future. They do not represent actual lump sum values that may be paid from a plan. The amount of future payments is based on the current accrued pension benefit as of December 31, 2021. Pursuant to SEC disclosure rules, (i) the actuarial assumptions used to calculate amounts for this table are the same as those used for our financial statements, and (ii) all pension values are determined assuming the NEO works until the specified retirement age, which is the earliest unreduced retirement age (as defined in each plan).

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General Explanation of the Pension Benefits Table

Individual employees may be covered by several different pension plans as a result of our history as a division of Northrop Grumman. However, an executive’s total benefit under the pension plans is essentially limited to 60% of his or her final average pay. The accrued tax qualified pension benefit cannot be reduced or taken away under applicable law, so all historical pension plans have been maintained.

Pension plans provide income during retirement, as well as benefits in special circumstances, including death and disability. In general, the plans are structured to reward and retain employees of long service and recognize higher achievement levels through increases in annual pay. The term “qualified plan” generally means a plan that qualifies for favorable tax treatment under IRC Section 401. Savings plans (also known as 401(k) plans) and traditional pension plans are examples of qualified plans. Qualified plans apply to a broad base of employees. The term “nonqualified plan” generally means a plan that is limited to a specified group of management personnel. Our nonqualified plans supplement our qualified plans and (1) provide benefits that would be provided under our qualified plans if there were no limitations imposed by the IRC and (2) provide a minimum level of pension benefits to our executives in recognition of their higher levels of responsibility.

The amounts in the table are based upon the specific provisions of each plan, which are described in more detail below. Two basic types of pension benefits are reflected in the Pension Benefits table: traditional benefits and cash balance benefits. For purposes of computing amounts in the table, traditional benefits are determined based on the annual pension earned as of December 31, 2021, and include any supplemental payments. Cash balance benefits are based upon the account balance as of December 31, 2021, plus a future interest credit, converted to an annuity using the applicable conversion factors.

Messrs. Stiehle and Kastner participate in the Huntington Ingalls Industries Retirement Plan “B” and the Huntington Ingalls Industries Supplemental Plan 2—ERISA Supplemental Program 2 (“ERISA 2”). Mr. Petters and Ms. Boykin participate in the HII Newport News Shipbuilding Inc. Retirement Plan and the HII Newport News Shipbuilding Inc. Retirement Benefit Restoration Plan. Messrs. Boudreaux and Green participate in the Huntington Ingalls Industries Officers Retirement Account Contribution Plan (“ORAC”). Each NEO, except Messrs. Petters, Boudreaux and Green, also participates in the Officers Supplemental Executive Retirement Program (“OSERP”). Mr. Petters participates in the Special Officer Supplemental Executive Retirement Plan.

Effective December 31, 2014, the following plans in which our NEOs participate were consolidated to form the Huntington Ingalls Industries Omnibus Supplemental Retirement Plan: HII Newport News Shipbuilding Inc. Retirement Benefit Restoration Plan and Special Officer Supplemental Executive Retirement Plan. The consolidation does not affect the benefit amounts payable to the participants. Effective December 31, 2019, the Huntington Ingalls Industries Officers Supplemental Executive Retirement Program (the “OSERP”) and Huntington Ingalls Industries Supplemental Plan 2-ERISA 2 were merged into the Huntington Ingalls Industries Omnibus Supplemental Retirement Plan, which was subsequently renamed the Huntington Ingalls Industries Consolidated Supplemental Retirement Plan. This merger does not affect the benefit amounts payable to the participants.

The changes in pension values shown in the Summary Compensation Table include the effect of:

•	an additional year of service from December 31, 2020 to December 31, 2021;

•	changes in eligible pension pay;

•	changes in applicable pay cap limits; and

•	changes in actuarial assumptions.

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Description of Qualified Plans

Huntington Ingalls Industries Retirement Plan “B” and HII Newport News Shipbuilding Inc. Retirement Plan. The general benefit structure of these plans is similar except for the historical benefit formulas, the transition benefit formulas and the timing of the transition period, all of which are described below. The plans are qualified under IRC Section 401 and provide up to three component pieces of benefits depending on when a participant is hired and terminates. The following chart illustrates the component pieces (described in more detail after the chart):

Part B (5-Year Transition Benefit) Benefit based on a formula similar to the one under the historical plan formula during the transition period
Part A Benefit under the historical plan formula before the transition period	+	or (if greater)	+	Part D Benefit under the cash balance formula after the transition period	=	Pension Benefit
Part C (5-Year Transition Benefit) Benefit under the cash balance formula during the transition period

The components are the historical benefit (the Part A benefit), the transition benefit (the greater of the Part B benefit or the Part C benefit) and the cash balance benefit (the Part D benefit). Eligible employees who joined a plan after the transition date associated with their pension plan accrue only the cash balance benefit (Part D) from their first date of participation.

The qualified benefit for each NEO is the sum of these three benefits (Part A + Max (Part B or C) + Part D).The transition period for the Huntington Ingalls Industries Retirement Plan “B” was July 1, 2003 through June 30, 2008, while the transition period for the HII Newport News Shipbuilding Inc. Retirement Plan was January 1, 2004 through December 31, 2008. During the transition period, each eligible participant earned the greater of (i) the benefit calculated under a formula similar to his or her historical plan (Part B) or (ii) the cash balance formula benefit (Part C).

The cash balance formula (Parts C and D benefits) uses a participant’s points (age plus years of service) to determine a pay-based credit amount (a percentage of eligible pay) on a monthly basis. Interest is credited monthly on the amount in the participant’s hypothetical individual account. At normal retirement age, a participant’s balance in the hypothetical account is converted into an annuity payable for life, using specified factors. There are various forms of annuities from which the participant can choose, including a single-life annuity or a joint-and-survivor annuity.

Specific Elements of the Plans. The following paragraphs describe specific elements of the qualified plans in which our NEOs participate.

•	Formulas Under Historical Plans:

•

HII Newport News Shipbuilding Inc. Retirement Plan—This plan provides a benefit equal to 55% of final average pay (as limited by IRC Section 401(a)(17)) multiplied by benefit service up to a maximum of 35 years divided by 35. Participants with pre-1997 service also have a frozen accrued benefit with the prior NNS parent company, Tenneco. Total benefit service is used for the plan benefit, but the frozen accrued benefit with Tenneco is offset from the total benefit. Final average pay is the average of the final 60 months of base pay multiplied by 12 to determine an annual final average pay. Mr. Petters and Ms. Boykin have historical (Part A) benefits under this formula.

•

HII Northrop Grumman Retirement Plan—This plan is a legacy part of the Huntington Ingalls Industries Retirement Plan “B” and provides a benefit equal to 1.6667% of final average pay (as limited by IRC Section 401(a)(17)) multiplied by benefit service up to a maximum of 30 years. Final average pay is the average of the three highest- paid years during which the participant

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was an eligible employee of Northrop Grumman after 1996. Mr. Kastner has historical (Part A) benefits under this formula.

•

HII Grumman Pension Plan—This plan is a legacy part of the Huntington Ingalls Industries Retirement Plan “B” and provides a benefit equal to 1.6667% of final average pay (as limited by IRC Section 401(a)(17)) multiplied by benefit service after December 31, 2014, plus the frozen accrued benefit as of December 31, 1994. Final average pay is the average of the three highest-paid years during which the participant was an eligible employee of the company after 1996. Messrs. Stiehle and Kastner have historical (Part A) benefits under this formula.

•

Cash Balance Formula. Table 1 shows the percentage of pay credit specified at each point level for the Part C benefit for each NEO. Interest is credited monthly based upon the 30-year Treasury bond rate in effect four months prior to the crediting month.

•

For the Part D benefit, the cash balance formula for each NEO is based upon Table 2. Interest is credited monthly based on the 30-year Treasury bond rate in effect four months prior to the crediting month.

Table 1 (Part C Formula)

	Credit Amount

Points (attained age and total service)	All Eligible Pay (%)	Eligible Pay in Excess of Social Security Wage Base (%)
Under 25	6.0	6.0
25 to 34	6.5	6.0
35 to 44	7.0	6.0
45 to 54	7.5	6.0
55 to 64	8.0	6.0
65 to 74	8.5	6.0
75 to 84	9.0	6.0
Over 84	9.5	6.0

Table 2 (Part D Formula)

	Credit Amount

Points (attained age and total service)	All Eligible Pay (%)	Eligible Pay in Excess of Social Security Wage Base (%)
Under 25	3.5	4.0
25 to 34	4.0	4.0
35 to 44	4.5	4.0
45 to 54	5.0	4.0
55 to 64	5.5	4.0
65 to 74	6.5	4.0
75 to 84	7.5	4.0
Over 84	9.0	4.0

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•

Vesting. Participants vest in their program benefits upon completion of three years of service. As of December 31, 2021, each NEO participating in a qualified pension plan has a non-forfeitable right to receive retirement benefits, which are payable upon early (if eligible) or normal retirement, as elected by the NEO.

•

Form of Benefit. The standard form of benefit is an annuity payable for the life of the participant. At normal retirement, the annuity for the cash balance formula is equal to the accumulated account balance divided by 9. Other annuity options may be elected; however, each option is actuarially equivalent in value to the standard form.

•

Pay. Pay for purposes of the cash balance, the HII Grumman Pension Plan formula and the HII Northrop Grumman Retirement Plan formula is primarily salary plus the annual cash bonus. Final average pay for the HII Newport News Shipbuilding Inc. Retirement Plan is determined using base salary only.

•

Normal Retirement. Normal retirement means the benefit is not reduced for early commencement. It is generally specified in each formula as: age 65 for the HII Grumman Pension Plan, the HII Northrop Grumman Retirement Plan and the HII Newport News Shipbuilding Inc. Retirement Plan formulas and the later of age 65 and three years of vesting service for the cash balance formula.

•

Early Retirement. Early retirement eligibility for the historical HII Newport News Shipbuilding Inc. Retirement Plan, the HII Grumman Pension Plan (post-1994 benefits), the HII Northrop Grumman Retirement Plan and the cash balance formulas occurs when the participant both attains age 55 and completes ten years of service. Early retirement eligibility for the historical HII Grumman Pension Plan (pre-1995 benefits) occurs when the participant attains age 60 with at least one year of service or age 50 with at least 20 years of service. Early retirement benefits under both the historical and cash balance formulas may be reduced for commencement prior to normal retirement to reflect the longer period of time over which the benefit will be paid.

Messrs. Petters, Stiehle and Kastner and Ms. Boykin have reached the age of 55 and have completed ten or more years of service. Mr. Stiehle has reached the age of 50 and completed 20 years of service. Accordingly, each of Messrs. Petters, Stiehle and Kastner and Ms. Boykin is eligible for early retirement under the Huntington Ingalls Industries Retirement Plan “B” (which includes historical benefits from the HII Grumman Pension Plan and the HII Northrop Grumman Retirement Plan) or the HII Newport News Shipbuilding Inc. Retirement Plan, as applicable. Early retirement benefits for each NEO cannot commence prior to termination of employment. Messrs. Boudreaux and Green do not participate in any defined benefit pension plans.

Description of Nonqualified Plans

Huntington Ingalls Industries Supplemental Plan 2—ERISA Supplemental Program 2. This plan is a nonqualified plan that provides benefits that would have been paid under the Huntington Ingalls Industries Retirement Plan “B” but for the IRC Section 401(a)(17) limit on the amount of compensation that must be taken into account under a qualified plan. The definition of compensation under this plan also includes compensation under deferred compensation plans. Benefits under this plan are subject to a general limitation of 60% of final average pay (reduced for early retirement, if applicable, according to the rules of the OSERP) for all company pension benefits. Optional forms of payment are generally the same as those from the qualified plan, plus a 13-month delayed lump sum option on a portion of the benefit. Reductions for early retirement apply in the same manner as under the associated qualified plan.

Messrs. Stiehle and Kastner began participating in the plan when they reached applicable pay grades for inclusion in the plan.

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HII Newport News Shipbuilding Inc. Retirement Benefit Restoration Plan. This plan is a nonqualified plan that provides benefits that would have been paid under the HII Newport News Shipbuilding Inc. Retirement Plan but for the IRC Section 401(a)(17) limit on the amount of compensation that must be taken into account under a qualified plan and the IRC Section 415 limit on benefits that may be paid under a qualified plan. The definition of compensation under this plan also includes compensation under deferred compensation plans. Benefits under the HII Newport News Shipbuilding Inc. Retirement Benefit Restoration Plan are subject to a general limitation of 60% of final average pay (reduced for early retirement, if applicable, according to the rules of the OSERP for all pension benefits). Optional forms of payment are the same as those under the HII Newport News Shipbuilding Inc. Retirement Plan. Reductions for early retirement apply in the same manner as under the HII Newport News Shipbuilding Inc. Retirement Plan.

Mr. Petters and Ms. Boykin began participating in the HII Newport News Shipbuilding Inc. Retirement Benefit Restoration Plan when they reached applicable pay grades for inclusion in the plan.

Officers Supplemental Executive Retirement Program. The OSERP is a nonqualified plan frozen to new entrants on July 1, 2008. Accordingly, officers hired on or after this date and any promoted officers who do not participate in a qualified defined benefit pension plan are not allowed to participate in the program. On December 31, 2018, this program was also closed to those officers whose hire date was prior to July 1, 2008, but promotion date occurred on or after January 1, 2019. Instead, officers who were hired on or after July 1, 2008, or promoted on or after January 1, 2019, participate in the Huntington Ingalls Industries Officers Retirement Account Contribution Plan, which is a defined contribution plan arrangement.

Messrs. Stiehle and Kastner and Ms. Boykin participate in the Huntington Ingalls Industries Officers Supplemental Executive Retirement Program, which provides a total pension benefit equal to a percentage of final average pay (the average pay without the IRC Section 401(a)(17) limit and including deferred compensation in the three highest-paid plan years during the greater of (i) the last ten consecutive years of participation or (ii) all consecutive years of participation since January 1, 1997) where the percentage is determined by the following formula: 2% for each year of service up to ten years, 1.5% for each subsequent year up to 20 years and 1% for each additional year over 20 and less than 45, less any other HII pension benefits. Under the OSERP, all years of service with HII are used to determine the final percentage.

The OSERP benefit, when combined with all HII pension benefits, cannot exceed the general limit of 60% of final average pay (reduced for early retirement, if applicable, according to the rules of the OSERP). Optional forms of payment are generally the same as those under the qualified plan, plus a 13-month delayed lump sum option on a portion of the Huntington Ingalls Industries Officers Supplemental Executive Retirement Program benefit.

•	Normal Retirement: Age 65.

•

Early Retirement: Age 55 and completion of ten years of service. Benefits are reduced by the lesser of 2.5% for each year between retirement age and age 65, or 2.5% for each point less than 85 at retirement. Points are equal to the sum of age and years of service.

•

Vesting: Participants vest in their OSERP benefits upon attaining age 55 and completion of ten years of service or attaining age 65 and completion of five years of service. These milestones must be attained prior to termination from HII.

Special Officer Supplemental Executive Retirement Plan. The Special Officer Supplemental Executive Retirement Plan is a nonqualified plan, limited to the Chief Executive Officer of the company as of March 31, 2011. Mr. Petters is eligible to participate in the Special Officer Supplemental Executive Retirement Plan, which provides a pension equal to the greater of the amount accrued under

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the OSERP formula or the benefit calculated using the Special Officer Supplemental Executive Retirement Plan provisions.

The Special Officer Supplemental Executive Retirement Plan provides a total pension benefit equal to a percentage of final average pay (the average pay without the IRC Section 401(a)(17) limit and including deferred compensation of the three highest-paid plan years after 1996) where the percentage is determined by the following formula: 3.33% for each year of service up to ten years, 1.5% for each subsequent year up to 20 years and 1% for each additional year over 20, less any other HII pension benefits accrued while a participant in the Special Officer Supplemental Executive Retirement Plan. Only service while a participant in the Special Officer Supplemental Executive Retirement Plan is used to determine the final percentage.

The Special Officer Supplemental Executive Retirement Plan benefit, when combined with all pension benefits, cannot exceed the general limit of 60% of final average pay (reduced for early retirement, if applicable), according to the rules of the Special Officer Supplemental Executive Retirement Plan. Optional forms of payment are generally the same as those under the qualified plan, plus a 13-month delayed lump sum option on a portion of the Special Officer Supplemental Executive Retirement Plan benefit.

•	Normal Retirement: Age 65.

•

Early Retirement: The later of the first day of the month following termination or the commencement of the participant’s qualified plan benefit. Benefits are reduced by the lesser of 2.5% for each year between retirement age and age 65, or 2.5% for each point less than 85 at retirement. Points are equal to the sum of age and years of service.

•	Vesting: Participants vest in their Special Officer Supplemental Executive Retirement Plan benefits when they have vested in their qualified plan benefits.

Huntington Ingalls Industries Consolidated Supplemental Retirement Plan. Effective December 31, 2014, the following plans in which our NEOs participate were consolidated to form the Huntington Ingalls Industries Omnibus Supplemental Retirement Plan: HII Newport News Shipbuilding Inc. Retirement Benefit Restoration Plan and Special Officer Supplemental Executive Retirement Plan. The consolidation does not affect the benefit amounts payable to the participants. Effective December 31, 2019, the OSERP and ERISA 2 were merged into the Huntington Ingalls Industries Omnibus Supplemental Retirement Plan, which was subsequently renamed the Huntington Ingalls Industries Consolidated Supplemental Retirement Plan. This merger does not affect the benefit amounts payable to the participants.

Section 409A Restrictions on Timing and Optional Forms of Payment. Under IRC Section 409A, employees who participate in company-sponsored nonqualified plans, such as the HII Newport News Shipbuilding Inc. Retirement Benefit Restoration Plan, the Special Officer Supplemental Executive Retirement Plan and the OSERP, are subject to special rules regarding the timing and forms of payment for benefits earned or vested after December 31, 2004 (“post-2004 benefits”). Payment of post-2004 benefits must begin on the first day of the month coincident with or following the later of attainment of age 55 and termination from the company. The optional forms of payment for post-2004 benefits are limited to a single life annuity or a selection of joint and survivor options.

Specific Assumptions Used to Estimate Present Values. The following assumptions were used to estimate the present values in the Pension Benefits table:

•

Assumed Retirement Age: For all plans, pension benefits are assumed to begin at the earliest retirement age that the participant can receive an unreduced benefit payable from the plan. OSERP and Special Officer Supplemental Executive Retirement Plan benefits are first unreduced once an

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NEO reaches age 55 and accumulates 85 points or reaches age 65. HII Newport News Shipbuilding Inc. Retirement Plan and associated HII Newport News Shipbuilding Inc. Retirement Restoration Plan benefits (Part A and B benefits) are first unreduced at the earlier of age 62 and completion of ten years of service or age 65. For the HII Grumman Pension Plan (pre-1995 benefits), vested benefits are first unreduced at age 60. For the HII Grumman Pension Plan (post-1994 Part A and Part B benefits), the HII Northrop Grumman Retirement Plan (Part A and B benefits) and the associated Huntington Ingalls Industries Supplemental Plan 2—ERISA Supplemental Program 2 (Part A and B benefits), vested benefits are first unreduced once an NEO reaches age 55 and accumulates 85 points or reaches age 65. Given each NEO’s period of service, cash balance benefits (Part C and D benefits) will be converted to an annuity on an unreduced basis starting at age 55.

When portions of an NEO’s benefit under the “Part A + Max (Part B or Part C) + Part D” structure have different unreduced retirement ages, the later unreduced age is used for the entire benefit.

•	Discount Rate: The applicable discount rates are as follows:

Plan Name	12/31/2021 (%)	12/31/2020 (%)

Huntington Ingalls Industries Supplemental Plan 2	3.04	2.89

HII Newport News Shipbuilding Inc. Retirement Plan	3.00	2.78

HII Newport News Shipbuilding Inc. Retirement Benefit Restoration Plan	3.04	2.89

Huntington Ingalls Industries Retirement Plan “B”	2.99	2.79

Officers Supplemental Executive Retirement Program	3.04	2.89

Special Officer Supplemental Executive Retirement Plan	3.04	2.89

•	Mortality Table: A variation of the RP-2014 and MP-2017 mortality tables, adjusted to reflect the company’s experience and expectations.

•

Present Values: Present values are calculated using the Assumed Retirement Age, Discount Rate and Mortality Table described above; they assume no pre-retirement mortality, disability or termination and that the NEO remains employed until his or her earliest unreduced retirement age.

•

Future Investment Crediting Rate Assumption: Cash balance amounts are projected to the Assumed Retirement Age based on the future investment crediting rate assumptions of -2.74% as of December 31, 2020, and 2.66% as of December 31, 2021. These rates are used in conjunction with the discount rate to estimate the present value amounts for cash balance benefits.

Information on Executives Eligible to Retire. Ms. Boykin and Messrs. Petters, Stiehle and Kastner are eligible to retire early and begin pension benefits immediately under all plans in which they participate. Their total annual immediate benefit, assuming they had terminated on December 31, 2021, is $427,617 for Ms. Boykin, $1,778,331 for Mr. Petters, $300,524 for Mr. Stiehle and $527,620 for Mr. Kastner.

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2021 Nonqualified Deferred Compensation

The following table summarizes the compensation of our NEOs under our nonqualified deferred compensation plans.

2021 Nonqualified Deferred Compensation

Name	Plan Name	Executive Contributions in Last FY (1) ($)	Registrant Contributions in Last FY (2) ($)	Aggregate Earnings in Last FY (3) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE (4) ($)

C. Michael Petters	Deferred Compensation	—	—	546,782	—	5,138,940
	Savings Excess	—	—	—	—	—

Thomas E. Stiehle	Deferred Compensation	—	—	—	—	—
	Savings Excess	42,565	17,026	115,777	—	735,583

Christopher D. Kastner	Deferred Compensation	—	—	—	—	—
	Savings Excess	59,191	29,596	121,320	—	1,274,733

Chad N. Boudreaux	Savings Excess	46,796	43,237	51,274	—	490,967
	ORAC	—	32,398	37,590	—	305,743

Jennifer R. Boykin	Deferred Compensation	—	—	—	—	—
	Savings Excess	—	—	58,374	—	703,392

Edgar A. Green III	Savings Excess	182,749	71,220	205,229	—	1,297,023
	ORAC	—	40,840	32,463	—	326,993

(1)	Executive contributions in this column also are included in the salary and non-equity incentive plan columns of the 2021 Summary Compensation Table.

(2)	Company contributions in this column are included under the All Other Compensation column in the 2021 Summary Compensation Table and under the 2021 All Other Compensation table.

(3)	Aggregate earnings in the last fiscal year are not included in the 2021 Summary Compensation Table because they are not above market or preferential.

(4)

The only amounts reflected in this column that previously were reported as compensation to the NEO in the Summary Compensation Table are executive and company contributions for the respective fiscal year-end and only if the NEO was reported as an NEO for each respective year. Aggregate earnings in this column were not reported previously in the Summary Compensation Table.

•	Mr. Stiehle’s aggregate SEP account balance consists of $306,759 in employee contributions.

•	Mr. Kastner’s aggregate SEP account balance consists of $564,441 in employee contributions.

•	Mr. Boudreaux’s aggregate SEP account balance consists of $184,852 in employee contributions.

•	Ms. Boykin’s aggregate SEP account balance consists of $390,259 in employee contributions.

•	Mr. Green’s aggregate SEP account balance consists of $618,667 in employee contributions.

The material terms of the deferred compensation plans in which our NEOs participate are summarized below:

•

The “Deferred Compensation Plan” was the Northrop Grumman Deferred Compensation Plan, which was closed to future contributions at the end of 2010. Prior to 2011, eligible executives were allowed to defer a portion of their salary and bonus. No company contributions were made to the plan.

•	The “Savings Excess Plan” is described below. No above market earnings are provided under the plan.

•	The Savings Excess Plan allows eligible participants to defer between 1% and 75% of salary and annual incentive payments above the limits mandated by the IRS. The company may provide a

84	Huntington Ingalls Industries, Inc.

Executive Compensation

matching contribution of up to 4%, based upon a participant contribution rate of 8%. Participants are immediately 100% vested in their accounts and are allowed to make elections regarding how their account balances will be deemed invested for purposes of crediting earnings to the account by selecting investments from a limited list of investment options selected by the plan administrator.

•	Based upon an advance election, payment is made in a lump sum or installments over a period of up to 15 years. Neither in-service distributions nor hardship withdrawals are allowed under this plan.

•

The “ORAC” covers the majority of those elected and appointed officers hired on or after July 1, 2008, who are not eligible for defined benefit retirement plans. Enrollment is automatic, and the company contributes an amount equal to 4% of the officer’s eligible compensation.

All deferred compensation that was not earned and vested before January 1, 2005, is subject to the requirements of IRC Section 409A. Those requirements largely restrict an executive’s ability to control the form and timing of distributions from nonqualified plans such as those listed in this table.

Potential Payments Upon Termination or Change in Control

The tables below provide estimated payments and benefits that we would have provided each NEO if his or her employment had terminated on December 31, 2021, for specified reasons. This information is based upon the assumption that employment terminates on December 31, 2021, and uses the closing price of our common stock of $ on the NYSE as of December 31, 2021. These payments and benefits are provided under the following plans:

•	The Severance Plan for Elected and Appointed Officers

•	The 2012 Long-Term Incentive Stock Plan and terms and conditions of equity awards

•	The Special Officer Retiree Medical Plan

We summarize below these plans before providing the estimated payment and benefit amounts in the tables. Due to the many factors that affect the nature and amount of any benefits provided upon the termination events discussed below, any actual amounts paid or distributed to our NEOs may be different. Factors that may affect these amounts include timing during the year of the occurrence of the event, our stock price and the NEO’s age.

The amounts described in the tables below are in addition to each NEO’s benefits described in the Pension Benefits and Nonqualified Deferred Compensation tables, as well as benefits generally available to our employees such as distributions under our 401(k) plan, disability and life insurance benefits and accrued vacation.

Severance Plan

Upon a “qualifying termination” (defined below), we have discretion to provide severance benefits to our NEOs under The Severance Plan for Elected and Appointed Officers of Huntington Ingalls Industries (the “Severance Plan”). Provided the NEO signed a release, such executive would have received:

•	a lump sum severance benefit equal to 1.5 times base salary and target bonus;

•	continued medical and dental premium payments for 18 months following the date of termination;

•

financial planning expense reimbursement for fees incurred in the year in which the date of termination occurs ((limited to $15,000) ($30,000 for the CEO)) and any fees incurred in the year following the year in which the date of termination occurs ((limited to $15,000) ($30,000 for the CEO));

2022 Notice and Proxy Statement	85

Executive Compensation

•	reimbursement for the cost of a qualified executive physical as part of the executive perquisites program within established limits (up to $2,000) through the end of the year of termination; and

•	outplacement services reimbursement for fees incurred within one year after the date of termination (limited to 15% of base salary as of the date of termination).

A “qualifying termination” means one of the following:

•	an involuntary termination of employment of the NEO, other than termination for cause or mandatory retirement; or

•	an NEO’s election to terminate employment with us in lieu of accepting a downgrade to a non-officer position or status.

Terms of Equity Awards Under the 2012 Plan

The terms of equity awards to our NEOs under the 2012 Plan provide for prorated or accelerated vesting if an NEO terminates for certain reasons. For stock options and RPSRs, accelerated vesting of a portion of each award occurs upon a termination due to death, disability or retirement (after age 55 with ten years of service or mandatory retirement at age 65). An extended exercise period is also provided for options under these circumstances. For RSRs, accelerated vesting occurs upon a termination due to death or disability.

For purposes of estimating the payments due under RPSRs below, our performance is assumed to be at target levels through the close of each three-year performance period, and we include accrued DEUs for awards granted in 2012 and later.

The terms of equity awards to our NEOs under the 2012 Plan also provide for accelerated vesting of stock options, RPSRs and RSRs in the event that the NEO is terminated in a qualifying termination related to a change in control (see “Change-in-Control Benefits” below).

Payouts of RPSRs for retirements and terminations is made during the normal process for payouts, which occurs during the first quarter following the end of the performance period.

Special Officer Retiree Medical Plan

The Special Officer Retiree Medical Plan (“SORMP”) was closed to new participants in 2007. Mr. Petters is the only NEO eligible for SORMP benefits.

NEOs who are vested participants in the SORMP are entitled to retiree medical benefits pursuant to the terms of the SORMP. The coverage is essentially a continuation of the NEO’s executive medical benefits plus retiree life insurance. A participant becomes vested if he or she has either five years of vesting service as an elected officer or 30 years of total service with the company and its affiliates. A vested participant can commence SORMP benefits at retirement before age 65 if he has attained age 55 and ten years of service. The estimated cost of the SORMP benefit reflected in the tables below is the present value of the estimated cost to provide future benefits using actuarial calculations and assumptions.

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Executive Compensation

Potential Payments upon Termination of Employment

The following tables show the values of payments and other benefits due to our NEOs under the Severance Plan and the 2012 Plan, assuming a termination of employment as of December 31, 2021.

Change-in-Control Followed by Termination Payments Summary

	Petters	Kastner	Stiehle	Boudreaux	Boykin	Green

Severance	$2,062,502	$1,995,000	$1,443,750	$1,378,125	$1,419,469	$1,351,896

Bonus (Actual Earned in 2021)[1]	$2,750,000	$1,260,000	$825,000	$787,500	$523,176	$409,431

Unvested RS/RSU Value	$0	$0	$0	$0	$0	$0

Unvested Stock Option Value	$0	$0	$0	$0	$0	$0

Unvested Performance-Based RS/RSU Value[2]	$14,038,740	$5,317,982	$1,638,457	$2,286,071	$3,668,321	$3,668,321

Health and Welfare Benefits	$20,539	$28,041	$28,041	$27,141	$14,934	$28,568

Retiree Medical (SORMP)[3]	$446,949	$0	$0	$0	$0	$0

Financial Planning and Outplacement	$225,000	$135,000	$112,500	$108,750	$111,113	$107,251

Total Payments Before Excise Tax Response	$19,543,729	$8,736,023	$4,047,748	$4,587,587	$5,737,011	$5,565,467

Forfeiture Due to Alternative Cap (If Applicable)	$0	$0	$0	$0	$0	$0

Total Payments After Excise Tax Response	$19,543,729	$8,736,023	$4,047,748	$4,587,587	$5,737,011	$5,565,467

1	Pro-rata bonus paid upon termination is based on target. Actual bonuses paid for performance during 2021 are shown in the table above.
2	2019-2021 RPSR cycle paid based on actual performance through 12/31/2021. All other unvested cycles fully accelerate at target.
3	Represents present value of the vested SORMP. Mr. Petters is the only participant in this program.

Involuntary Termination Not For Cause or Good Reason Termination by Executive

	Petters	Kastner	Stiehle	Boudreaux	Boykin	Green

Severance	$2,062,502	$1,995,000	$1,443,750	$1,378,125	$1,419,469	$1,351,896

Bonus (Actual Earned in 2021)[1]	$2,750,000	$1,260,000	$825,000	$787,500	$523,176	$409,431

Unvested RS/RSU Value	$0	$0	$0	$0	$0	$0

Unvested Stock Option Value	$0	$0	$0	$0	$0	$0

Unvested Performance-Based RS/RSU Value[2]	$9,691,930	$3,481,269	$853,589	$348,644	$2,532,506	$2,532,506

Health and Welfare Benefits	$20,539	$28,041	$28,041	$27,141	$14,934	$28,568

Retiree Medical (SORMP)[3]	$446,949	$0	$0	$0	$0	$0

Financial Planning and Outplacement	$225,000	$135,000	$112,500	$108,750	$111,113	$107,251

Total Payments	$15,196,920	$6,899,310	$3,262,880	$2,650,160	$4,601,196	$4,429,652

1	Pro-rata bonus paid upon termination is based on target. Actual bonuses paid for performance during 2021 are shown in the table above.
2

2019-2021 RPSR cycle paid based on actual performance through 12/31/2021. Messrs. Petters, Stiehle, Kastner and Green and Ms. Boykin are retirement eligible, and unvested cycles are therefore pro-rated at target. Mr. Boudreaux is not retirement eligible and, therefore, would forfeit the 2020-2022 and 2021-2023 cycles.

3	Represents present value of the vested SORMP. Mr. Petters is the only participant in this program.

2022 Notice and Proxy Statement	87

Executive Compensation

Termination Due to Death or Disability

	Petters	Kastner	Stiehle	Boudreaux	Boykin	Green

Bonus (Actual Earned in 2021)[1]	$2,750,000	$1,260,000	$825,000	$787,500	$523,176	$409,431

Unvested RS/RSU Value	$0	$0	$0	$0	$0	$0

Unvested Stock Option Value	$0	$0	$0	$0	$0	$0

Unvested Performance-Based RS/RSU Value[2]	$9,691,930	$3,481,269	$853,589	$1,303,134	$2,532,506	$2,532,506

Retiree Medical (SORMP)[3]	$446,949	$0	$0	$0	$0	$0

Total Payments	$12,888,879	$4,741,269	$1,678,589	$2,090,634	$3,055,681	$2,941,937

1	Pro-rata bonus paid upon termination is based on target. Actual bonuses paid for performance during 2021 are shown in the table above.
2	2019-2021 RPSR cycle paid based on actual performance through 12/31/2021; unvested cycles are prorated at target.
3	Represents present value of the vested SORMP. Mr. Petters is the only participant in this program. Amount shown is applicable only to the termination due to disability scenario.

Retirement

	Petters	Kastner	Stiehle	Boudreaux	Boykin	Green

Bonus (Actual Earned in 2021)[1]	$2,750,000	$1,260,000	$825,000	$787,500	$523,176	$409,431

Unvested RS/RSU Value[2]	$0	$0	$0	$0	$0	$0

Unvested Stock Option Value	$0	$0	$0	$0	$0	$0

Unvested Performance-Based RS/RSU Value[3]	$9,691,930	$3,481,269	$853,589	$348,644	$2,532,506	$2,532,506

Retiree Medical (SORMP)[4]	$446,949	$0	$0	$0	$0	$0

Total Payments	$12,888,879	$4,741,269	$1,678,589	$1,136,144	$3,055,681	$2,941,937

1	Pro-rata bonus paid upon termination is based on target. Actual bonuses paid for performance during 2021 are shown in the table above.
2	All unvested restricted stock/unit grants are forfeited upon retirement.
3

2019-2021 RPSR cycle paid based on actual performance through 12/31/2021. Messrs. Petters, Stiehle, Kastner and Green and Mr. Boykin are retirement eligible, and unvested cycles are therefore pro-rated at target. Mr. Boudreaux is not retirement eligible and, therefore, would forfeit the 2020-2022 and 2021-2023 cycles.

4	Represents present value of the vested SORMP. Mr. Petters is the only participant in this program.

88	Huntington Ingalls Industries, Inc.

Audit Committee Matters

AUDIT COMMITTEE REPORT

As described more fully in its charter, among the purposes for which the Audit Committee was organized are to assist the Board in its general oversight of (a) the integrity of the company’s financial statements and the company’s accounting and financial reporting processes and financial statement audits and (b) the company’s system of internal control over financial reporting. The Audit Committee serves a Board-level oversight role in which it provides advice, counsel and direction to management, the internal audit department and the independent auditors on the basis of information it receives, discussions with management, the Vice President of Internal Audit and the independent auditors and the experience of the Audit Committee members in business and financial and accounting matters.

In discharging its oversight role, the Audit Committee reviewed and discussed the audited financial statements contained in the company’s Annual Report on Form 10-K for the year ended December 31, 2021, with management, the Vice President of Internal Audit and the company’s independent auditors. Management is responsible for the financial statements and the reporting process, including the system of disclosure controls and procedures and internal control over financial reporting. The independent auditors are responsible for expressing an opinion on the conformity of the financial statements with accounting principles generally accepted in the United States and on the effectiveness of the company’s internal control over financial reporting.

The Audit Committee met privately with the independent auditors and discussed issues deemed significant by the independent auditors, and the Audit Committee has discussed with the independent auditors the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC.

In addition, the Audit Committee discussed with the independent auditors their independence from HII and its management; received the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee concerning independence; has discussed with the independent auditor the independent auditor’s independence; and considered whether the provision of non-audit services by the independent auditors was compatible with maintaining the independent auditors’ independence.

Based on the reviews and discussions described above, the Audit Committee has recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2021, for filing with the SEC.

Submitted by the members of the Audit Committee:

Stephen R. Wilson, Chairman

Augustus L. Collins

Thomas C. Schievelbein

John K. Welch

2022 Notice and Proxy Statement	89

Audit Committee Matters

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following table sets forth the aggregate fees for professional services billed to us in 2021 and 2020 by Deloitte & Touche LLP, our independent auditors:

($ in thousands)	2021	2020

Fees Billed:

Audit Fees	8,016	7,070

Audit-Related Fees	470	634

Tax Fees	203	96

All Other Fees	2	54

Total	8,691	7,854

Audit fees for 2021 and 2020 related to services provided in connection with audits of our annual consolidated financial statements, including audits of internal control over financial reporting, interim reviews of our quarterly unaudited condensed consolidated financial statements included in Forms 10-Q, statutory audits of our captive insurance subsidiary and verification of financial statements and other financial data included in securities registration statements and other documents we filed with the SEC.

Audit-related fees for 2021 and 2020 related to services provided in connection with audits of our employee benefit plans and comfort letter for a debt offering.

Tax fees were incurred in 2021 and 2020 for services related to nonrecurring and discrete tax projects.

All other fees for 2021 and 2020 included non-audit-related fees for technical accounting on-line research tools.

AUDIT COMMITTEE PRE-APPROVAL POLICIES AND PROCEDURES

All 2021 services provided by Deloitte & Touche were approved by the Audit Committee. The Audit Committee also reviewed these services to ensure compatibility with maintenance of the auditor’s independence.

The Audit Committee has a pre-approval policy and procedures related to the provision of services by our independent auditor. Under the policy and procedures, the Audit Committee pre-approves both the type of services to be provided by our independent auditor and the estimated fees related to those services. During the approval process, the Audit Committee considers the impact of the types of services and the related fees on the independence of the auditor. The services and fees must be deemed compatible with the maintenance of the auditor’s independence, including compliance with SEC rules and regulations.

The Audit Committee must approve any fees for audit and non-audit services that exceed by certain amounts the estimates of fees for such services initially approved. The Audit Committee is advised quarterly in any event on the services performed by and fees paid to the independent auditor year-to-date for the fiscal year.

90	Huntington Ingalls Industries, Inc.

Stock Ownership Information

STOCK OWNERSHIP OF OFFICERS AND DIRECTORS

The following table provides information with respect to the beneficial ownership of our common stock as of February 28, 2022, by:

•	each of our directors;

•	each officer named in the Summary Compensation Table; and

•	all of our directors and executive officers as a group.

Except as otherwise provided in the footnotes below, each person identified in the following table has sole voting and investment power with respect to the securities owned by such person. None of our directors or executive officers have pledged any of our common stock.

As of February 28, 2022, 39,977,922 shares of our common stock were outstanding.

	Shares of Common Stock		Shares of Common Stock Underlying Share Equivalents(1)	Shares of Common Stock Underlying Restricted Stock Units(2)	Total Number of Shares of Common Stock Beneficially Owned	Percent of Class (%)

Non-Employee Directors

Philip M. Bilden	3,468		—	—	3,468	*

Augustus L. Collins	—		—	5,447	5,447	*

Kirkland H. Donald	—		—	3,444	3,444	*

Victoria D. Harker	1,874		—	7,097	8,971	*

Frank R. Jimenez	—		—	212	212	*

Anastasia D. Kelly	3,284		—	16,253	19,537	*

Tracy B. McKibben	—		—	2,321	2,321	*

Stephanie L. O’Sullivan	—		—	893	893	*

Thomas C. Schievelbein	5,847		—	18,277	24,124	*

John K. Welch	1,545		—	4,325	5,870	*

Stephen R. Wilson	460	(3)	—	4,206	4,666	*

Named Executive Officers

C. Michael Petters	613,634	(4)	204	—	613,838	1.54

Thomas E. Stihele	12,761		—	—	12,761	*

Christopher D. Kastner	52,357		3,172	—	55,529	*

Chad N. Boudreaux	12,436		2,043	—	14,479	*

Jennifer R. Boykin	5,690		5,104	—	10,794	*

Edgar A. Green III	5,660		3,967	—	9,627	*

Directors and Executive Officers as a Group (24 persons)	774,923		24,755	62,475	862,153	2.16

*	Less than 1%.

2022 Notice and Proxy Statement	91

Stock Ownership Information

(1)	Represents share equivalents with pass-through voting rights in the Huntington Ingalls Industries Savings Plan and/or the Huntington Ingalls Industries Savings Excess Plan.

(2)

Represents vested restricted stock units, which will generally become payable within 30 days following the date a non-employee director ceases to serve on the Board. A restricted stock unit is payable in either a share of common stock or, at the discretion of the Board, cash of equivalent value at the time of vesting (or a combination of cash and shares).

(3)	Includes 460 shares owned by a family member of Mr. Wilson.

(4)	Includes 163,947 shares owned by a charitable family foundation. Mr. Petters has dispositive and voting power over such shares.

For a description of our stock ownership guidelines and stock holding requirements, see pages 68 and 69, respectively, of this proxy statement.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

To our knowledge, as of February 28, 2022, the following entities beneficially owned more than 5% of our common stock.

Name and Address of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership	Percent of Class (%)

The Vanguard Group	Common Stock	4,597,301	11.45(a)

100 Vanguard Blvd., Malvern, PA 19355

BlackRock, Inc.	Common Stock	4,249,995	10.63(b)

55 East 52nd Street, New York, NY 10055

State Street Corporation	Common Stock	3,410,999	8.53(c)

State Street Global Advisors Trust Company	Common Stock	2,405,779	6.02(c)

State Street Financial Center

One Lincoln Street, Boston, MA 02111

(a)

This information is derived from information regarding our common stock in a Schedule 13G/A filed with the SEC by The Vanguard Group (“Vanguard”) on February 10, 2022. According to Vanguard, as of December 31, 2021, Vanguard had sole voting power over 0 shares of common stock, shared voting power over 62,262 shares of common stock, sole dispositive power over 4,436,853 shares of common stock and shared dispositive power over 160,448 shares of common stock.

(b)

This information is derived from information regarding our common stock in a Schedule 13G/A filed with the SEC by BlackRock, Inc. (“BlackRock”) on January 27, 2022. According to BlackRock, as of December 31, 2021, BlackRock had sole voting power over 3,894,710 shares of common stock, shared voting power over 0 shares of common stock, sole dispositive power over 4,249,995 shares of common stock and shared dispositive power over 16 shares of common stock.

(c)

This information is derived from information regarding our common stock in a Schedule 13G filed with the SEC by State Street Corporation (“State Street Corp”) and State Street Global Advisors Trust Company (“State Street Advisors”) on February 14, 2022. According to State Street Corp, as of December 31, 2021, State Street Corp had sole voting power over 0 shares of common stock, shared voting power over 2,961,412 shares of common stock, sole dispositive power over 0 shares of common stock and shared dispositive power over 3,410,799 shares of common stock. According to State Street Advisors, as of December 31, 2021, State Street Advisors had sole voting power over 0 shares of common stock, shared voting power over 970,526 shares of common stock, sole dispositive power over 0 shares of common stock and shared dispositive power over 2,405,779 shares of common stock.

92	Huntington Ingalls Industries, Inc.

Item 1—Proposal to Elect 13 Directors

The Board is nominating the 13 individuals named below for election as directors at the annual meeting for one-year terms ending at our annual meeting in 2023 and until their successors are elected. Frank R. Jimenez was elected to the Board on January 27, 2022, to fill a vacancy created when the Board increased the size of the Board. Christopher D. Kastner was elected to the Board effective March 1, 2022, in connection with his elevation to President and Chief Executive Officer from Chief Operating Officer. Each of the nominees for director is currently serving on the Board with a term that expires at the 2022 annual meeting. If any nominee is unable to serve as a director, which we do not anticipate, the Board by resolution may reduce the number of directors or choose a substitute nominee.

•	Philip M. Bilden

•	Augustus L. Collins

•	Kirkland H. Donald

•	Victoria D. Harker

•	Frank R. Jimenez

•	Christopher D. Kastner

•	Anastasia D. Kelly

•	Tracy B. McKibben

•	Stephanie L. O’Sullivan

•	C. Michael Petters

•	Thomas C. Schievelbein

•	John K. Welch

•	Stephen R. Wilson

For biographical information about the nominees for director, including information about their qualifications to serve as a director, see “The Board of Directors” beginning on page 34.

The Board recommends a vote FOR each of the 13 director nominees.

2022 Notice and Proxy Statement	93

Item 2—Proposal to Approve Executive Compensation on an Advisory Basis

Each year stockholders have the opportunity to approve, on an advisory (non-binding) basis, the compensation of our NEOs as required under Section 14A of the Exchange Act. This vote is often referred to as “say-on-pay.” You are being asked to vote on the following resolution:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the NEOs as disclosed in the compensation discussion and analysis, the accompanying compensation tables and the related narrative disclosure in this proxy statement.”

As described in detail in this proxy statement under “Compensation Discussion and Analysis” beginning on page 50, our compensation programs are designed to:

•

be customer-focused, rewarding achievement of safety, quality, cost and schedule performance, and stockholder friendly, rewarding consistent achievement of strong financial results and increasing stockholder value;

•	influence outcomes and provide a balance between short- and long-term performances;

•

incorporate clear and measurable financial results and accountabilities, with an emphasis on equity-based compensation, be formulaic in nature with appropriate levels of discretion and be market competitive;

•	be disclosed and explained in a transparent and understandable manner, enabling the assessment of performance by our Compensation Committee and by our stockholders through the CD&A;

•

produce significant individual rewards for achievement of business goals relating to both annual operating performance and increased stockholder value and reduce compensation for failure to achieve business goals;

•	promote alignment of management and stockholder interests by establishing and monitoring stock ownership requirements;

•	mitigate excessive risk by emphasizing a long-term focus on compensation and financial performance; and

•	be applied consistently for all incentive plan participants to ensure proper alignment, accountability and line-of-sight regarding commitments and priorities.

We believe our compensation program, with its balance of base salary, short-term incentives (annual cash incentive awards) and long-term incentives, rewards sustained performance that is aligned with long-term stockholder interests. We encourage stockholders to read the compensation discussion and analysis, the accompanying compensation tables and the related narrative disclosures contained in this proxy statement.

The Board appreciates the input from our stockholders on our executive compensation. Although this vote is non-binding, the Compensation Committee will consider the results of the vote when considering future executive compensation decisions. To the extent there is any significant negative vote, we will communicate directly with our stockholders to understand the concerns that influenced the vote.

The Board recommends a vote FOR the approval of executive compensation of our NEOs.

94	Huntington Ingalls Industries, Inc.

Item 3—Proposal to Ratify the Appointment of Independent Auditors

Deloitte & Touche LLP audited our consolidated financial statements for the year ended December 31, 2021.

The Audit Committee has selected Deloitte & Touche as our independent registered public accounting firm to audit the consolidated financial statements of HII and its subsidiaries for the year ending December 31, 2022, and the effectiveness of our internal control over financial reporting as of December 31, 2022. The Board has ratified this appointment.

Although ratification of our selection of Deloitte & Touche is not required by our bylaws, NYSE listing standards or otherwise, we are asking our stockholders to do so as a matter of sound corporate governance. The Board appreciates the input from our stockholders on the selection of our independent accounting firm. If the selection of Deloitte & Touche is not ratified, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines such a change would be in the best interests of the company and our stockholders.

Representatives of Deloitte & Touche will attend the annual meeting, will have an opportunity to make statements if they desire and will be available to respond to questions, as appropriate.

The Board recommends a vote FOR the ratification of the appointment of the independent auditors.

2022 Notice and Proxy Statement	95

Item 4—Proposal to Approve the Huntington Ingalls Industries, Inc. 2022 Long-Term Incentive Stock Plan

The Board is asking you to approve the Huntington Ingalls Industries, Inc. 2022 Long-Term Incentive Stock Plan (the “2022 Plan”), which was adopted, subject to stockholder approval, by the Board of Directors on March 1, 2022. The Board is seeking approval of the 2022 Plan to comply with NYSE corporate governance listing standards.

We believe that incentives and stock-based awards focus employees on the objective of creating stockholder value and promoting the success of our company, and that incentive compensation plans like the proposed 2022 Plan are an important attraction, retention and motivation tool for participants in the plan.

At the time of HII’s spin-off from Northrop Grumman Corporation on March 31, 2011, we had the Huntington Ingalls Industries, Inc. 2011 Long-Term Incentive Stock Plan (the “2011 Plan”). A total of 14,971 shares of our common stock are subject to outstanding awards under the 2011 Plan. On May 2, 2012, our stockholders approved the Huntington Ingalls Industries, Inc. 2012 Long-Term Incentive Stock Plan (the “2012 Plan”), and our ability to grant additional awards under the 2011 Plan was frozen at the time of adoption of the 2012 Plan.

The 2022 Plan will become effective on the date of the 2022 Annual Meeting if it is approved by stockholders (the “Effective Date”). The 2012 Plan terminated at the close of business on March 22, 2022, and no further grants can be made under the 2012 Plan after that date. Awards previously granted under the 2012 Plan that are outstanding upon termination of the 2012 Plan will continue in effect in accordance with their terms. Under the 2012 Plan, the number and types of all outstanding awards as of March 1, 2022 were as follows:

Outstanding Stock Options

Number	0

Weighted Average Exercise Price	N/A

Weighted Average Remaining Term	N/A

Outstanding Full Value Awards	436,545

Shares Available for Grant under the 2012 Plan	3,480,608

Between March 1, 2022 and the date of the 2022 Annual Meeting, no more than 10,000 shares of our common stock will be granted pursuant to awards under the 2012 Plan.

As noted below, we are seeking to reserve an additional 1,260,000 shares of our common stock for issuance under the 2022 Plan, along with any shares subject to awards under the 2012 Plan that are outstanding as of the Effective Date and subsequently expire, are forfeited, or otherwise cease to be subject to such awards.

Members of the Board are eligible for awards under the 2022 Plan and thus have an interest in this proposal. We currently intend to continue paying a portion of the compensation of non-employee members of the Board in stock units and shares of common stock under the 2022 Plan, as described in “Director Compensation.”

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Item 4—Proposal to Approve the Huntington Ingalls Industries, Inc. 2022 Long-Term Incentive Stock Plan

Summary Description of the 2022 Plan

The principal terms of the 2022 Plan are summarized below. The full text of the 2022 Plan is attached to this proxy statement as Annex B.

Purpose. The purpose of the 2022 Plan is to promote the long-term success of our company and to increase stockholder value by providing employees, third-party service providers and directors with incentives to create excellent performance and to continue service with our company, its subsidiaries and affiliates. Both by encouraging eligible individuals to become owners of common stock and by providing actual ownership through 2022 Plan awards, we intend for plan participants to view our company from an ownership perspective.

Administration. The Compensation Committee will administer the 2022 Plan, provided that the 2022 Plan will be administered by the non-employee members of the Board of Directors as to any award granted to a member of the Board of Directors who (at the time of grant of the award) is not employed by our company or its subsidiaries or affiliates. The Compensation Committee may delegate its authority to make grants under the 2022 Plan to one or more committees of directors or to senior executives (the appropriate acting body is referred to in this summary as the “Committee”). The Committee determines the number of shares that are to be subject to awards and the terms and conditions of awards, including the price (if any) to be paid for the shares or the award. Subject to the other provisions of the 2022 Plan, the Committee has the authority to make certain adjustments to an outstanding award and to authorize the conversion, succession or substitution of an award.

The Committee may allow the purchase price of an award or shares of common stock under the 2022 Plan to be paid in the form of cash or its equivalent, by the tender (either by actual delivery or attestation) of already-owned shares of common stock, by a cashless (broker-assisted) exercise, by a combination of the foregoing forms, or by any other form permitted by law.

No Repricing. The Committee may not cancel, exchange, or surrender for cash or other awards, or amend an outstanding option or stock appreciation right (“SAR”) for the purpose of replacing or re-granting the award with an exercise price or base price, as applicable, that is less than the exercise or base price of the original award. Underwater stock options or SARs may not be exchanged for other awards or cash. Adjustments to reflect stock splits and similar events will not be considered amendments for this purpose.

Eligibility. Persons eligible to receive awards under the 2022 Plan include employees of our company and its subsidiaries or affiliates, non-employee members of the Board of Directors, and third-party consultants, agents, advisors or independent contractors who are natural persons and provide certain services to our company or its subsidiaries and affiliates. Award recipients will be chosen on the basis of their historical and expected contributions toward the success of the company and its subsidiaries and affiliates.

Authorized Shares. The maximum number of shares of our common stock that may be issued or transferred pursuant to awards under the 2022 Plan may not exceed the sum of (a) 1,260,000 shares plus (b) any shares subject to outstanding awards under the 2012 Plan that cease to be subject to such awards on or after the Effective Date. All shares subject to awards will count against this limit on a share-for-share basis. The maximum number of shares that may be delivered pursuant to stock options qualified as incentive stock options granted under the plan is 1,260,000 shares.

As is customary in incentive plans of this nature, the number and kind of shares available under the 2022 Plan and the then outstanding awards, as well as exercise and purchase prices, performance targets under certain performance-based awards, and share limits, are subject to adjustment in the event of certain stock dividends, stock splits, combinations or exchanges of shares, mergers, consolidations, spin-offs, recapitalizations and similar events.

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Item 4—Proposal to Approve the Huntington Ingalls Industries, Inc. 2022 Long-Term Incentive Stock Plan

Recycling. Shares that are subject to awards that expire or for any reason are cancelled or terminated, are forfeited, fail to vest, or are settled in cash in lieu of shares under the 2022 Plan will again be available for subsequent awards under the 2022 Plan. Shares that are exchanged by a participant as payment under an award or withheld by us to pay the exercise price of an award granted under the 2022 Plan, as well as any shares exchanged or withheld to satisfy the tax withholding obligations related to any award, will be available again for issuance under the 2022 Plan. Shares repurchased by the company on the open market will not increase the number of shares available for issuance under the 2022 Plan.

To the extent that shares are delivered pursuant to the exercise of a SAR or stock option granted under the 2022 Plan, the number of shares actually issued will be counted against the shares available for issuance under the 2022 Plan. (For example, if a SAR relates to 1,000 shares and is exercised at a time when the payment due to the participant is 500 shares, 500 shares will be counted against the shares available for issuance under the 2022 Plan.) In addition, the 2022 Plan generally provides that shares issued in connection with awards that are granted by or become obligations of our company through the assumption of awards (or in substitution for awards) in connection with an acquisition of another company will not count against the shares available for issuance under the 2022 Plan.

Annual Award Limits. The 2022 Plan provides for the following annual limits on Awards:

•	The maximum number of shares subject to options that may be granted in any one calendar year to any one participant under the plan is 1,260,000.

•	The maximum number of shares subject to SARs that may be granted in any one calendar year to any one participant under the plan is 1,260,000.

•

The aggregate maximum number of shares of restricted stock and restricted stock units that may be granted in any one calendar year to any one participant under the plan is 500,000 or the amount equal in value to 500,000 shares.

•	The aggregate maximum number of deferred stock units that may be granted in any one calendar year to any one participant under the 2022 Plan is 500,000 or the amount equal in value to 500,000 shares.

•

The aggregate maximum number of shares of performance shares, performance share units or performance units that may be granted in any one calendar year to any one participant under the plan is 500,000 or the amount equal in value to 500,000 shares.

•

The aggregate maximum number of other shares, rights or units pursuant to equity-based or equity-related awards other than those described previously in this section that may be granted in any one calendar year to any one participant under the plan is 500,000 or the amount equal in value to 500,000 shares.

•	The maximum value of shares that may be granted to a nonemployee director in any calendar year under the 2022 Plan is $750,000.

Minimum Vesting. Except with respect to a maximum of 5% of the authorized shares, and subject to certain permitted acceleration events, awards under the plan must provide for a vesting period of at least twelve months.

Types of Awards. The 2022 Plan authorizes the issuance of stock options, SARs, restricted stock, restricted stock units, deferred stock units, performance shares, performance share units, performance units, and other forms of awards granted or denominated in common stock or units of common stock. The 2022 Plan retains flexibility to offer competitive incentives and to tailor benefits to specific needs

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Item 4—Proposal to Approve the Huntington Ingalls Industries, Inc. 2022 Long-Term Incentive Stock Plan

and circumstances. Any award may be paid or settled in cash. On March 9, 2022, our closing stock price was $208.15.

A stock option is the right to purchase shares of common stock at a future date at a specified price per share (the “exercise price”). The per share exercise price of an option may not be less than the fair market value of a share of common stock on the date of grant. The fair market value is the closing price of the common stock on the New York Stock Exchange on the date of grant or the last trading day prior to the date of grant if there is no trading on the date of grant. The maximum term of an option is ten years from the date of grant. An option may either be an incentive stock option or a nonqualified stock option. Incentive stock option benefits are taxed differently from nonqualified stock options, as described below under “U.S. Federal Income Tax Treatment of Awards Under the 2022 Plan.” Incentive stock options are also subject to more restrictive terms and are limited in amount by the U.S. Internal Revenue Code and the 2022 Plan. Incentive stock options may only be granted to employees of our company or our subsidiaries. “Reload” stock options are expressly prohibited under the 2022 Plan.

A SAR is the right to receive payment of an amount equal to the excess of the fair market value of a share of common stock on the date of exercise of the SAR over the base price of the SAR. The base price is established by the Committee at the time of grant of the SAR and cannot be less than the fair market value of a share of common stock on the date of grant. SARs may be granted in connection with other awards or may be granted independently. The maximum term of a SAR is ten years from the date of grant.

Restricted stock is an award of shares of our common stock that are issued upon grant and that are forfeitable if the recipient fails to satisfy the vesting conditions associated with the award, which are typically service-based. Restricted stock units are similar to restricted stock except the recipient does not have the right to receive shares of our common stock (or the equivalent cash value) until the vesting conditions have been satisfied.

Deferred stock units give the recipient the right to receive shares of common stock or the equivalent cash value in the future. The Committee may permit eligible individuals to elect to receive a grant of deferred stock units in lieu of receiving current compensation otherwise due to the individual from the company or a subsidiary or affiliate.

Performance shares are shares of our common stock that are issued upon grant and that are forfeitable by the recipient until the attainment of specified performance goals, subject to the continuous employment of the recipient through the applicable performance period. Performance share units are similar except the recipient does not have the right to receive shares of our common stock (or the equivalent in cash value) until the vesting conditions have been satisfied. Performance units are the right to receive a cash-denominated award, payable in cash or shares of our common stock, at a specified time that are forfeitable by the recipient until the attainment of specified performance goals, subject to the continuous employment of the Participant through the applicable performance period.

Other stock-based awards include any other types of equity-based or equity-related awards not otherwise described above (including the grant or offer for sale of unrestricted shares) in such amounts and subject to such terms and conditions, as the Committee may determine.

Dividends and Dividend Equivalents. The Committee may provide that awards under the 2022 Plan (other than options or SARs) earn dividends or dividend equivalents based on the amount of dividends paid on outstanding shares of common stock. No dividends or dividend equivalent payments will be made unless the related vesting conditions of the award are satisfied (or, in the case of a restricted stock or similar award where the dividend must be paid as a matter of law, the dividend payment will be subject to the same vesting conditions as the underlying award).

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Item 4—Proposal to Approve the Huntington Ingalls Industries, Inc. 2022 Long-Term Incentive Stock Plan

Change in Control. Generally, if a change in control of the company occurs, accelerated vesting will not be triggered under the 2022 Plan so long as the company is the surviving entity in the transaction or the successor to the company (or its parent entity) agrees to honor and assume the awards or provide substitute awards with substantially equivalent terms and value and so long as the underlying shares continue to be publicly traded. In that case, accelerated vesting will generally only occur if the recipient experiences a qualifying termination of employment within two years after the date of the change of control. However, if the company is not the surviving entity in the transaction and outstanding 2022 Plan awards are not assumed or continued after the event, generally all stock options and SARs granted under the 2022 Plan will vest and any other types of awards will vest or be paid. In that case, performance-based awards will generally vest pro-rata based on the target value of the award multiplied by the percentage of the performance goals achieved as of the change of control date. The Committee also has the discretion to establish other change in control provisions with respect to awards granted under the 2022 Plan.

Transfer Restrictions. Unless otherwise provided by the Committee, awards under the 2022 Plan are not transferable by the recipient other than by will or the laws of descent and distribution and are generally exercisable, during the recipient’s lifetime, only by the recipient.

Termination of or Changes to the 2022 Plan. The 2022 Plan may be amended by the Compensation Committee as it deems appropriate to better effectuate the purposes of the 2022 Plan, except that no amendment shall be made without stockholder approval that would increase the number of shares available under the 2022 Plan, expand the types of awards under the plan, materially expand the eligible participants, reprice or replace a stock option with a new stock option with a lower exercise price, or if stockholder approval is otherwise required as a matter of law or applicable New York Stock Exchange listing requirements. (Adjustments as a result of stock splits or similar events are not an amendment requiring stockholder approval.) Unless terminated earlier by the Board of Directors, the authority to grant new awards under the 2022 Plan will terminate on the tenth anniversary of the Effective Date.

Plan Benefits. Because benefits under the 2022 Plan will depend on the Compensation Committee’s discretion and the fair market value of the shares at various future dates, it is not possible to determine the benefits that will or would have been received in 2022 or any other year under the 2022 Plan by directors, executive officers or other participants.

U.S. Federal Income Tax Treatment of Awards under the 2022 Plan. A participant will not incur federal income tax liabilities when granted any incentive award under the plan, unless the participant makes an election under Section 83(b) of the Internal Revenue Code for a restricted stock or performance share grant. Upon exercise of a stock option (other than an incentive stock option) or a SAR, the participant will have ordinary income equal to the difference between the fair market value of our common stock on the date of the exercise and the stock option or SAR price. No income is received for tax purposes when an incentive stock option is exercised, unless an employee is subject to the alternative minimum tax or has not met the holding period requirements.

Unless the participant has made the Section 83(b) election described above, upon lapse of restrictions on restricted stock or performance shares, or upon the issuance of stock or payment of cash under a restricted stock unit, deferred unit, performance share unit, performance unit, or other stock award, the participant will have ordinary income equal to the fair market value of the common stock or the amount of cash received.

We usually will be entitled to a business expense deduction at the time and in the amount that the recipient of an award recognizes ordinary income. No deduction is allowed in connection with an incentive stock option unless the employee disposes of the common stock received upon exercise in violation of the holding period requirements. We have the right to deduct from any settlement of an

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Item 4—Proposal to Approve the Huntington Ingalls Industries, Inc. 2022 Long-Term Incentive Stock Plan

award made under the 2022 Plan, including the delivery or vesting of shares, a sufficient amount to cover withholding of any federal, state or local taxes required by law, or to take such other action as may be necessary to satisfy any such withholding obligations. The Committee may permit shares to be used to satisfy required tax withholding, and such shares will be valued at the fair market value of our common stock as of the settlement date of the applicable award.

New Plan Benefits. Any future awards to our employees, third-party service providers or directors under the 2022 Plan are discretionary and cannot be determined at this time because the amount and form of grants to be made to any eligible participant in any year is determined at the discretion of the Compensation Committee. As a result, the benefits and amounts that will be received or allocated is not determinable at this time, and we cannot include a table that reflects such future awards.

The Board recommends a vote FOR the approval of the proposal to approve the Huntington Ingalls Industries, Inc. 2022 Long-Term Incentive Stock Plan.

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Item 5—Stockholder Proposal to Reduce the Threshold at Which Stockholders Can Require a Special Meeting of Stockholders

John R. Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, California 90278, has informed us that he intends to present the following proposal at the annual meeting and that he owns more than $2,000 of our common stock.

We are presenting the proposal and the supporting statement as they were submitted to us. While we take issue with certain of the statements contained in the proposal and the supporting statement, we have limited our response to the most important points and have not attempted to address all of the statements with which we disagree and that we believe to be unsupported and/or inaccurate.

Stockholder Proposal and Supporting Statement

Proposal 5—Special Shareholder Meeting Improvement

Shareholders ask our board to take the steps necessary to amend the appropriate company governing documents to give the owners of a combined 10% of our outstanding common stock the power to call a special shareholder meeting.

It currently takes a theoretical 20% of shares to call a special shareholder meeting. This theoretical 20% of shares translates into 25% of shares that normally vote at the annual meeting. It would be hopeless to expect that the shares, that do not have the time to vote, would have the time to take the special procedural steps to call for a special shareholder meeting.

Plus Huntington Ingalls shareholders do not have a related right for shareholders to act by written consent. Many companies provide for both a shareholder right to call a special meeting and for a shareholder right to act by written consent. Target and Southwest Airlines are examples of companies that do not provide for shareholder written consent and yet provides [sic] for 10% of shares to call for a special shareholder meeting.

HII shareholders gave 43%-support to a written consent proposal at the 2020 annual meeting. This 43% support likely equaled 51%-support from the shares that have access to independent proxy voting advice. HII should support the voice of a majority of the shares that have access to independent proxy voting advice.

Conagra shareholders gave 85%-support to a 2021 shareholder proposal for a shareholder right to act by written consent. This 85%-support was all the more impressive since the shareholder proponent did nothing to promote his proposal.

Special meetings allow shareholders to vote on important matters, such as electing new directors with special expertise or independence that may be lacking in our current or future directors as was the case with the 3 new Exxon directors supported by the Engine No. 1 hedge fund at the 2021 Exxon annual meeting.

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Item 5—Stockholder Proposal to Reduce the Threshold at Which Stockholders Can Require a Special Meeting of Stockholders

A more reasonable right to call a special meeting might make for a [sic] more of an incentive for Ms. Victoria Harker, Chair of the HII executive pay committee, to perform better. Ms. Harker by far received the highest negative votes at the HII 2021 annual meeting—26% negative when 5% negative is the norm.

A reasonable shareholder right to call for a special shareholder meeting can make management engagement with shareholders meaningful. If management is insincere in its shareholder engagement, a right for shareholders to call for a special meeting can make management think twice about insincerity.

A reasonable shareholder right to call for a special shareholder meeting will help ensure that management engages with shareholders in good faith because shareholders will have a viable Plan B as an alternative.

Please vote yes:

Special Shareholder Meeting Improvement—Proposal 5

Board Recommendation

The Board recommends a vote AGAINST this proposal for the following reasons.

The Board has carefully considered this proposal and believes that the action requested by the proposal is unnecessary and not in the best interests of the company or its stockholders for the reasons set forth below.

HII stockholders already have a meaningful right to call a special meeting.

HII is committed to, and prides itself on, high standards of corporate governance and responsiveness to its stockholders. The Board regularly reviews HII’s governance practices and considers the views of our stockholders in updating such practices as appropriate and in the best interests of the company and its stockholders. When the Board determines that change is appropriate, it makes such change. For example, just last year the Board presented to its stockholders, and the stockholders approved, a proposal to replace all remaining supermajority voting provisions in our governing documents with a lower majority of the outstanding stock standard. Accordingly, the Board has no objection to making changes to its governance practices where the Board believes such change is consistent with the company’s commitment to strong governance and improves our overall governance practices. The Board does not believe the proposal meets this standard.

The Board recognizes the importance of giving stockholders a meaningful right to call special meetings in appropriate circumstances. The Board believes that the company already provides a meaningful and balanced right for stockholders to call a special meeting and the proposed decrease in the percentage of shares required to call a special meeting is neither necessary nor in the best interests of the company and its stockholders. The governing documents currently permit record holders of 20% or more of the voting power of our capital stock to request a special meeting of stockholders. This right enables our stockholders to raise appropriate issues and deliberate and vote on those issues between annual meetings.

The requested 10% ownership threshold could enable small groups of stockholders to utilize the special meeting right to advance narrow or short-term interests that might not be shared by our broader stockholder base. Based on our current ownership profile, a 10% ownership threshold could be met by a single stockholder, while our existing 20% ownership threshold could be met by two to three of our current stockholders acting together.

2022 Notice and Proxy Statement	103

Item 5—Stockholder Proposal to Reduce the Threshold at Which Stockholders Can Require a Special Meeting of Stockholders

Our current 20% special meeting threshold is consistent with prevailing public company trends.

We believe a 20% threshold reflects prevailing public company trends and strikes an appropriate balance between avoiding waste of company and stockholder resources to address narrow or special interests, while at the same time ensuring that stockholders holding a meaningful minority of our outstanding shares have a mechanism to require a special meeting be called if they deem it appropriate. Based on FactSet data as of February 2022, among S&P 500 companies, two-thirds provide stockholders with a right to call special stockholder meetings. Among those companies, approximately 55% set the threshold at or above 25% and approximately 12% set the threshold at 20%. Accordingly, our 20% threshold is lower than that of a majority of S&P 500 companies that have a special stockholder meeting right, including among a number of the companies in our aerospace and defense peer group.

Special meetings require the expenditure of considerable time, effort and resources.

Special meetings require the expenditure of considerable time, effort and resources, including significant costs in legal and administrative fees, costs for preparing, printing and distributing materials and soliciting proxies, and diversion of Board and management time away from overseeing and running our business. Accordingly, special meetings should be limited to circumstances where stockholders holding a meaningful minority of the company’s common stock believe a matter is sufficiently urgent or extraordinary to justify holding a special meeting to consider such matters between annual meetings. By reducing the ownership threshold to 10%, a small minority of stockholders could use the special meeting mechanism to advance their own agenda, without regard to the interests of the company and its other stockholders.

We have implemented strong corporate governance practices and value the views of our stockholders.

In addition to the foregoing, the Board also considered that HII already has a variety of strong corporate governance practices, described throughout our proxy statement, which enable our stockholders to have a voice in the governance of the company, including the ability to propose actions for stockholder consideration at an annual or special meeting of stockholders. These provisions already provide our stockholders with a meaningful opportunity to bring important matters before all stockholders for consideration.

Our bylaws also provide our stockholders with a meaningful proxy access right, and we: annually elect all Board members; have adopted a director resignation policy for directors for whom more votes are withheld than are cast for election; and DO NOT have a stockholder rights plan, or “poison pill.”

Regular stockholder engagement remains an important source of feedback that informs our corporate decisions and is significantly more cost effective than a special meeting.

Finally, as described on page 2, we believe stockholder engagement is an essential element of strong corporate governance and actively engage with our investors through a variety of means to understand their perspectives on our company, including in respect of corporate governance matters, and our Corporate Governance Guidelines provide clear avenues for communication with members of our Board, including our independent Chairman.

Accordingly, the Board believes this proposal is unnecessary and a decrease in the threshold for stockholders to call a special meeting to 10% would not be in the best interests of the company and its stockholders.

For these reasons, the Board recommends a vote AGAINST this proposal.

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Other Information for Stockholders

ATTENDING THE ANNUAL MEETING

The annual meeting will be a completely virtual meeting of stockholders, which will be conducted exclusively by live webcast. You are entitled to participate in the annual meeting only if you were a stockholder as of the close of business on the Record Date, or if you hold a valid proxy for the annual meeting. No physical meeting will be held.

You will be able to attend the annual meeting online and submit your questions prior to and during the meeting by visiting https://meetnow.global/MW6JXNH. You also will be able to vote your shares online by attending the annual meeting by webcast.

To participate in the annual meeting, you will need to review the information included in your Notice, on your proxy card or in the instructions that accompanied your proxy materials.

If you are a registered stockholder (i.e., you hold your shares through our transfer agent, Computershare), you do not need to register to attend the annual meeting virtually on the Internet. Please follow the instructions in the Notice or proxy card that you received.

If you are a beneficial holder, meaning an intermediate broker or financial institution holds your shares, you must register with Computershare no later than 5:00 p.m., Eastern Daylight Time, on April 28, 2022, to participate in the annual meeting. To register to attend the annual meeting online by webcast, you must submit proof of your proxy power (legal proxy) reflecting your Huntington Ingalls Industries, Inc. share holdings, along with your name and email address, to Computershare. Requests for registration must be labeled as “Legal Proxy.” You will receive a confirmation of your registration by email after Computershare receives your registration materials.

Requests for registration should be directed to Computershare as follows:

By email: Forward the email from your broker, or attach an image of your legal proxy, to legalproxy@computershare.com

By mail:

Computershare

Huntington Ingalls Industries, Inc. Legal Proxy

P.O. Box 43001

Providence, RI 02940-3001

Beneficial holders who cannot obtain a legal proxy or others who wish to attend the annual meeting may do so as a guest by visiting the Internet address provided above, but will not be able to vote or ask questions.

Questions may be submitted before or during the annual meeting. To submit a question in advance, visit https://meetnow.global/MW6JXNH and enter a valid control number. As many stockholder questions will be answered as time permits. We may not respond to questions that are not pertinent to meeting matters or our business. Single responses to a group of substantially similar questions may be provided to avoid repetition. We ask that attendees please help us keep the proceedings orderly and follow the annual meeting rules of conduct.

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Other Information for Stockholders

RELATED PARTY TRANSACTIONS

It is our policy that all employees and directors must avoid any activity that conflicts with or has the appearance of conflicting with our business interests. This policy is included in our Code of Ethics and Business Conduct. In addition, at least annually, each director and executive officer completes a detailed questionnaire specifying any business relationship that may give rise to a conflict of interest with the company.

Process for Review of Related Person Transactions. The Board has adopted a written policy for the review, approval and ratification of existing or proposed transactions to which the company (or any subsidiary) is a party, when the aggregate amount involved in the transaction exceeds or is expected to exceed $100,000 and any director, director nominee, executive officer, greater-than-5% beneficial owner or their respective immediate family members had, has or will have a direct or indirect material interest.

The policy provides that the Governance and Policy Committee will review transactions subject to the policy and determine whether or not to recommend that the Board approve or ratify those transactions. In doing so, the Governance and Policy Committee considers whether the transaction is on terms that are no less favorable to the company than terms generally available to an unaffiliated third party under the same or similar circumstances, the extent of the related person’s interest in the transaction, the materiality of the proposed related person transaction, the actual or perceived conflict of interest between the company and the related person, the applicability of state corporation and fiduciary obligation laws and rules to the proposed transaction, disclosure standards, our Corporate Governance Guidelines and Code of Ethics and Business Conduct and the best interests of the company and our stockholders.

The Governance and Policy Committee has adopted standing pre-approvals under the policy for transactions with related persons. Pre-approved transactions include, but are not limited to:

(a) compensation arrangements of executive officers where (i) the officer’s compensation is reported in the proxy statement or (ii) the executive officer is not an immediate family member of another executive officer, director or nominee for director, the related compensation would have been reported in the proxy statement if the officer was a “named executive officer” and the Compensation Committee approved, or recommended to the Board for approval, such compensation;

(b) director compensation where such compensation is reported in the proxy statement;

(c) transactions in which the related persons interest derives solely from (i) his or her service as a director of another corporation or organization that is a party to the transaction, (ii) his or her beneficial ownership (together with all other related persons) of less than 10% of the equity interest of any firm, corporation or other entity (other than a partnership) or (iii) both clauses (i) and (ii);

(d) transactions in which the related persons interest derives solely from his or her position as a limited partner in a partnership where his or her interest in the partnership (together with all other related persons) is less than 10% and he or she is not a general partner and does not hold any other position with the partnership;

(e) transactions with another corporation or organization with respect to which a related person’s only relationship is as an employee (other than an executive officer) if the aggregate amount involved does not exceed the greater of $1,000,000 or 2% of that corporation’s or organization’s total annual revenues;

(f) charitable contributions, grants and endowments by the company to a charitable organization, foundation or university with respect to which a related person’s only relationship is as an employee

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Other Information for Stockholders

(other than an executive officer), a director or a trustee, if the aggregate amount involved does not exceed the greater of $1,000,000 or 2% of the charitable organization’s consolidated gross revenues for the prior fiscal year;

(g) transactions in which the related person’s interest derives solely from his or her ownership of our common stock and all stockholders receive proportional benefits;

(h) transactions involving competitive bids;

(i) regulated transactions; and

(j) certain banking-related services.

The policy requires each director and executive officer to complete an annual questionnaire to identify his or her related interests and persons, and to notify the Chief Legal Officer of changes in that information. The Chief Legal Officer receives such information and maintains a master list of related persons, which is incorporated into an internal control designed to identify related person transactions.

Transactions with Related Persons

There have been no related party transactions since the beginning of 2021 that required disclosure under the securities laws or that otherwise required review, approval or ratification by our Governance and Policy Committee under our related person transactions policy.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Securities Exchange Act of 1934 requires directors and executive officers to file with the SEC reports of initial ownership and changes in ownership of our equity securities. Based solely upon a review of the reports furnished to us, we believe all of our directors and executive officers timely filed all reports they were required to file under Section 16(a) during 2021, except that a Form 4 filed on behalf of Stewart H. Holmes, Executive Vice President, Government and Customer Relations, in respect of an issuance of 3,043 shares of our common stock was three days late due to an administrative error.

2022 Notice and Proxy Statement	107

ANNEX A

DEFINITIONS OF NON-GAAP FINANCIAL MEASURES

We make reference to “segment operating income,” “segment operating margin,” “free cash flow” and “pension adjusted diluted earnings per share.”

We internally manage our operations by reference to segment operating income and segment operating margin, which are not recognized measures under GAAP. When analyzing our operating performance, investors should use segment operating income and segment operating margin in addition to, and not as alternatives for, operating income and operating margin or any other performance measure presented in accordance with GAAP. They are measures that we use to evaluate our core operating performance. We believe that segment operating income, segment operating margin and shipbuilding operating margin reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provide a more complete understanding of factors and trends affecting our business. We believe these measures are used by investors and are a useful indicator to measure our performance. Because not all companies use identical calculations, our presentation of segment operating income and segment operating margin may not be comparable to similarly titled measures of other companies.

Pension adjusted diluted earnings per share is not a measure recognized under GAAP, but it is a measure we use to evaluate our core operating performance. When analyzing our operating performance, investors should use pension adjusted diluted earnings per share in addition to, and not as an alternative for, diluted earnings per share or any other performance measure presented in accordance with GAAP. We believe pension adjusted diluted earnings per share reflects an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provides a more complete understanding of factors and trends affecting our business. We believe the measure is used by investors and is a useful indicator to measure our performance.

Free cash flow is not a measure recognized under GAAP. Free cash flow has limitations as an analytical tool and should not be considered in isolation from, or as a substitute for net income as a measure of our performance or net cash provided by operating activities as a measure of our liquidity. We believe free cash flow is an important measure for our investors because it provides them insight into our current and period-to-period performance and our ability to generate cash from continuing operations. We also use free cash flow as a key operating metric in assessing the performance of our business and as a key performance measure in evaluating management performance and determining incentive compensation. Free cash flow may not be comparable to similarly titled measures of other companies.

Segment operating income is defined as operating income for the relevant segment(s) before the Operating FAS/CAS Adjustment and non-current state income taxes.

Segment operating margin is defined as segment operating income as a percentage of sales and service revenues.

Pension adjusted net earnings is defined as net earnings adjusted for the after-tax impact of the FAS/CAS Adjustment.

Pension adjusted diluted earnings per share is defined as pension adjusted net earnings divided by the weighted-average diluted common shares outstanding

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Free cash flow is defined as net cash provided by operating activities less capital expenditures net of related grant proceeds.

FAS/CAS Adjustment is defined as the difference between expenses for pension and other postretirement benefits determined in accordance with GAAP (FAS) and the expenses determined in accordance with U.S. Cost Accounting Standards (CAS).

Operating FAS/CAS Adjustment is defined as the difference between the service cost component of our pension and other postretirement expense determined in accordance with GAAP (FAS) and our pension and other postretirement expense under U.S. Cost Accounting Standards (CAS).

Non-current state income taxes are defined as deferred state income taxes, which reflect the change in deferred state tax assets and liabilities and the tax expense or benefit associated with changes in state uncertain tax positions in the relevant period. These amounts are recorded within operating income. Current period state income tax expense is charged to contract costs and included in cost of sales and service revenues in segment operating income.

We present financial measures adjusted for the Operating FAS/CAS Adjustment and non-current state income taxes to reflect the company’s performance based upon the pension costs and state tax expense charged to our contracts under CAS. We use these adjusted measures as internal measures of operating performance and for performance-based compensation decisions.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO GAAP FINANCIAL MEASURES

SEGMENT OPERATING INCOME AND SEGMENT OPERATING MARGIN

($ in millions)	Year Ended December 31, 2021

Sales and Service Revenues	9,524

Operating Income	513

Operating Margin	5.4%

Non-segment factors affecting operating income:

Operating FAS/CAS Adjustment	157

Non-current state income taxes	13

Segment Operating Income	683

Segment Operating Margin	7.2%

FREE CASH FLOW

($ in millions)	Year Ended December 31, 2021

Net cash provided by (used in) operating activities	760

Less capital expenditures:

Capital expenditure additions	(331)

Grant proceeds for capital expenditures	20

Free Cash Flow	449

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PENSION ADJUSTED NET INCOME AND EARNINGS PER SHARE

	Year Ended December 31,
(in millions, except per share amounts)	2021	2020

Net earnings	544	696

After-tax FAS/CAS adjustment(1)	(19)	(290)

Pension Adjusted Net Earnings	525	406

Diluted earnings per share	13.50	17.14

After-tax per share FAS/CAS adjustment(1)	(0.47)	(7.14)

Pension Adjusted Diluted EPS	13.03	10.00

(1) FAS/CAS Adjustment	(24)	(367)

Tax effect*	(5)	(77)

After-tax effect	(19)	(290)

Weighted-Average Diluted Shares Outstanding	40.3	40.6

Per share after-tax impact**	(0.47)	(7.14)

*	The income tax impact is calculated using the tax rate in effect for the relevant non-GAAP adjustment.

**	Amounts may not recalculate exactly due to rounding.

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ANNEX B

HUNTINGTON INGALLS INDUSTRIES, INC. 2022 LONG-TERM INCENTIVE STOCK PLAN

Article 1. Establishment, Purpose, and Duration

1.1 Establishment. Huntington Ingalls Industries, Inc., a Delaware corporation (hereinafter referred to as the “Company”), establishes an incentive compensation plan to be known as the Huntington Ingalls Industries, Inc. 2022 Long-Term Incentive Stock Plan (hereinafter referred to as the “Plan”), as set forth in this document.

This Plan permits the grant of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Deferred Stock Units, Performance Shares, Performance Share Units, Performance Units, and Other Stock-Based Awards.

This Plan shall become effective upon shareholder approval (the “Effective Date”) and shall remain in effect as provided in Section 1.3 (Establishment, Purposes, and Duration/Duration of this Plan) hereof.

1.2 Purpose of this Plan. The purpose of this Plan is to provide a means whereby Employees, Directors, and Third Party Service Providers of the Company develop a sense of proprietorship and personal involvement in the development and financial success of the Company, and to encourage them to devote their best efforts to the business of the Company, thereby advancing the interests of the Company and its shareholders. A further purpose of this Plan is to provide a means through which the Company may attract able individuals to become Employees or serve as Directors or Third Party Service Providers of the Company and to provide a means whereby those individuals upon whom the responsibilities of the successful administration and management of the Company are of importance, can acquire and maintain stock ownership, thereby strengthening their concern for the welfare of the Company.

1.3 Duration of this Plan. Unless sooner terminated as provided herein, this Plan shall terminate ten (10) years from the Effective Date. After this Plan is terminated, no Awards may be granted but Awards previously granted shall remain outstanding in accordance with their applicable terms and conditions and this Plan’s terms and conditions. Notwithstanding the foregoing, no Incentive Stock Options may be granted more than ten (10) years after the earlier of (a) adoption of this Plan by the Board, or (b) the Effective Date.

1.4 No More Grants Under Prior Plan. After the Effective Date, no more grants will be made under the Prior Plan. Any awards previously granted under the Prior Plan and still outstanding as of the Effective Date shall continue in effect in accordance with their terms.

Article 2. Definitions

Whenever used in this Plan, the following terms shall have the meanings set forth below, and when the meaning is intended, the initial letter of the word shall be capitalized.

2.1 “Affiliate” shall mean any corporation or other entity (including, but not limited to, a partnership or a limited liability company), that is affiliated with the Company through stock or equity ownership or otherwise, and is designated as an Affiliate for purposes of this Plan by the Committee.

2.2 “Alternative Award” has the meaning set forth in Section 19.2 (Change in Control/Alternative Awards).

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2.3 “Award” means, individually or collectively, a grant under this Plan of Nonqualified Stock Options, Incentive Stock Options, SARs, Restricted Stock, Restricted Stock Units, Deferred Stock Units, Performance Shares, Performance Share Units, Performance Units, or Other Stock-Based Awards, in each case subject to the terms of this Plan.

2.4 “Award Agreement” means either (i) a written agreement entered into by the Company and a Participant setting forth the terms and provisions applicable to an Award granted under this Plan, or (ii) a written or electronic statement issued by the Company to a Participant describing the terms and provisions of such Award, including any amendment or modification thereof. The Committee may provide for the use of electronic, internet or other non-paper Award Agreements, and the use of electronic, internet or other non-paper means for the acceptance thereof and actions thereunder by a Participant.

2.5 “Beneficial Owner” or “Beneficial Ownership” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

2.6 “Board” or “Board of Directors” means the Board of Directors of the Company.

2.7 “Cause” means, unless otherwise specified in an Award Agreement or in an applicable employment agreement between the Company and a Participant, with respect to any Participant, as determined by the Committee in its sole discretion:

(a)	Willful failure to substantially perform his or her duties as an Employee (for reasons other than physical or mental illness) or Director after reasonable notice to the Participant of that failure;

(b)	Misconduct that materially injures the Company or any Subsidiary or Affiliate;

(c)	Conviction of, or entering into a plea of nolo contendere to, a felony; or

(d)	Breach of any written covenant or agreement with the Company or any Subsidiary or Affiliate.

2.8 “Change in Control” means any of the following events:

(a)

Any Person (other than those Persons in control of the Company as of the Effective Time, or other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any affiliate of the Company or a successor) becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing twenty-five percent (25%) or more of either (1) the then-outstanding Shares (the “Outstanding Company Common Stock”) or (2) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this clause (a): (A) “Person” or “group” shall not include underwriters acquiring newly-issued voting securities (or securities convertible into voting securities) directly from the Company with a view towards distribution, (B) creditors of the Company who become stockholders of the Company in connection with any bankruptcy of the Company under the laws of the United States shall not, by virtue of such bankruptcy, be deemed a “group” or a single Person for the purposes of this clause (i) (provided that any one of such creditors may trigger a Change in Control pursuant to this clause (i) if such creditor’s ownership of Company securities equals or exceeds the foregoing threshold), and (C) an acquisition shall not constitute a Change in Control if made by an entity pursuant to a transaction that is covered by and does not otherwise constitute a Change in Control under clause (c) below;

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(b)

On any day after the Effective Time (the “Measurement Date”) Continuing Directors cease for any reason to constitute either: (1) if the Company does not have a Parent, a majority of the Board; or (2) if the Company has a Parent, a majority of the Board of Directors of the Controlling Parent. A director is a “Continuing Director” if he or she either:

1)	was a member of the Board on the applicable Initial Date (an “Initial Director”); or

2)

was elected to the Board (or the Board of Directors of the Controlling Parent, as applicable), or was nominated for election by the Company’s or the Controlling Parent’s stockholders, by a vote of at least two-thirds (2/3) of the Initial Directors then in office. A member of the Board (or Board of Directors of the Controlling Parent, as applicable) who was not a director on the applicable Initial Date shall be deemed to be an Initial Director for purposes of clause (2) above if his or her election, or nomination for election by the Company’s or the Controlling Parent’s stockholders, was approved by a vote of at least two-thirds (2/3) of the Initial Directors (including directors elected after the applicable Initial Date who are deemed to be Initial Directors by application of this provision) then in office. “Initial Date” means the later of (1) the Effective Time or (2) the date that is two (2) years before the Measurement Date.

(c)

Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (1) all or substantially all of the individuals and entities that were the Beneficial Owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination Beneficially Own, directly or indirectly, more than sixty percent (60%) of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, is a Parent of the Company or the successor of the Company) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (2) no Person (excluding any entity resulting from such Business Combination or a Parent of the Company or any successor of the Company or any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination or a Parent of the Company or the successor entity) Beneficially Owns, directly or indirectly, twenty-five percent (25%) or more of, respectively, the then-outstanding shares of common stock of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity, except to the extent that the ownership in excess of twenty-five percent (25%) existed prior to the Business Combination, and (3) a Change in Control is not triggered pursuant to clause (b) above with respect to the Company (including any successor entity) or any Parent of the Company (or the successor entity); or

(d)	A complete liquidation or dissolution of the Company other than in the context of a transaction that does not constitute a Change in Control of the Company under clause (c) above.

A “Change in Control” shall not result from any transaction precipitated by the Company’s insolvency, appointment of a conservator, or determination by a regulatory agency that the Company is insolvent, nor from any transaction initiated by the Company in regard to converting from a publicly traded company to a privately held company.

2.9 “Change in Control Price” means the price per share on a fully-diluted basis offered in conjunction with any transaction resulting in a Change in Control, as determined in good faith by the Committee as constituted before the Change in Control, if any part of the offered price is payable other than in cash.

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2.10 “Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time. For purposes of this Plan, references to sections of the Code shall be deemed to include references to any applicable regulations thereunder and any successor or similar provision.

2.11 “Committee” means the Compensation Committee of the Board or a subcommittee thereof, or any other committee designated by the Board to administer this Plan. The members of the Committee shall be appointed from time to time by and shall serve at the discretion of the Board. If the Committee does not exist or cannot function for any reason, the Board may take any action under the Plan that would otherwise be the responsibility of the Committee.

2.12 “Company” means Huntington Ingalls Industries, Inc., a Delaware corporation, and any successor thereto as provided in Article 22 (Successors) herein.

2.13 “Deferred Annual Amount” has the meaning set forth in Section 9.1 (Deferred Stock Units/In General).

2.14 “Deferred Stock Unit” means a Participant’s contractual right to receive a stated number of Shares or, if provided by the Committee on the Grant Date, cash equal to the Fair Market Value of such Shares, under the Plan at the end of a specified period of time or upon the occurrence of a specified event.

2.15 “Director” means any individual who is a member of the Board of Directors of the Company.

2.16 “Disability” means, unless otherwise provided in an Award Agreement, a physical or mental disability or infirmity that prevents or is reasonably expected to prevent the performance of a Participant’s employment-related duties for a period of six months or longer and, within 30 days after the Company notifies the Participant in writing that it intends to terminate his employment, the Participant shall not have returned to the performance of his employment-related duties on a full-time basis; provided that for purposes of Article 6 (Stock Options) in respect of ISOs, the term “Disability” shall have meaning assigned to the term “Permanent and Total Disability” by Code Section 22(e)(3) (i.e., physical or mental disability or infirmity lasting not less than 12 months). The Committee’s reasoned and good faith judgment of Disability shall be final, binding and conclusive, and shall be based on such competent medical evidence as shall be presented to it by such Participant and/or by any physician or group of physicians or other competent medical expert employed by the Participant or the Company to advise the Committee. Notwithstanding the foregoing (but except in the case of ISOs), with respect to any Participant who is a party to an employment agreement with the Company or any Subsidiary, “Disability” shall have the meaning, if any, specified in such Participant’s employment agreement.

2.17 “Dividend Equivalent” or “Dividend-Equivalent Right” means the right to receive an amount, calculated with respect to a Full Value Award, which is determined by multiplying the number of Shares subject to the applicable Award by the per-Share cash dividend, or the per-Share Fair Market Value (as determined by the Committee) of any dividend in consideration other than cash, paid by the Company on Shares.

2.18 “Effective Date” has the meaning set forth in Section 1.1 (Establishment, Purpose, and Duration/Establishment).

2.19 “Elective Deferred Stock Units” has the meaning set forth in Section 9.1 (Deferred Stock Units/In General).

2.20 “Eligible Individual” means an individual who is an Employee, Director and/or Third Party Service Provider.

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2.21 “Employee” means any individual designated as an employee of the Company, its Affiliates, and/or its Subsidiaries on the payroll records thereof. An Employee shall not include any individual during any period he or she is classified or treated by the Company, Affiliate, and/or Subsidiary as an independent contractor, a consultant, or any employee of an employment, consulting, or temporary agency or any other entity other than the Company, Affiliate, and/or Subsidiary, without regard to whether such individual is subsequently determined to have been, or is subsequently retroactively reclassified as a common-law employee of the Company, Affiliate, and/or Subsidiary during such period.

2.22 “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

2.23 “Fair Market Value” or “FMV” means a price that is based on the opening, closing, actual, high, low, or average selling prices of a Share reported on the New York Stock Exchange (“NYSE”) or other established stock exchange (or exchanges) on the applicable date, the preceding trading day, the next succeeding trading day, or an average of trading days, as determined by the Committee in its discretion. Unless the Committee determines otherwise, Fair Market Value shall be deemed to be equal to the reported closing price of a Share on the Grant Date, or, if no closing price of a Share on such date, then on the most recent date on which Shares were publicly traded. In the event Shares are not publicly traded at the time a determination of their value is required to be made hereunder, the determination of their Fair Market Value shall be made by the Committee in such manner as it deems appropriate.

2.24 “Five Percent Carve-Out” has the meaning set forth in Section 4.1(d)(Number of Shares Available for Awards/Minimum Vesting Requirements for Awards).

2.25 “Full Value Award” means an Award other than an ISO, NQSO, or SAR, which is settled by the issuance of Shares.

2.26 “Grant Date” means the date an Award is granted to a Participant pursuant to the Plan.

2.27 “Grant Price” means the price established at the time of grant of an SAR pursuant to Article 7 (Stock Appreciation Rights), used to determine whether there is any payment due upon exercise of the SAR.

2.28 “Incentive Stock Option” or “ISO” means an Option to purchase Shares granted under Article 6 (Stock Options) to an Employee and that is designated as an Incentive Stock Option and that is intended to meet the requirements of Code Section 422, or any successor provision.

2.29 “Layoff” means a permanent, involuntary termination of employment by the Company or a Subsidiary due to a reduction in force, business reorganization, facility closure or similar event (other than a termination by the Company or a Subsidiary for Cause), as determined by the Committee in its sole discretion. For purposes of this definition of ‘Layoff’, a “Layoff” shall not include any termination of employment of a Participant if the Participant is employed by a Subsidiary or business unit, and that Subsidiary or business unit is sold, spun off, or otherwise divested, the Participant does not otherwise continue to be employed by the Company or one of its Subsidiaries after such event, and the divested entity or business (or its successor or a parent company) does not assume the Award in connection with such transaction; which, in such case, the termination shall be deemed to be a “Retirement” treated as provided for in the applicable Award Agreement, subject to Section 4.3 and Article 19.

2.30 “New Employer” means a Participant’s employer, or the parent or a subsidiary of such employer, immediately following a Change in Control.

2.31 “Nonemployee Director” means a Director who is not an Employee.

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2.32 “Nonemployee Director Award” means any NQSO, SAR, or Full Value Award granted, whether singly, in combination, or in tandem, to a Participant who is a Nonemployee Director pursuant to such applicable terms, conditions, and limitations as the Board or Committee may establish in accordance with this Plan.

2.33 “Nonqualified Stock Option” or “NQSO” means an Option that is not intended to meet the requirements of Code Section 422, or that otherwise does not meet such requirements.

2.34 “Option” means an Incentive Stock Option or a Nonqualified Stock Option, as described in Article 6 (Stock Options).

2.35 “Option Price” means the price at which a Share may be purchased by a Participant pursuant to an Option.

2.36 “Other Stock-Based Award” means an equity-based or equity-related Award not otherwise described by the terms of this Plan, granted pursuant to Article 11 (Other Stock-Based Awards).

2.37 “Participant” means any Eligible Individual as set forth in Article 5 (Eligibility and Participation) to whom an Award is granted.

2.38 “Performance Measures” means measures as described in Article 13 (Performance Measures) on which the performance goals are based.

2.39 “Performance Period” means the period of time during which the performance goals must be met in order to determine the degree of payout and/or vesting with respect to an Award.

2.40 “Performance Share” means a grant of a stated number of Shares to a Participant under the Plan that is forfeitable by the Participant until the attainment of specified performance goals, or until otherwise determined by the Committee or in accordance with the Plan, subject to the continuous employment of the Participant through the applicable Performance Period.

2.41 “Performance Share Unit” means a Participant’s contractual right to receive a stated number of Shares or, if provided by the Committee on or after the grant date, cash equal to the Fair Market Value of such Shares, under the Plan at a specified time that is forfeitable by the Participant until the attainment of specified performance goals, or until otherwise determined by the Committee or in accordance with the Plan, subject to the continuous employment of the Participant through the applicable Performance Period.

2.42 “Performance Unit” means a Participant’s contractual right to receive a cash-denominated award, payable in cash or Shares, under the Plan at a specified time that is forfeitable by the Participant until the attainment of specified performance goals, or until otherwise determined by the Committee or in accordance with the Plan, subject to the continuous employment of the Participant through the applicable Performance Period.

2.43 “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.

2.44 “Plan” means the Huntington Ingalls Industries, Inc. 2022 Long-Term Incentive Stock Plan.

2.45 “Plan Year” means the calendar year.

2.46 “Prior Plan” means the Huntington Ingalls Industries, Inc. 2012 Long-Term Incentive Stock Plan, whose term ends March 22, 2022.

2.47 “Restricted Stock” means an Award granted to a Participant pursuant to Article 8 (Restricted Stock and Restricted Stock Units).

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2.48 “Restricted Stock Unit” means an Award granted to a Participant pursuant to Article 8 (Restricted Stock and Restricted Stock Units), except no Shares are actually awarded to the Participant on the Grant Date.

2.49 “Restriction Period” means the period when Restricted Stock, Restricted Stock Units, Deferred Stock Units and/or Other Stock-Based Awards are subject to a substantial risk of forfeiture (based on the passage of time, the achievement of performance goals, or upon the occurrence of other events as determined by the Committee, in its discretion).

2.50 “Retirement” shall be reached when a Participant’s employment terminates from Company, Affiliates, and any Subsidiary, other than a termination for Cause, and at the time of such termination either (1) the sum of such Participant’s age and years of service as an employee of the Company, Affiliate, or any Subsidiary equals or exceeds 65 years, and the Participant has at least attained the age of 55, or (2) for a Participant who is an officer of the Company, attains the age of sixty-five.

2.51 “Section 16 Individual” shall mean an individual who is, on the relevant date, an officer, or Director of the Company, or a more than ten percent (10%) Beneficial Owner of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, as determined by the Board in accordance with Section 16 of the Exchange Act.

2.52 “Share” means a share of common stock of the Company, par value $.01 per share.

2.53 “Share Authorization” has the meaning set forth in Section 4.1(a) (Shares Subject to this Plan/Share Authorization).

2.54 “Stock Appreciation Right” or “SAR” means an Award, designated as an SAR, pursuant to the terms of Article 7 (Stock Appreciation Rights) herein.

2.55 “Subsidiary” means any corporation or other entity, whether domestic or foreign, in which the Company has or obtains, directly or indirectly, a proprietary interest of more than fifty percent (50%) by reason of stock ownership or otherwise.

2.56 “Third Party Service Provider” means any natural person consultant, agent, advisor, or independent contractor who renders services to the Company, a Subsidiary, or an Affiliate that (a) are not in connection with the offer and sale of the Company’s securities in a capital raising transaction, and (b) do not directly or indirectly promote or maintain a market for the Company’s securities.

Article 3. Administration

3.1 General. The Committee shall be responsible for administering this Plan, subject to this Article 3 (Administration) and the other provisions of this Plan. The Committee may employ attorneys, consultants, accountants, agents, and other individuals, any of whom may be an Employee, and the Committee, the Company, and its officers and Directors shall be entitled to rely upon the advice, opinions, or valuations of any such individuals. All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Participants, the Company, and all other interested individuals.

3.2 Authority of the Committee. The Committee shall have full and exclusive discretionary power to interpret the terms and the intent of this Plan and any Award Agreement or other agreement or document ancillary to or in connection with this Plan, to determine eligibility for Awards and to adopt such rules, regulations, forms, instruments, and guidelines for administering this Plan as the Committee may deem necessary or proper. Such authority shall include, but not be limited to, (i) selecting Award recipients, (ii) establishing all Award terms and conditions, including the terms and

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ANNEX B

conditions set forth in Award Agreements and any ancillary document or materials, (iii) granting Awards as an alternative to or as the form of payment for grants or rights earned or due under compensation plans or arrangements of the Company, (iv) construing any ambiguous provision of the Plan or any Award Agreement, (v) subject to Article 20 (Amendment, Modification, Suspension, and Termination), adopting modifications and amendments to this Plan or any Award Agreement, including without limitation, any that are necessary to comply with the laws of the countries and other jurisdictions in which the Company, its Affiliates, and/or its Subsidiaries operate, and, (vi) making any other determination and taking any other action that it deems necessary or desirable for the administration or operation of the Plan and/or any Award Agreement.

3.3 Delegation. The Committee may delegate to one or more of its members or to one or more officers of the Company, and/or its Subsidiaries and Affiliates or to one or more agents or advisors such administrative duties or powers as it may deem advisable, and the Committee or any individuals to whom it has delegated duties or powers as aforesaid may employ one or more individuals to render advice with respect to any responsibility the Committee or such individuals may have under this Plan. The Committee may, by resolution, authorize one or more officers of the Company to do one or both of the following on the same basis as can the Committee: (a) designate Employees to be recipients of Awards; and (b) determine the size of any such Awards; provided, however, (i) the Committee shall not delegate such responsibilities to any such officer for Awards granted to a Nonemployee Director or an Employee who is considered a Section 16 Individual; (ii) the resolution providing such authorization sets forth the total number of Shares and/or Awards such officer(s) may grant; and (iii) the officer(s) shall report periodically to the Committee regarding the nature and scope of the Awards granted pursuant to the authority delegated.

Article 4. Shares Subject to this Plan

4.1 Number of Shares Available for Awards.

(a)

Share Authorization. Subject to adjustment as provided in Section 4.3 (Shares Subject to this Plan /Adjustments in Authorized Shares) herein, the maximum number of Shares available for issuance to Participants under this Plan (the “Share Authorization”) shall be:

(i)	One million two hundred sixty thousand (1,260,000) Shares, plus

(ii)

Any Shares subject to 436,545 outstanding awards as of March 1, 2022 under the Prior Plan that on or after March 1, 2022 cease for any reason to be subject to such awards (other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in vested and nonforfeitable Shares).

(b)	Limits on ISOs. The maximum number of Shares of the Share Authorization that may be issued pursuant to ISOs under this Plan shall be One million two hundred sixty thousand (1,260,000) Shares.

(c)

Limit on Nonemployee Director Awards. Subject to adjustment in Section 4.3 (Shares Subject to this Plan /Adjustments in Authorized Shares), the maximum value of Shares that may be granted to a Nonemployee Directors shall be seven hundred fifty thousand dollars ($750,000) in any Plan Year.

(d)

Minimum Vesting Requirements for Awards. Except with respect to a maximum of five percent (5%) of the Share Authorization (“Five Percent Carve-Out”), Awards shall provide for a vesting period of at least twelve (12) months. Notwithstanding the foregoing, the Committee may permit acceleration of vesting of an Award in the event of the Participant’s death, Disability, Retirement, Change in Control, Layoff, or the sale or spin-off of assets or a business unit.

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4.2 Share Usage. Shares covered by an Award shall only be counted as used to the extent they are actually issued. Any Shares related to Awards which terminate by expiration, forfeiture, cancellation, or otherwise without the issuance of such Shares, are settled in cash in lieu of Shares, or are exchanged with the Committee’s permission, prior to the issuance of Shares, for Awards not involving Shares, shall be available again for grant under this Plan. To the extent a Share that was counted against the Five Percent Carve-Out is added back to the Share Authorization pursuant to this Section 4.2, then such Share shall also be added back to and be available for grant pursuant to the Five Percent Carve-Out. Moreover, if the Option Price of any Option granted under this Plan is satisfied by tendering Shares to the Company (by either actual delivery or by attestation), or if an SAR is exercised, only the number of Shares issued, net of the Shares tendered, if any, will be deemed delivered for purposes of determining the maximum number of Shares available for delivery under this Plan. Additionally, if the tax withholding requirements with respect to any Award granted under this Plan are satisfied by withholding Shares, only the number of shares equal to the applicable minimum statutory tax rate shall again be available for grant under the Plan. To the extent permitted by applicable law or any exchange rule, Shares issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of combination by the Company or any Affiliate shall not be counted against Shares available for grant pursuant to the Plan. The Shares available for issuance under this Plan may be authorized and unissued Shares or treasury Shares.

4.3 Adjustments in Authorized Shares. In the event of any corporate event or transaction (including, but not limited to, a change in the Shares of the Company or the capitalization of the Company) such as a merger, consolidation, reorganization, recapitalization, separation, partial or complete liquidation, stock dividend, special cash dividend, stock split, reverse stock split, split up, spin-off, or other distribution of stock or property of the Company, combination of Shares, exchange of Shares, dividend in kind, or other like change in capital structure, number of outstanding Shares or distribution (other than normal cash dividends) to shareholders of the Company, or any similar corporate event or transaction, the Committee, in order to prevent dilution or enlargement of Participants’ rights under this Plan, shall substitute or adjust, as applicable, the number and kind of Shares that may be issued under this Plan or under particular forms of Awards, the number and kind of Shares subject to outstanding Awards, the Option Price or Grant Price applicable to outstanding Awards, and other value determinations applicable to outstanding Awards. The Committee, in its sole discretion, may also make appropriate adjustments in the terms of any Awards under this Plan to reflect such changes or distributions, including modifications of performance goals and changes in the length of Performance Periods. The determination of the Committee as to the foregoing adjustments, if any, shall be at the discretion of the Committee and shall be conclusive and binding on Participants under this Plan.

Subject to the provisions of Article 20 (Amendment, Modification, Suspension, and Termination) and notwithstanding anything else herein to the contrary, without affecting the number of Shares reserved or available hereunder, the Committee may authorize the issuance or assumption of benefits under this Plan in connection with any merger, consolidation, acquisition of property or stock, or reorganization upon such terms and conditions as it may deem appropriate (including, but not limited to, a conversion of equity awards into Awards under this Plan), subject to compliance with the rules under Code Sections 409A, 422 and 424, as and where applicable.

4.4 Annual Award Limits. The following limits (each an “Annual Award Limit” and, collectively, “Annual Award Limits”), as adjusted pursuant to Sections 4.3 (Shares Subject to this Plan and Maximum Awards/Adjustments in Authorized Shares) and/or 20.2 (Amendment, Modification, Suspension, and Termination/Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events), shall apply to grants of such Awards under this Plan:

(a)	Options: The maximum aggregate number of Shares subject to Options granted in any one Plan Year to any one Participant shall be one million five hundred thousand (1,260,000).

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(b)	SARs: The maximum number of Shares subject to Stock Appreciation Rights granted in any one Plan Year to any one Participant shall be one million five hundred thousand (1,260,000).

(c)

Restricted Stock or Restricted Stock Units: The maximum aggregate grant with respect to Awards of Restricted Stock or Restricted Stock Units in any one Plan Year to any one Participant shall be five hundred thousand (500,000).

(d)	Deferred Stock Units: The maximum aggregate grant with respect to Awards of Deferred Stock Units in any one Plan Year to any one Participant shall be five hundred thousand (500,000).

(e)

Performance Shares, Performance Share Units, or Performance Units: The maximum aggregate Award of Performance Shares, Performance Share Units or Performance Units that a Participant may receive in any one Plan Year shall be five hundred thousand (500,000) Shares, or equal to the value of five hundred thousand (500,000) Shares, determined as of the date of vesting or payout, as applicable.

(f)

Other Stock-Based Awards. The maximum aggregate grant with respect to Other Stock-Based Awards pursuant to Section 11.1 (Other Stock-Based Awards/Grant of Other Stock-Based Awards) in any one Plan Year to any one Participant shall be five hundred thousand (500,000) Shares.

Article 5. Eligibility and Participation

5.1 Eligibility. Individuals eligible to participate in this Plan include all Employees, Directors, and Third Party Service Providers.

5.2 Actual Participation. Subject to the provisions of this Plan, the Committee may, from time to time, select from the Eligible Individuals, those individuals to whom Awards shall be granted.

Article 6. Stock Options

6.1 Grant of Options. Subject to the terms and provisions of this Plan, Options may be granted to Eligible Individuals in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee, in its sole discretion; provided that ISOs may be granted only to Employees of the Company or of any parent or subsidiary corporation (as permitted under Code Sections 422 and 424). However, unless legitimate business criteria exist (within the meaning of Treas. Reg. 1.409A-1(b)(5)(E)(1)), an Employee who is employed by an Affiliate and/or Subsidiary and is subject to Code Section 409A may only be granted Options to the extent the Affiliate and/or Subsidiary is part of the Company’s consolidated group for United States federal tax purposes, in accordance with Section 23.14(d) (General Provisions/Determining “Controlled Group”).

6.2 Award Agreement. Each Option grant shall be evidenced by an Award Agreement that shall specify the Option Price, the maximum duration of the Option, the number of Shares to which the Option pertains, the conditions upon which an Option shall become vested and exercisable, and such other provisions as the Committee shall determine which are not inconsistent with the terms of this Plan. The Award Agreement also shall specify whether the Option is intended to be an ISO or a NQSO.

6.3 Option Price. The Option Price for each grant of an Option under this Plan shall be determined by the Committee in its sole discretion and shall be specified in the Award Agreement; provided, however, the Option Price must be at least equal to one hundred percent (100%) of the FMV of the Shares as determined on the Grant Date.

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6.4 Term of Options. Each Option granted to a Participant shall expire at such time as the Committee shall determine at the time of grant; provided, however, no Option shall be exercisable later than the tenth (10th) anniversary date of its grant, except as provided in Section 6.8 (Stock Options/Blackout Periods) below.

6.5 Exercise of Options. Options granted under this Article 6 (Stock Options) shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which terms and restrictions need not be the same for each grant or for each Participant.

Options granted under this Article 6 (Stock Options) shall be exercised by the delivery of a notice of exercise to the Company or an agent designated by the Company in a form specified or accepted by the Committee (setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares), or by complying with any alternative exercise procedure(s) the Committee may authorize.

6.6 Payment. A condition of the issuance of the Shares as to which an Option shall be exercised shall be the payment of the Option Price. The Option Price of any Option shall be payable to the Company in full either: (a) in cash or its equivalent; (b) by tendering (either by actual delivery or attestation) previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the Option Price; (c) by a cashless (broker-assisted) exercise; (d) by a combination of (a), (b) and/or (c); or (e) any other method approved or accepted by the Committee in its sole discretion.

Subject to any governing rules or regulations, as soon as practicable after receipt of written notification of exercise and full payment (including satisfaction of any applicable tax withholding), the Company shall deliver to the Participant evidence of book entry Shares, or upon the Participant’s request, Share certificates in an appropriate amount based upon the number of Shares purchased under the Option(s).

Unless otherwise determined by the Committee, all payments under all of the methods indicated above shall be paid in United States dollars.

6.7 Restrictions on Share Transferability. The Committee may impose such restrictions on any Shares acquired pursuant to the exercise of an Option granted under this Article 6 (Stock Options) as it may deem advisable, including, without limitation, minimum holding period requirements, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, or under any blue sky or state securities laws applicable to such Shares.

6.8 Blackout Periods. If there is a blackout period under the Company’s insider trading policy, applicable law, or a Board- or Committee-imposed blackout period that prohibits the buying and selling of Shares during any part of the ten-day period before the expiration of any Option based on the termination of a Participant’s service, the period for exercising the Options shall be extended until ten (10) days beyond when such blackout period ends. Notwithstanding any provision hereof or within an Award Agreement, no Option shall ever be exercisable after the expiration of its original term as set forth in the Award Agreement and/or this Plan.

6.9 Notification of Disqualifying Disposition. If any Participant shall make any disposition of Shares issued pursuant to the exercise of an ISO under the circumstances described in Code Section 421(b) (relating to certain disqualifying dispositions), such Participant shall notify the Company of such disposition within ten (10) days thereof.

6.10 ISO Limit. If an ISO is granted, the aggregate Fair Market Value (determined on the date the option is granted) of Common Stock subject to an ISO granted to a participant by the Committee which first becomes exercisable in any calendar year shall not exceed $100,000.00 (otherwise, the intended ISO, to the extent of such excess, shall be rendered a nonqualified stock option).

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6.11 Reload Options Prohibited. “Reload” stock option grants that provide for the award of a new option when the exercise price of the option and/or tax withholding obligations related to the exercise of the option have been paid by tendering shares of Common Stock to the Company or by the Company’s reduction of the number of shares otherwise deliverable to the optionee are expressly prohibited.

Article 7. Stock Appreciation Rights

7.1 Grant of SARs. Subject to the terms and conditions of this Plan, SARs may be granted to Eligible Individuals at any time and from time to time as shall be determined by the Committee. However, unless legitimate business criteria exist (within the meaning of Treas. Reg. 1.409A-1(b)(5)(E)(1)), an Employee who is employed by an Affiliate and/or Subsidiary and is subject to Code Section 409A may only be granted SARs to the extent the Affiliate and/or Subsidiary is part of the Company’s consolidated group for United States federal tax purposes, in accordance with Section 23.14(d) (General Provisions/Determining “Controlled Group”).

Subject to the terms and conditions of this Plan, the Committee shall have complete discretion in determining the number of SARs granted to each Participant and, consistent with the provisions of this Plan, in determining the terms and conditions pertaining to such SARs.

The Grant Price for each grant of an SAR shall be determined by the Committee and shall be specified in the Award Agreement; provided, however, the Grant Price on the Grant Date must be at least equal to one hundred percent (100%) of the FMV of the Shares as determined on the Grant Date.

7.2 SAR Agreement. Each SAR Award shall be evidenced by an Award Agreement that shall specify the Grant Price, the term of the SAR, and such other provisions as the Committee shall determine.

7.3 Term of SAR. The term of an SAR granted under this Plan shall be determined by the Committee, in its sole discretion, and except as determined otherwise by the Committee and specified in the SAR Award Agreement, no SAR shall be exercisable later than the tenth (10th) anniversary date of its grant.

7.4 Exercise of SARs. SARs may be exercised upon whatever terms and conditions the Committee, in its sole discretion, imposes. All SARs will be exercised automatically on the last trading day prior to the expiration date of the SAR or, in the case of SARs granted in tandem with Options, any related Option, so long as the Fair Market Value of a Share on that date exceed the Grant Price of the SAR or the Option Price of any related Option, as applicable.

7.5 Settlement of SARs. Upon the exercise of a SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:

(a)	The excess of the Fair Market Value of a Share on the date of exercise over the Grant Price; by

(b)	The number of Shares with respect to which the SAR is exercised.

At the discretion of the Committee, the payment upon SAR exercise may be in cash, Shares, or any combination thereof, or in any other manner approved by the Committee in its sole discretion. The Committee’s determination regarding the form of SAR payout shall be set forth in the Award Agreement pertaining to the grant of the SAR.

7.6 Other Restrictions. The Committee shall impose such other conditions and/or restrictions on any Shares received upon exercise of an SAR granted pursuant to this Plan as it may deem advisable or desirable. These restrictions may include, but shall not be limited to, a requirement that the Participant hold the Shares received upon exercise of an SAR for a specified period of time.

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Article 8. Restricted Stock and Restricted Stock Units

8.1 Grant of Restricted Stock or Restricted Stock Units. Subject to the terms and provisions of this Plan, the Committee, at any time and from time to time, may grant Shares of Restricted Stock and/or Restricted Stock Units to Eligible Individuals in such amounts as the Committee shall determine. Restricted Stock Units shall be similar to Restricted Stock except that no Shares are actually awarded to the Eligible Individual on the Grant Date. Restricted Stock Units may be settled on the applicable vesting date or on a future date or event after the applicable vesting date as determined by the Committee and set forth in the applicable Award Agreement.

8.2 Restricted Stock or Restricted Stock Unit Agreement. Each Restricted Stock and/or Restricted Stock Unit grant shall be evidenced by an Award Agreement that shall specify the Period(s) of Restriction, the number of Shares of Restricted Stock or the number of Restricted Stock Units granted, and such other provisions as the Committee shall determine.

8.3 Other Restrictions. The Committee shall impose such other conditions and/or restrictions on any Shares of Restricted Stock or Restricted Stock Units granted pursuant to this Plan as it may deem advisable including, without limitation, a requirement that Participants pay a stipulated purchase price for each Share of Restricted Stock or each Restricted Stock Unit, restrictions based upon the achievement of specific performance goals, time-based restrictions on vesting following the attainment of the performance goals, time-based restrictions, and/or restrictions under applicable laws or under the requirements of any stock exchange or market upon which such Shares are listed or traded, or holding requirements or sale restrictions placed on the Shares by the Company upon vesting of such Restricted Stock or Restricted Stock Units.

To the extent deemed appropriate by the Committee, the Company may retain the certificates representing Shares of Restricted Stock in the Company’s possession until such time as all conditions and/or restrictions applicable to such Shares have been satisfied or lapse.

Except as otherwise provided in this Article 8 (Restricted Stock and Restricted Stock Units), Shares of Restricted Stock covered by each Restricted Stock Award shall become freely transferable by the Participant after all conditions and restrictions applicable to such Shares have been satisfied or lapse (including satisfaction of any applicable tax withholding obligations), and Restricted Stock Units shall be paid in cash, Shares, or a combination of cash and Shares as the Committee, in its sole discretion shall determine.

8.4 Certificate Legend. In addition to any legends placed on certificates pursuant to Section 8.3 (Restricted Stock and Restricted Stock Units/Other Restrictions), each certificate representing Shares of Restricted Stock granted pursuant to this Plan may bear a legend such as the following or as otherwise determined by the Committee in its sole discretion:

“The sale or transfer of Shares of stock represented by this certificate, whether voluntary, involuntary, or by operation of law, is subject to certain restrictions on transfer as set forth in the Huntington Ingalls Industries, Inc. 2022 Long-Term Incentive Stock Plan, and in the associated Award Agreement. A copy of this Plan and such Award Agreement may be obtained from Huntington Ingalls Industries, Inc.”

8.5 Voting and Dividend Rights. Unless otherwise determined by the Committee and set forth in a Participant’s Award Agreement, to the extent permitted or required by law, as determined by the Committee, Participants holding Shares of Restricted Stock granted hereunder may be granted the right to exercise full voting rights with respect to those Shares during the Period of Restriction. A Participant shall have no voting rights with respect to any Restricted Stock Units granted hereunder. Dividends on Shares of Restricted Stock and any Dividend Equivalents with respect to Restricted Stock Unit Awards shall be subject to the same restrictions and vesting conditions as the underlying Restricted Stock Award.

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8.6 Section 83(b) Election. The Committee may provide in an Award Agreement that the Award of Restricted Stock is conditioned upon the Participant making or refraining from making an election with respect to the Award under Code Section 83(b). If a Participant makes an election pursuant to Code Section 83(b) concerning a Restricted Stock Award, the Participant shall be required to file promptly a copy of such election with the Company.

Article 9. Deferred Stock Units

9.1 In General. Deferred Stock Units may be granted to Eligible Individuals at such time or times as shall be determined by the Committee without regard to any election by the Participant to defer receipt of any compensation or bonus amount payable to him. In addition, on fixed dates established by the Committee and subject to such terms and conditions as the Committee shall determine, the Committee may permit a Participant to elect to defer receipt of all or a portion of his annual compensation, annual incentive bonus and/or long-term compensation (other than Options or SARs) (“Deferred Annual Amount”) payable by the Company or a Subsidiary and receive in lieu thereof an Award of elective Deferred Stock Units equal to the number which may be obtained by dividing (i) the amount of the Deferred Annual Amount, by (ii) the Fair Market Value of one Share on the date of payment of such compensation and/or annual bonus (“Elective Deferred Stock Units”). Deferred Stock Units shall be evidenced by an Award Agreement that shall specify the number of Shares to which the Deferred Stock Unit pertains, and such terms and conditions not inconsistent with the Plan as the Committee shall determine, including customary representations, warranties and covenants with respect to securities law matters. Upon the grant of Deferred Stock Units pursuant to the Plan, the Company shall establish a notional account for the Participant and will record in such account the number of Shares underlying the Deferred Stock Units awarded to the Participant. No Shares will be issued to the Participant at the time an award of Deferred Stock Units is granted.

9.2 Rights as a Stockholder. The Committee shall determine whether and to what extent Dividend Equivalents will be credited to the account of, or paid currently to, a Participant receiving an Award of Deferred Stock Units. Unless otherwise provided by the Committee at or after the grant date, (i) any cash dividends or distributions credited to the Participant’s account shall be deemed to have been invested in additional Deferred Stock Units on the record date established for the related dividend or distribution in an amount equal to the number which may be obtained by dividing (A) the value of such dividend or distribution on the record date by (B) the Fair Market Value of one Share on such date, and such additional Deferred Stock Units shall be subject to the same terms and conditions as are applicable in respect of the Deferred Stock Units with respect to which such dividends or distributions were payable, and (ii) if any such dividends or distributions are paid in Shares or other securities, such shares and other securities shall be subject to the same Restriction Period and other restrictions, if any, as apply to the Deferred Stock Units with respect to which they were paid. A Participant shall not have any rights as a stockholder in respect of Deferred Stock Units awarded pursuant to the Plan (including, without limitation, the right to vote on any matter submitted to the Company’s stockholders) until such time as the Shares attributable to such Deferred Stock Units have been issued to such Participant or his beneficiary.

9.3 Vesting. Unless the Committee provides otherwise at or after the Grant Date, the portion of each Award of Deferred Stock Units that consists of Deferred Stock Units, together with any Dividend Equivalents credited with respect thereto, will be subject to a Restriction Period that shall lapse based on the performance of a minimum period of service or the occurrence of any event or events, including a Change in Control, as the Committee shall determine, either at or after the grant date. Notwithstanding the immediately preceding sentence, the Board may accelerate the lapse of the Restriction Period of any Deferred Stock Units at or after the Grant Date. The portion of each Award of Deferred Stock Units that consists of Elective Deferred Stock Units, together with any Dividend Equivalents credited with respect thereto, shall not be subject to any Restriction Period and shall be non-forfeitable at all times.

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9.4 Settlement. Subject to Articles 14 (Transferability of Awards), 20 (Change in Control) and 24 (General Provisions), and the last sentence of Section 9.1 (Deferred Stock Units/In General), unless the Committee determines otherwise at or after the Grant Date, the Company shall issue the Shares underlying any of a Participant’s Deferred Stock Units (and related Dividend Equivalents) for which the Restriction Period shall have lapsed on or prior to the date of such Participant’s termination of employment with or termination of service to the Company, Affiliate, and any Subsidiary, other than a termination for Cause, as soon as administratively practicable, but not later than [90 days], following the date of such termination of employment or service (or on such earlier date as the Committee shall permit or such later date as may be elected by the Participant in accordance with the rules and procedures of the Board). In the event of the termination of a Participant’s employment with or service to the Company, Affiliates, and the Subsidiaries for Cause, the Participant shall immediately forfeit all rights with respect to any shares of Deferred Stock Units (and related Dividend Equivalents) credited to his account, whether or not the Restriction Period shall have then lapsed. Subject to Articles 14 (Transferability of Awards), 19 (Change in Control) and 23 (General Provisions), and the last sentence of Section 9.1 (Deferred Stock Units/In General), unless the Committee determines otherwise at or after the grant date, the Company shall issue the Shares underlying any of a Participant’s Elective Deferred Stock Units (and related Dividend Equivalents) credited to such Participant’s account under the Plan as soon as administratively practicable, but not later than [90 days], following the date of such Participant’s termination of employment or service (or such later date as may be elected by the Participant in accordance with the rules and procedures of the Committee). The Committee may provide in the Award Agreement applicable to any Award of Deferred Stock Units that, in lieu of issuing Shares in settlement of any Deferred Stock Units, the Committee may direct the Company to pay to the Participant the Fair Market Value of the Shares corresponding to such Deferred Stock Units in cash. For each Share received in settlement of Deferred Stock Units, the Company shall deliver to the Participant a certificate representing such Share, bearing appropriate legends, if applicable. Notwithstanding anything to the contrary in this Section 9.4 (Deferred Stock Units/Settlement), the Committee may accelerate the distribution of any and all Shares subject to any Award of Deferred Stock Units prior to the time otherwise specified in this Section 9.4 (Deferred Stock Units/Settlement).

9.5 Further Deferral Elections. A Participant may elect to further defer receipt of Shares issuable in respect of Deferred Stock Units (or an installment of an Award) for a specified period or until a specified event, subject in each case to the Committee’s approval and to such terms as are determined by the Committee, all in its sole discretion, in accordance with Section 23.14(c)(iii) (General Provisions/Subsequent Deferral Elections).

Article 10. Performance Shares, Performance Share Units and Performance Units

10.1 Grant of Performance Shares, Performance Share Units and Performance Units. Subject to the terms and provisions of this Plan, the Committee, at any time and from time to time, may grant Performance Shares, Performance Share Units and/or Performance Units to Eligible Individuals in such amounts and upon such terms as the Committee shall determine.

10.2 Value of Performance Shares, Performance Share Units and Performance Units. Each Performance Share and each Performance Share Unit shall have an initial value equal to the Fair Market Value of a Share on the Grant Date. Each Performance Unit shall have an initial value that is established by the Committee at the time of grant. The Committee shall set performance goals in its discretion which, depending on the extent to which they are met, will determine the value and/or number of Performance Shares, Performance Share Units and/or Performance Units that will be paid out to the Participant.

10.3 Earning of Performance Shares, Performance Share Units, and Performance Units. Subject to the terms of this Plan, after the applicable Performance Period has ended, the holder of Performance Shares, Performance Share Units and/or Performance Units shall be entitled to receive

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payout on the value and number of Performance Shares, Performance Share Units and/or Performance Units earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance goals have been achieved.

10.4 Form and Timing of Payment of Performance Shares, Performance Share Units, and Performance Units. Payment of earned Performance Shares, Performance Share Units, and/or Performance Units shall be as determined by the Committee and as evidenced in the Award Agreement. Subject to the terms of this Plan, the Committee, in its sole discretion, may pay earned Performance Shares, Performance Share Units, and/or Performance Units in the form of cash or in Shares (or in a combination thereof) equal to the value of the earned Performance Shares, Performance Share Units, and/or Performance Units at the close of the applicable Performance Period, but no later than the fifteenth (15th) day of the third month after the year in which the Performance Period ended. Any Shares may be granted subject to any restrictions deemed appropriate by the Committee. The determination of the Committee with respect to the form of payout of such Awards shall be set forth in the Award Agreement pertaining to the grant of the Award.

Article 11. Other Stock-Based Awards

11.1 Grant of Other Stock-Based Awards. The Committee may grant to Eligible Individuals other types of equity-based or equity-related Awards not otherwise described by the terms of this Plan (including the grant or offer for sale of unrestricted Shares) in such amounts and subject to such terms and conditions, as the Committee shall determine. Such Awards may involve the transfer of actual Shares to Participants, or payment in cash or otherwise of amounts based on the value of Shares and may include, without limitation, Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States.

11.2 Value of Other Stock-Based Awards. Each Other Stock-Based Award shall be expressed in terms of Shares or units based on Shares, as determined by the Committee. The Committee may establish performance goals in its discretion. If the Committee exercises its discretion to establish performance goals, the number and/or value of Other Stock-Based Awards that will be paid out to the Participant will depend on the extent to which the performance goals are met.

11.4 Payment of Other Stock-Based Awards. Payment, if any, with respect to an Other Stock-Based Award shall be made in accordance with the terms of the Award, in cash or Shares as the Committee determines. The Company may pay earned Other Stock-Based Awards in the form of cash or in Shares (or in a combination thereof) equal to the value of the earned Award at the close of the applicable Performance Period, if any, but no later than the fifteenth (15th) day of the third month after the year in which the Performance Period ended, the award vests (unless a valid deferral election has been made), or the payment was otherwise scheduled date to be made.

Article 12. Nonemployee Director Awards

Nonemployee Directors may only be granted Awards under the Plan in accordance with this Article 12 (Nonemployee Director Awards). Nonemployee Director Awards shall not be subject to management’s discretion. Subject to the limits set forth in Sections 4.1(d) (Shares Subject to this Plan and Maximum Awards/Nonemployee Director Awards) the foregoing, the Board shall grant such Awards to Nonemployee Directors and any Nonemployee Chairman of the Board, and grant New Nonemployee Director Awards, as it shall from time to time determine.

If a Nonemployee Director subsequently becomes an Employee while remaining a member of the Board, any Award held by such individual at the time of such commencement of employment will not be affected thereby.

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Nonemployee Directors, pursuant to this Article 12 (Nonemployee Director Awards), may be awarded, or may be permitted to elect to receive, pursuant to the procedures established by the Board or a committee of the Board, all or any portion of their annual retainer, meeting fees or other fees in Shares, Restricted Stock, Restricted Stock Units, Deferred Stock Units or other Awards as contemplated by this Plan in lieu of cash.

Article 13. Performance Measures

13.1 In General. The performance goals upon which the payment or vesting of an Award that is intended to be a performance-based Award shall include, but not be limited to, the following Performance Measures:

(a)	Net earnings or net income (before or after taxes);

(b)	Earnings per share;

(c)	Net sales or revenue growth; [revenues or sales]

(d)	Net operating profit;

(e)	Return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales, or revenue);

(f)	Cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment);

(g)	Earnings before or after taxes, interest, depreciation, and/or amortization;

(h)	Gross or operating margins;

(i)	Productivity ratios;

(j)	Share price (including, but not limited to, growth measures and total shareholder return);

(k)	Expense targets;

(l)	Margins;

(m)	Operating efficiency;

(n)	Market share;

(o)	Customer satisfaction;

(p)	Working capital targets and change in working capital;

(q)	Economic value added or EVA® (net operating profit after tax minus the sum of capital multiplied by the cost of capital);

(r)	New business awards or backlog;

(s)	Debt covenants (including compliance with debt covenants) or credit rations; or

(t)	Any other metric determined to be used by the Committee.

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Any Performance Measure(s) may be used to measure the performance of the Company, Subsidiary, and/or Affiliate as a whole or any business unit of the Company, Subsidiary, and/or Affiliate or any combination thereof, as the Committee may deem appropriate, or any of the above Performance Measures as compared to the performance of a group of comparator companies, or published or special index that the Committee, in its sole discretion, deems appropriate, or the Company may select Performance Measure (j) above as compared to various stock market indices. The Committee also has the authority to provide for accelerated vesting of any Award based on the achievement of performance goals pursuant to the Performance Measures specified in this Article 13 (Performance Measures).

13.2 Evaluation of Performance. The Committee may provide in any such Award that any evaluation of performance may include or exclude any of the following events that occurs during a Performance Period: (a) asset write-downs, (b) litigation or claim judgments or settlements, (c) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results, (d) any reorganization and restructuring programs, (e) unusual an infrequently occurring items as described in Accounting Standards Codification No. 225-20 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable year, (f) acquisitions or divestitures, and (g) foreign exchange gains and losses.

13.4 Committee Discretion. The Committee shall have sole discretion to establish and evaluate any Performance Measures or performance goals established with respect to Awards and determine the extent to which any Performance Measures have been satisfied or should be adjusted.

Article 14. Transferability of Awards

14.1 In General. Except as provided in Section 14.2 (Transferability of Awards/Committee Action) below, during a Participant’s lifetime, his or her Awards shall be exercisable only by the Participant. Awards shall not be transferable other than by will or the laws of descent and distribution; no Awards shall be subject, in whole or in part, to attachment, execution, or levy of any kind; and any purported transfer in violation hereof shall be null and void.

14.2 Committee Action. The Committee may, in its sole discretion, determine that notwithstanding Section 14.1 (Transferability of Awards/In General), any or all Awards (other than ISOs) shall be transferable to and exercisable by such transferees, and subject to such terms and conditions, as the Committee may deem appropriate; provided, however, no Award may be transferred for value (as defined in the General Instructions to Form S-8).

Article 15. Substitution Awards

Awards may be granted under the Plan from time to time in substitution for stock options and other awards held by employees or directors of other entities who are about to become Employees, whose employer is about to become an Affiliate as the result of a merger or consolidation of the Company with another corporation, or the acquisition by the Company of substantially all the assets of another corporation, or the acquisition by the Company of at least fifty percent (50%) of the issued and outstanding stock of another corporation as the result of which such other corporation will become a Subsidiary. The terms and conditions of the substitute Awards so granted may vary from the terms and conditions set forth in the Plan to such extent as the Board at the time of grant may deem appropriate to conform, in whole or in part, to the provisions of the award in substitution for which they are granted. If Shares are issued under the Plan with respect to an Award granted under this Article such Shares will not count against the Share Authorization.

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Article 16. Dividend Equivalents

Any Participant selected by the Committee may be granted dividend equivalents based on the dividends declared on Shares that are subject to any Award, to be credited as of dividend payment dates, during the period between the date the Award is granted and the date the Award is exercised, vests or expires, as determined by the Committee. Such dividend equivalents shall be converted to cash or additional Shares by such formula and at such time and subject to such limitations as may be determined by the Committee. Notwithstanding the foregoing, dividend equivalents shall accrue and only be paid to the extent the Award becomes vested. Under no circumstances may dividend equivalents be granted for any Option or SAR.

Article 17. Beneficiary Designation

Each Participant under this Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under this Plan is to be paid in case of his death before he receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and will be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. In the absence of any such beneficiary designation, benefits remaining unpaid or rights remaining unexercised at the Participant’s death shall be paid to or exercised by the Participant’s executor, administrator, or legal representative.

Article 18. Rights of Participants

18.1 Employment/Service. Nothing in this Plan or an Award Agreement shall interfere with or limit in any way the right of the Company, its Affiliates, and/or its Subsidiaries, to terminate any Participant’s employment or service on the Board or to the Company at any time or for any reason not prohibited by law, nor confer upon any Participant any right to continue his employment or service as a Director or Third Party Service Provider for any specified period of time.

Neither an Award nor any benefits arising under this Plan shall constitute an employment contract with the Company, its Affiliates, and/or its Subsidiaries and, accordingly, subject to Articles 3 (Administration) and 20 (Amendment, Modification, Suspension, and Termination), this Plan and the benefits hereunder may be terminated at any time in the sole and exclusive discretion of the Committee without giving rise to any liability on the part of the Company, its Affiliates, and/or its Subsidiaries.

18.2 Participation. No individual shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award.

18.3 Rights as a Shareholder. Except as otherwise provided herein, a Participant shall have none of the rights of a shareholder with respect to Shares covered by any Award until the Participant becomes the record holder of such Shares.

Article 19. Change in Control

19.1 Accelerated Vesting and Payment.

(a)

In General. Unless the Committee otherwise determines in the manner set forth in Section 19.2 (Change in Control/Alternative Awards) or in an Award Agreement, upon the occurrence of a Change in Control, (i) all Options and SARs shall become exercisable, (ii) the Restriction Period on all Restricted Stock, Restricted Stock Units, Deferred Stock Units, and Other Stock-Based Awards shall lapse immediately prior to such Change in Control, (iii) Shares underlying Awards of Restricted Stock Units, Deferred Stock Units, and Other Stock-Based Awards shall be issued to

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each Participant then holding such Award immediately prior to such Change in Control or, at the discretion of the Committee (as constituted immediately prior to the Change in Control) (iv) each such Option, SAR, Restricted Stock Unit, Deferred Stock Unit, and/or Other Stock-Based Award shall be canceled in exchange for an amount equal to the product of (A)(i) in the case of Options and SARs, the excess, if any, of the product of the Change in Control Price over the Exercise Price or Grant Price for such Award, and (ii) in the case of other such Awards, the Change in Control Price, multiplied by (B) the aggregate number of Shares covered by such Award, less any amount per Award to be paid by the Participant or by which the amount ultimately to be paid to the Participant is reduced.

(b)

Performance Shares, Performance Share Units and Performance Units. Unless the Committee otherwise determines at the time of grant of Performance Shares, Performance Share Units or Performance Units, in the event of a Change in Control, (A) any Performance Period in progress at the time of the Change in Control for which Performance Shares, Performance Share Units, or Performance Units are outstanding shall end effective upon the occurrence of such Change in Control and (B) all Participants granted such Awards shall be deemed to have earned a pro rata award equal to the product of (i) such Participant’s target award opportunity with respect to such Award for the Performance Period in question and (ii) the percentage of performance objectives achieved as of the date on which the Change in Control occurs. Any Performance Shares, Performance Share Units, and Performance Units for which the applicable prorated performance objectives have not been achieved shall be forfeited and canceled as of the date of such Change in Control.

(c)

Timing of Payments. Payment of any amounts calculated in accordance with Sections 19.1(a) (Change in Control/In General) and (b) (Performance Shares, Performance Share Units, and Performance Units) shall be made in cash or, if determined by the Committee (as constituted immediately prior to the Change in Control), in shares of the common stock of the New Employer having an aggregate fair market value equal to such amount and shall be payable in full, as soon as reasonably practicable, but in no event later than 30 days, following the Change in Control. For purposes hereof, the fair market value of one share of common stock of the New Employer shall be determined by the Committee (as constituted immediately prior to the consummation of the transaction constituting the Change in Control), in good faith.

(d)

Section 409A. Notwithstanding any provision of this Plan to the contrary, to the extent an Award shall be deemed to be vested or restrictions lapse, expire or terminate upon the occurrence of a Change in Control and such Change in Control does not constitute a “change in the ownership or effective control” or a “change in the ownership or a substantial portion of the assets” of the Corporation within the meaning of Code Section 409A(a)(2)(A)(v), then even though such Award may be deemed to be vested or restrictions lapse, expire or terminate upon the occurrence of the Change in Control or any other provision of this Plan, payment will be made, to the extent necessary to comply with the provisions of Code Section 409A, to the Participant on the earliest of: (i) the Participant’s “separation from service” with the Corporation (determined in accordance with Code Section 409A); provided, however, that if the Participant is a “specified employee” (within the meaning of Code Section 409A), the payment date shall be the date that is six (6) months after the date of the Participant’s separation from service with the Employer (except that during such 6 month period the Participant may receive total payments from the Company that do not exceed the amount specified in Treas. Reg. Section 1.409A-1(b)(9)(iii)(A) ), (ii) the date payment otherwise would have been made in the absence of any provisions in this Plan to the contrary (provided such date is permissible under Code Section 409A), or (iii) the Participant’s death.

19.2 Alternative Awards. Notwithstanding Section 19.1 (Change in Control/Accelerated Vesting and Payment), no cancellation, termination, acceleration of exercisability or vesting, lapse of any Restriction Period or settlement or other payment shall occur with respect to any outstanding Award

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(other than an award of Performance Shares, Performance Share Units, or Performance Units), if the Committee (as constituted immediately prior to the consummation of the transaction constituting the Change in Control) reasonably determines, in good faith, prior to the Change in Control that such outstanding Awards shall be honored or assumed, or new rights substituted therefore (such honored, assumed or substituted Award being hereinafter referred to as an “Alternative Award”) by the New Employer, provided that any Alternative Award must:

(i)	be based on shares of common stock that are traded on an established U.S. securities market;

(ii)

provide the Participant (or each Participant in a class of Participants) with rights and entitlements substantially equivalent to or better than the rights, terms and conditions applicable under such Award, including, but not limited to, an identical or better exercise or vesting schedule and identical or better timing and methods of payment;

(iii)	have substantially equivalent economic value to such Award (determined at the time of the Change in Control); and

(iv)

have terms and conditions which provide that in the event that the Participant suffers an involuntary termination (including a voluntary termination for “good reason”) within two years following the Change in Control any conditions on the Participant’s rights under, or any restrictions on transfer or exercisability applicable to, each such Award held by such Participant shall be waived or shall lapse, as the case may be.

Article 20. Amendment, Modification, Suspension, and Termination

20.1 Amendment, Modification, Suspension, and Termination. Subject to Sections 20.3 (Amendment, Modification, Suspension, and Termination/Awards Previously Granted) and 20.5 (Repricing Prohibition), the Committee may, at any time and from time to time, alter, amend, modify, suspend, or terminate this Plan and/or any Award Agreement in whole or in part; provided, however, that no material amendment of this Plan shall be made without shareholder approval if shareholder approval is required by law, regulation, or stock exchange rule.

20.2 Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. The Committee may make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (other than those described in Section 4.3 (Shares Subject to this Plan/Adjustments in Authorized Shares) hereof), affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent unintended dilution or enlargement of the benefits or potential benefits intended to be made available under this Plan. The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on Participants under this Plan.

20.3 Awards Previously Granted. Notwithstanding any other provision of this Plan to the contrary (other than Section 20.4 (Amendment, Modification, Suspension, and Termination/Amendment to Conform to Law)), no termination, amendment, suspension, or modification of this Plan or an Award Agreement shall adversely affect in any material way any Award previously granted under this Plan, without the written consent of the Participant holding such Award.

20.4 Amendment to Conform to Law. Notwithstanding any other provision of this Plan to the contrary, the Board of Directors may amend the Plan or an Award Agreement, to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of conforming the Plan or an Award Agreement to any present or future law relating to plans of this or similar nature (including, but not limited to, Code Section 409A), and to the administrative regulations and rulings promulgated thereunder. By accepting an Award under this Plan, a Participant agrees to any amendment made

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pursuant to this Section 20.4 (Amendment, Modification, Suspension, and Termination/Amendments to Conform to Law) to any Award granted under the Plan without further consideration or action.

20.5 Repricing Prohibition. Except to the extent (i) approved in advance by holders of a majority of the Shares of the Company entitled to vote generally in the election of Directors or (ii) provided in Section 4.3 (Shares Subject to this Plan/Adjustments in Authorized Shares), the Committee shall not have the power or authority to reduce, whether through amendment or otherwise, the Option Price or the Grant Price of any outstanding Option or SAR or to grant any new Award, or make any cash payment, in substitution for or upon the cancellation of Options or SARs previously granted.

Article 21. Withholding

21.1 Tax Withholding. The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, the amount necessary to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Plan.

21.2 Share Withholding. With respect to withholding required upon the exercise of Options or SARs, upon the lapse of restrictions on Restricted Stock and Restricted Stock Units, or upon the achievement of performance goals related to Performance Shares, or any other taxable event arising as a result of an Award granted hereunder, Participants may elect, subject to the approval of the Committee, to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares having a Fair Market Value on the date the tax is to be determined equal to the tax that will be imposed on the transaction. All such elections shall be irrevocable, made in writing, and signed by the Participant, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.

Article 22. Successors

All obligations of the Company under this Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

Article 23. General Provisions

23.1 Forfeiture Events.

(a)	Awards granted under this Plan shall be subject to the Company’s clawback or recoupment policy as in effect from time to time.

(b)

The Committee may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but shall not be limited to, termination of employment for cause, termination of the Participant’s provision of services to the Company, Affiliate, and/or Subsidiary, violation of material Company, Affiliate, and/or Subsidiary policies, breach of noncompetition, confidentiality, or other restrictive covenants that may apply to the Participant, or other conduct by the Participant that is detrimental to the business or reputation of the Company, its Affiliates, and/or its Subsidiaries.

(c)

If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, if the Participant knowingly or grossly negligently engaged

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in the misconduct, or knowingly or grossly negligently failed to prevent the misconduct, or if the Participant is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002, the Participant shall reimburse the Company the amount of any payment in settlement of an Award earned or accrued during the twelve- (12-) month period following the first public issuance or filing with the United States Securities and Exchange Commission (whichever just occurred) of the financial document embodying such financial reporting requirement.

23.2 Legend. The certificates for Shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer of such Shares.

23.3 Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the singular shall include the plural, and the plural shall include the singular.

23.4 Severability. In the event that any one or more of the provisions of this Plan shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby. If, in the opinion of any court of competent jurisdiction such covenants are not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of these covenants as to the court shall appear not reasonable and to enforce the remainder of these covenants as so amended.

23.5 Compliance with Legal and Exchange Requirements. The Plan, the granting and exercising of Awards thereunder, and any obligations of the Company under the Plan, shall be subject to all applicable federal and state laws, rules, and regulations, and to such approvals by any regulatory or governmental agency as may be required, and to any rules or regulations of any exchange on which the Shares are listed. The Company, in its discretion, may postpone the granting and exercising of Awards, the issuance or delivery of Shares under any Award or any other action permitted under the Plan to permit the Company, with reasonable diligence, to complete such stock exchange listing or registration or qualification of such Shares or other required action under any federal or state law, rule, or regulation and may require any Participant to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of Shares in compliance with applicable laws, rules, and regulations. The Company shall not be obligated by virtue of any provision of the Plan to recognize the exercise of any Award or to otherwise sell or issue Shares in violation of any such laws, rules, or regulations, and any postponement of the exercise or settlement of any Award under this provision shall not extend the term of such Awards. Neither the Company nor its directors or officers shall have any obligation or liability to a Participant with respect to any Award (or Shares issuable thereunder) that shall lapse because of such postponement.

23.6 No Limitation on Compensation. Nothing in the Plan shall be construed to limit the right of the Company to establish other plans or to pay compensation to its employees, in cash or property, in a manner which is not expressly authorized under the Plan.

23.7 Deferrals. The Committee may postpone the exercising of Awards, the issuance or delivery of Shares under any Award or any action permitted under the Plan to prevent the Company or any Subsidiary from being denied a Federal income tax deduction with respect to any Award other than an ISO, in accordance with Treas. Reg. 1.409A-1(b)(4)(ii).

23.8 Investment Representations. The Committee may require any individual receiving Shares pursuant to an Award under this Plan to represent and warrant in writing that the individual is acquiring the Shares for investment and without any present intention to sell or distribute such Shares.

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23.9 Employees Based Outside of the United States. Notwithstanding any provision of this Plan to the contrary, in order to comply with the laws in other countries in which the Company, its Affiliates, and/or its Subsidiaries operate or have Employees, Directors, or Third Party Service Providers, the Committee, in its sole discretion, shall have the power and authority to:

(a)	Determine which Affiliates and Subsidiaries shall be covered by this Plan;

(b)	Determine which Employees, Directors and/or Third Party Service Providers outside the United States are eligible to participate in this Plan;

(a)	Modify the terms and conditions of any Award granted to Employees, Directors and/or Third Party Service Providers outside the United States to comply with applicable foreign laws;

(b)

Establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable. Any subplans and modifications to Plan terms and procedures established under this Section 23.9 (General Provisions/Employees Based Outside of the United States) by the Committee shall be attached to this Plan document as appendices; and

(c)	Take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local government regulatory exemptions or approvals.

Notwithstanding the above, the Committee may not take any actions hereunder, and no Awards shall be granted, that would violate applicable law.

23.10 Uncertificated Shares. To the extent that this Plan provides for issuance of certificates to reflect the transfer of Shares, the transfer of such Shares may be accomplished on a noncertificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange.

23.11 Unfunded Plan. Participants shall have no right, title, or interest whatsoever in or to any investments that the Company, and/or its Subsidiaries, and/or its Affiliates may make to aid it in meeting its obligations under this Plan. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, beneficiary, legal representative, or any other individual. To the extent that any individual acquires a right to receive payments from the Company, its Subsidiaries, and/or its Affiliates under this Plan, such right shall be no greater than the right of an unsecured general creditor of the Company, a Subsidiary, or an Affiliate, as the case may be. All payments to be made hereunder shall be paid from the general funds of the Company, a Subsidiary, or an Affiliate, as the case may be and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in this Plan.

23.12 No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to this Plan or any Award. The Committee shall determine whether cash, Awards, or other property shall be issued or paid in lieu of fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.

23.13 No Impact on Benefits. Except as may otherwise be specifically stated under any employee benefit plan, policy or program, no amount payable in respect of any Award shall be treated as compensation for purposes of calculating a Participant’s right under any such plan, policy or program.

23.14 Compliance with Code Section 409A.

(a)

In General. The Plan is intended to be administered in a manner consistent with the requirements, where applicable, of Code Section 409A. Where reasonably possible and practicable, the Plan shall be administered in a manner to avoid the imposition on Participants of immediate tax

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recognition and additional taxes pursuant to such Section 409A. Notwithstanding the foregoing, neither the Company nor the Committee shall have any liability to any person in the event such Section 409A applies to any such Award in a manner that results in adverse tax consequences for the Participant or any of his beneficiaries or transferees.

(b)

Elective Deferrals. No elective deferrals or re-deferrals of compensation (as defined under Code Section 409A and/or guidance thereto) other than in regard to Deferred Stock Units and/or Restricted Stock Units are permitted under this Plan. Instead, any such elective deferrals of compensation shall only be permitted pursuant to the Company’s applicable nonqualified deferred compensation plan.

(c)

Applicable Requirements. To the extent any of the Awards granted under this Plan are deemed “deferred compensation” and hence subject to Code Section 409A, the following rules shall apply to such Awards:

(i)

Mandatory Deferrals. If the Company decides that the payment of compensation under this Plan shall be deferred within the meaning of Code Section 409A, then, except as provided pursuant to Treas. Reg. 1.409A-1(b)(4)(ii), at grant of the Award to which such compensation payment relates, the Company shall specify the date(s) at which such compensation will be paid in the Award Agreement.

(ii)

Initial Deferral Elections. For Awards of Deferred Stock Units and Restricted Stock Units where the Participant is given the opportunity to elect the timing and form of the payment of the underlying Shares at some future time once any requirements have been satisfied, the Participant must make his or her initial deferral election for such Award in accordance with the requirements of Code Section 409A, i.e., within thirty (30) days of first becoming eligible to receive such award or prior to the start of the year in which the Award is granted to the Participant, in each case pursuant to the requirements of Code Section 409A and Treas. Reg. Section 1.409A-2.

(iii)

Subsequent Deferral Elections. To the extent the Company or Committee decides to permit compensation subject to Code Section 409A to be re-deferred pursuant to Treas. Reg. 1.409A-2(b), then the following conditions must be met: (1) such election will not take effect until at least 12 months after the date on which it is made; (2) in the case of an election not related to a payment on account of disability, death, or an unforeseeable emergency, the payment with respect to which such election is made must be deferred for a period of not less than five years from the date such payment would otherwise have been paid; and, (3) any election related to a payment at a specified time or pursuant to a fixed schedule (within the meaning of Treas. Reg. 1.409A-3(a)(4)) must be made not less than 12 months before the date the payment is scheduled to be paid.

(iv)

Timing of Payments. Payment(s) of compensation that is subject to Code Section 409A shall only be made upon an event or at a time set forth in Treas. Reg. 1.409A-3, i.e., the Participant’s separation from service, the Participant’s becoming disabled, the Participant’s death, at a time or a fixed schedule specified in the Plan or an Award Agreement, a change in the ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets of the corporation, or the occurrence of an unforeseeable emergency.

(v)

Certain Delayed Payments. Notwithstanding the foregoing, to the extent an amount was intended to be paid such that it would have qualified as a short-term deferral under Code Section 409A and the applicable regulations, then such payment is or could be delayed if the requirements of Treas. Reg. 1.409A-1(b)(4)(ii) are met.

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(vi)

Acceleration of Payment. Any payment made under this Plan to which Code Section 409A applies may not be accelerated, except in accordance with Treas. Reg. 1.409A-3(j)(4), i.e., upon a Participant’s separation from service, the Participant becomes disabled, the Participant’s death, a change of ownership or effective control, or in the ownership of a substantial portion of the assets, or upon an unforeseeable emergency (all as detailed in Treas. Reg. 1.409A-3(a)).

(d)

Determining “Controlled Group”. In order to determine for purposes of Code Section 409A whether a Participant or Eligible Individual is employed by a member of the Company’s controlled group of corporations under Code Section 414(b) (or by a member of a group of trades or businesses under common control with the Company under Code Section 414(c)) and, therefore, whether the Shares that are or have been purchased by or awarded under this Plan to the Participant are shares of “service recipient” stock within the meaning of Code Section 409A:

(i)

In applying Code Section 1563(a)(1), (2) and (3) for purposes of determining the Company’s controlled group under Code Section 414(b), the language “at least 50 percent” is to be used instead of “at least 80 percent” each place it appears in Code Section 1563(a)(1), (2) and (3);

(ii)

In applying Treasury Regulation Section 1.414(c)-2 for purposes of determining trades or businesses under common control with the Corporation for purposes of Code Section 414(c), the language “at least 50 percent” is to be used instead of “at least 80 percent” each place it appears in Treasury Regulation Section 1.414(c)-2; and

(iii)

Notwithstanding the above, to the extent that the Company finds that legitimate business criteria exist within the meaning of Treas. Reg. 1.409A-1(b)(5)(E)(1), then the language “at least 50 percent” in clause (i) and (ii) above shall instead be “at least 20 percent.”

23.15 Nonexclusivity of this Plan. The adoption of this Plan shall not be construed as creating any limitations on the power of the Board or Committee to adopt such other compensation arrangements as it may deem desirable for any Participant.

23.16 No Constraint on Corporate Action. Nothing in this Plan shall be construed to: (i) limit, impair, or otherwise affect the Company’s or a Subsidiary’s or an Affiliate’s right or power to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets; or, (ii) limit the right or power of the Company or a Subsidiary or an Affiliate to take any action which such entity deems to be necessary or appropriate.

23.17 Headings and Captions. The headings and captions herein are provided for reference and convenience only, shall not be considered part of this Plan, and shall not be employed in the construction of this Plan.

23.18 Governing Law. The Plan and each Award Agreement shall be governed by the laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Plan to the substantive law of another jurisdiction. Unless otherwise provided in the Award Agreement, recipients of an Award under this Plan are deemed to submit to the exclusive jurisdiction and venue of the federal or state courts of Delaware, to resolve any and all issues that may arise out of or relate to this Plan or any related Award Agreement.

23.19 Delivery and Execution of Electronic Documents. To the extent permitted by applicable law, the Company may (i) deliver by email or other electronic means (including posting on a web site maintained by the Company or by a third party under contract with the Company) all documents relating to the Plan or any Award thereunder (including without limitation, prospectuses required by the U.S. Securities and Exchange Commission) and all other documents that the Company is required to

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deliver to its security holders (including without limitation, annual reports and proxy statements) and (ii) permit Participants to electronically execute applicable Plan documents (including, but not limited to, Award Agreements) in a manner prescribed by the Committee.

23.20 No Representations or Warranties Regarding Tax Affect. Notwithstanding any provision of the Plan to the contrary, the Company, its Affiliates and Subsidiaries, the Board and the Committee neither represent nor warrant the tax treatment under any federal, state, local or foreign laws and regulations thereunder (individually and collectively referred to as the “Tax Laws”) of any Award granted or any amounts paid to any Participant under the Plan including, but not limited to, when and to what extent such Awards or amounts may be subject to tax, penalties and interest under the Tax Laws.

23.21 Indemnification. Subject to requirements of Delaware law, each individual who is or shall have been a member of the Board, or a Committee appointed by the Board, or an officer of the Company to whom authority was delegated in accordance with Article 3 (Administration), shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under this Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his/her own behalf, unless such loss, cost, liability, or expense is a result of his/her own willful misconduct or except as expressly provided by statute.

The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such individuals may be entitled under the Company’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

23.22 Information to Governmental Entities. Notwithstanding anything in this Plan or the terms and conditions of any Award to the contrary, nothing in this Plan or in any Award terms and conditions prevents a Participant from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations and for purpose of clarity a Participant is not prohibited from providing information voluntarily to the Securities and Exchange Commission pursuant to Section 21F of the Securities Exchange Act of 1934.

2022 Notice and Proxy Statement	137

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A	Proposals – The Board of Directors recommends a vote FOR the 13 nominees for director.

1. Election of Directors:	For	Withhold		For	Withhold		For	Withhold

01 - Philip M. Bilden	☐	☐	02 - Augustus L. Collins	☐	☐	03 - Kirkland H. Donald	☐	☐

04 - Victoria D. Harker	☐	☐	05 - Frank R. Jimenez	☐	☐	06 - Christopher D. Kastner	☐	☐

07 - Anastasia D. Kelly	☐	☐	08 - Tracy B. McKibben	☐	☐	09 - Stephanie L. O’Sullivan	☐	☐

10 - C. Michael Petters	☐	☐	11 - Thomas C. Schievelbein	☐	☐	12 - John K. Welch	☐	☐

13 - Stephen R. Wilson	☐	☐

A	The Board of Directors recommends a vote FOR Proposals 2, 3 and 4 and AGAINST Proposal 5.

	For	Against	Abstain		For	Against	Abstain
2. Approve executive compensation on an advisory basis	☐	☐	☐	3. Ratify the appointment of Deloitte & Touche LLP as independent auditors for 2022	☐	☐	☐

4. Approve the Huntington Ingalls Industries, Inc. 2022 Long-Term Incentive Stock Plan	☐	☐	☐	5. Stockholder proposal to reduce the threshold at which stockholders can require a special meeting of stockholders	☐	☐	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. – Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian or custodian, please give full title.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.
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03L5LD

The 2022 Annual Meeting of Stockholders of Huntington Ingalls Industries, Inc. will be held on

Tuesday, May 3, 2022 at 11:00 A.M. EDT, virtually via the internet at https://meetnow.global/MW6JXNH.

To participate in the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form.

Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/Hll

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

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Proxy – Huntington Ingalls Industries, Inc.

Notice of 2022 Annual Meeting of Stockholders

This proxy is solicited on behalf of the Board of Directors of Huntington Ingalls Industries, Inc.

The undersigned, having received the Notice of 2022 Annual Meeting of Stockholders and Proxy Statement, appoints Chad N. Boudreaux and Charles R. Monroe, Jr., and each of them, Proxies with full power of substitution, for and in the name of the undersigned, to vote all shares of common stock of Huntington Ingalls Industries, Inc. owned of record by the undersigned, and which the undersigned is entitled to vote, in each case on all matters that may come before the 2022 Annual Meeting of Stockholders to be held on May 3, 2022, at 11:00 a.m. EDT, virtually via the internet, and any adjournments or postponements thereof.

If shares are held on your behalf under any of the Company savings plans, the proxy serves to provide confidential instructions to the plan Trustee, who then votes the shares. Instructions must be received by 11:59 p.m. EDT on April 28, 2022, to be included in the tabulation to the plan Trustee. For shares represented by proxies not received by this date, the applicable plan Trustee will treat the received proxies as instructions to vote the respective plan shares in the same proportion as shares held under the plan for which voting instructions have been received, unless contrary to ERISA.

Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxies will vote FOR the 13 nominees for director, FOR Proposals 2, 3 and 4 and AGAINST Proposal 5.

The Proxies are authorized to vote in their discretion upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)

D	Non-Voting Items

Change of Address – Please print new address below.	Comments – Please print your comments below.	Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting.	☐